  As filed with the Securities and Exchange Commission on July 26, 1999
                                                     Registration No. 333-78481
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                ---------------

                             Amendment No. 4
                                      To
                                   FORM F-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------

                              CREO PRODUCTS INC.
            (Exact name of Registrant as specified in its charter)

             Canada                               3555                          NOT APPLICABLE
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)           Identification Number)

 3700 Gilmore Way, Burnaby, British Columbia, Canada, V5G 4M1, (604) 451-2700

                                ---------------

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             CT Corporation System
            1633 Broadway, New York, New York 10019, (212) 664-1666
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:

             Douglas H. Collom, Esq.                             Robert B. Knauss, Esq.
           Christopher J. Ozburn, Esq.                         Lisa M. Wiens-Sinko, Esq.
               Jon P. Layman, Esq.                             MUNGER, TOLLES & OLSON LLP
           Priya Cherian Huskins, Esq.                           355 South Grand Avenue
         WILSON SONSINI GOODRICH & ROSATI                              35th Floor
             Professional Corporation                        Los Angeles, California 90071
                650 Page Mill Road                                   (213) 683-9100
           Palo Alto, California 94304
                  (650) 493-9300

                                ---------------

       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this registration statement.

                                ---------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_______________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]________________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                                                       Proposed Maximum
                                                      Proposed Maximum    Aggregate
Title of Each Class of Securities to   Amount to be    Offering Price      Offering        Amount of
           be Registered              Registered(1)     Per Share(2)     Price(1)(2)    Registration Fee
--------------------------------------------------------------------------------------------------------
Common shares, without par value...  5,750,000 shares      $15.00         86,250,000       $23,978(3)
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

(1) Includes (A) common shares that are to be offered and sold in the United States, (B) common shares that are to be offered and sold outside the United States in transactions that are not subject to registration under the Securities Act of 1933, as amended, but that may be resold from time to time in the United States during the distribution, and (C) an aggregate of 750,000 common shares that the underwriters have the option to purchase from the selling shareholders to cover over-allotments, if any.
(2) Estimated solely to calculate the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(3) Previously paid.
                                ---------------

  The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     PART I

                                EXPLANATORY NOTE

  The prospectus relating to common shares registered hereby to be offered in the United States (U.S. Prospectus) is set forth following this page. The prospectus relating to common shares registered hereby to be offered in Canada (Canadian Prospectus) will consist of certain alternate pages to pages in the U.S. Prospectus and the balance of the pages included in the U.S. Prospectus for which no alternate page is provided. The U.S. Prospectus and the Canadian Prospectus are substantially identical except that they contain different front and back cover pages and the Canadian Prospectus contains additional sections under the captions "Summary--Risk Factors," "Eligibility for Investment," "Material Contracts," "Prior Sales of Common Shares," "Purchasers' Statutory Rights," "Certificate of Creo Products Inc." and "Certificate of the Underwriters" and does not contain the sections included in the U.S. prospectus under the captions "Exchange Rate Information," "Taxation," "Exchange Controls," "Where You Can Find More Information" and "Risk Factors - Since Creo is a Canadian company and most of our assets and key personnel are located in Canada, you may not be able to enforce any U.S. judgment for claims you may bring against us, our assets or our key personnel." In addition, there are variations in sequence of particular sections.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The Information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 26, 1999

PROSPECTUS

                                5,000,000 Shares

                          [LOGO OF CREO PRODUCTS INC.]

                               Creo Products Inc.
                                 Common Shares

                                   --------

  Creo Products Inc. is selling 4,000,000 common shares and the selling shareholders named in this prospectus are selling 1,000,000 common shares. Creo will not receive any proceeds from the sale of the shares by the selling shareholders. The underwriters named in this prospectus have the option to purchase up to 750,000 additional common shares from the selling shareholders to cover over-allotments.

  This is an initial public offering of common shares. Creo currently expects the initial public offering price to be between $13.00 and $15.00 per share, and has applied to have the common shares included for quotation on the Nasdaq National Market under the symbol "CREO" and listed on the Toronto Stock Exchange under the symbol "CEC".

                                   --------

  Investing in the common shares involves risks. See "Risk Factors" beginning on page 8.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   --------

                                                                     Per
                                                                    Share Total
                                                                    ----- -----
Public Offering Price.............................................. $     $
Underwriting Discount.............................................. $     $
Proceeds to Creo (before expenses)................................. $     $
Proceeds to the Selling Shareholders (before expenses)............. $     $

  The underwriters are offering the shares subject to various conditions. The
underwriters expect to deliver the shares to purchasers on or about     , 1999.

                                   --------

Salomon Smith Barney
                       Merrill Lynch & Co.
                                             RBC Dominion Securities Corporation

      , 1999

[Description of Inside Front Cover]

The top half of the inside front cover features a large circle encapsulating a smaller circle. The two concentric circles contain four photos of people and printing processes. A pair of lines forming cross-hares divides the circles at an angle and extends to divide the page. Below and curving around the bottom portion of the large circle runs a caption reading, "It is important to us that Creo be recognized as a company that cares about customer success." Below this caption and circle are eight line of text reading: "Creo Products Inc. is a leading developer, manufacturer, and distributor of advanced digital systems that transfer computer files directly onto printing plates. Our solutions are designed to enable commercial printers to operate their presses more profitably and to respond to increasing customer demands for tighter deadlines, higher color quality and shorter print runs." Centered near the bottom of the page is the CREO logo.

[Description of the Gate]

     Centered in the top half of the lefthand page of the gate are three paragraphs of text. The first paragraph states: "In 1994, Creo delivered the first commercial computer-to-plate system for plate production. Our digital prepress solutions include a comprehensive line of precision imaging equipment and workflow management software systems." The second paragraph reads: "Creo CTP technology accepts digitized text, graphic images and line artwork directly from desktop publishing and scanning systems. It transfers this data directly onto proofing media and printing plates without the need for intermediate films." The third paragraph reads: "In 1997, Creo established a joint venture with Heidelberger Druckmaschinen AG, the world's largest press manufacturer, effectively broadening our presence into over 160 countries worldwide." Below this text is an box labeled "Creo Computer-to-Plate Solution". Below the label, the caption "Digitization of legacy film" accompanies a small icon representing a scanner. Immediately below this caption and icon, the caption "Original digital pages" accompanies an icon of a computer. An arrow between the two icons points from left to right toward a second icon of a computer captioned "Digital Prepress." A similar arrow points to an icon resembling a desktop printer encaptioned "Digital Proofing". Another arrow continues the progression to a similar icon encaptioned "Digital Plating." Immediately to the right of this icon is a vertical dotted line with a final arrow pointing to an icon representing a printing press encaptioned "Printing"

     The top half of the righthand page of the gate features a large circle encapsulating a smaller circle and four photos of people using computers. A pair of lines forming cross-hares divides the circles at an angle and extends to divide entire gate spread. Below and curving around the bottom portion of the large circle runs a caption reading "Creo advanced workflow management software is designed for maximum versatility and productivity." Seven small photophraphs of Creo products with captions follow the outside curve of the large circle. At the top left, the caption "Renaissance copydot scanning system" accompanies a photograph of that product. Below that, the caption "Trendsetter Spectrum digital halftone proofing system" appears below a photograph of that product. Below this and to the right, the caption "Trendsetter semi-automatic platemaking system" accompanies a photograph of that product. Below this and further to the right, the caption "Very Large Format Trendsetter" appears below that product. Nearing the bottom of the circle, the caption "Platesetter 3244 fully automated platemaking system" accompanies that product." To the right appears the caption "ThermoFlex flexographic platemaking system" with its corresponding product image. Finally and furthest right, the caption "Very Large Format Platesetter" appears below a photograph of this product. Centered in the gate near the bottom of the spread is the CREO logo.

  You should rely only on the information contained in this prospectus. Creo has not authorized anyone to provide you with different information. Creo is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date of this prospectus.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   5
Risk Factors.............................................................   8
Forward-Looking Statements...............................................  17
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Additional Information About Creo........................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Consolidated Financial Data.....................................  20
Exchange Rate Information................................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  34
Management...............................................................  46
Interests of Management and Others in Certain Material Transactions......  54
Principal and Selling Shareholders.......................................  55
Description of Share Capital.............................................  59
Taxation.................................................................  61
Exchange Controls........................................................  64
Underwriting.............................................................  65
Shares Eligible for Future Sale..........................................  68
Legal Matters............................................................  70
Experts..................................................................  70
Where You Can Find More Information......................................  71
Index to Financial Statements............................................ F-1

  Until      , 1999, all dealers that buy, sell or trade the common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before buying shares in this offering. You should read the entire prospectus carefully.

  Please also note that, except where otherwise indicated:

  . The capitalization information in this prospectus is based upon information as of March 31, 1999.

  . The information in this prospectus takes into account a 2-for-1 stock split effected in May 1999.

  . The information in this prospectus assumes no exercise of the underwriters' over-allotment option.

  . In this prospectus, "Creo," "we," "us," and "our" refer to Creo Products Inc. and its subsidiaries.

  All dollar amounts in this prospectus are stated in U.S. dollars unless stated otherwise. At March 31, 1999, the noon buying rate in New York City for cable transfers in Canadian dollars was US$1.00=C$1.5092 as certified for customs purposes by the Federal Reserve Bank of New York.

                               Creo Products Inc.

  Creo is a leading developer, manufacturer and distributor of comprehensive "computer-to-plate" digital solutions that automate the prepress phase of commercial printing, in which master printing plates are created prior to actual printing. Our computer-to-plate technology transfers digitized text, graphic images and line artwork from desktop publishing computer systems directly onto printing plates, eliminating labor-intensive, complex and costly preparatory steps required by the conventional prepress process. We offer a comprehensive line of precision imaging equipment, including scanners, proofing devices and output devices, as well as workflow management software. The principal features of our solutions are:

  . End-to-End Prepress Solutions. Our solutions integrate a complete range of Creo products that address the entire prepress process.

  . Open Architecture and Connectivity. Our solutions support industry-standard file formats, accommodate a wide variety of input media and are adaptable to emerging file formats.

  . Modularity and Versatility. The components of our solutions are modular and can be used separately or assembled in a variety of configurations to meet the needs of customers with varying print volumes and press sizes.

  . Knowledgeable and Comprehensive Customer Support. We offer comprehensive pre-sale evaluation, installation, system integration, training and post-sale support through our knowledgeable and experienced field service organization.

  Our computer-to-plate technologies enable printers to use printing presses more profitably, while improving their ability to meet customer demands for tighter deadlines, better and more consistent color quality, shorter print runs, and greater customization of print jobs.

  Since 1994, more than 900 of our computer-to-plate imaging systems have been installed in 29 countries. This is more than twice the number of installed systems of any of our competitors. Nine of the ten largest commercial printers in North America are adopting Creo systems as their computer-to-plate solution. Creo systems are currently used in the production of high-circulation glossy magazines, including Glamour, Newsweek, Scientific American, Sports Illustrated and Time, as well as other documents such as color brochures and catalogs.

  Although many of the largest commercial printers have begun to adopt computer-to-plate solutions, we believe the market is still developing, especially among small and mid-size commercial printers, most of whom have not adopted computer-to-plate solutions. We believe that less than 20% of commercial printers in the world currently use computer-to-plate solutions. According to a June 1999 report prepared for Creo by Cloud Information Services, an industry research group based in Nashau, New Hampshire, computer-to-plate unit shipments worldwide are expected to grow at a compound annual growth rate of over 25% from 1999 through 2003.

  We have demonstrated leadership in developing innovative prepress technology. For example, we were the first to commercialize a fully integrated high-speed computer-to-plate solution. Our innovations have helped to establish thermal imaging in which laser beams are used to precisely imprint heat-sensitive printing plates as the industry standard for computer-to-plate technology. Our research and development efforts are currently focused on next-generation digital prepress technology, including digital offset press products, which transfer digital data directly onto a printing press. As of March 31, 1999, we held 30 U.S. and foreign patents, and had 39 U.S. and foreign patent applications pending.

  An important part of our growth strategy has been establishing strategic alliances with major industry participants. In October 1997, we formed a joint venture with Heidelberger Druckmaschinen AG, to develop, manufacture, market and distribute our computer-to-plate solutions worldwide. Heidelberg is the world's largest press manufacturer, with offices in more than 160 countries. Heidelberg has substantial international marketing and distribution channels for commercial printing presses and prepress equipment, and an extensive customer support and service organization. In the six months ended March 31, 1999, our product revenue from the joint venture was $27.1 million, which represented 34.8% of our total revenue. We have also entered into a separate agreement with Heidelberg to collaborate on the development of digital offset press technology.

  Despite our successes, we face many challenges and risks. For example, small and mid-size commercial printers may not adopt our computer-to-plate solutions as readily as many of the largest commercial printers have. In addition, we face intense competition from other manufacturers of computer-to-plate products, many of which are much larger than we are and have significantly greater resources and more established distribution channels than ours. See "Risk Factors."

  Our principal office is located at 3700 Gilmore Way, Burnaby, British Columbia, Canada, V5G 4M1, and our telephone number is (604) 451-2700. This prospectus contains trademarks and registered trademarks of Creo and of other companies.

                                  The Offering

 Common shares offered by Creo................... 4,000,000 shares
 Common shares offered by the selling
  shareholders................................... 1,000,000 shares
    Total........................................ 5,000,000 shares
 Common shares to be outstanding after the
  offering....................................... 32,027,854 shares
 Use of proceeds................................. We intend to use the proceeds of this offering for working
                                                  capital and other general
                                                  corporate purposes.
 Proposed Nasdaq National Market symbol.......... CREO
 Proposed Toronto Stock Exchange symbol.......... CEC

  We are obligated to issue common shares upon exercise of outstanding options and warrants in addition to the common shares to be outstanding after the offering. If and when these options and warrants are exercised, the percentage of common shares you own will be diluted. The following is a summary of the additional issuable common shares:

  . 4,595,232 common shares issuable upon exercise of outstanding options, which have a weighted average exercise price of C$11.75 per share; and

  . 24,598 common shares issuable upon exercise of outstanding warrants, which have a weighted average exercise price of $9.38.

                        Summary Selected Financial Data

  Our consolidated financial statements were prepared in accordance with Canadian GAAP, which differs from United States GAAP. The "As Adjusted" numbers in the table below reflect the sale of the 4,000,000 common shares offered by Creo at the assumed initial public offering price of $14.00 per share and the receipt of net proceeds from this offering.

                                                                      Six Months Ended
                                  Year Ended September 30,                March 31,
                          ------------------------------------------- -----------------
                           1994     1995     1996     1997     1998     1998     1999
                          -------  -------  -------  ------- -------- -------- --------
                                    (in thousands, except per share data)
Amounts under Canadian
GAAP
Statement of Operations
Data:
Total revenue...........  $ 6,089  $19,835  $47,938  $95,583 $128,848 $ 59,249 $ 78,057
Gross profit............    1,500    4,968   16,172   41,949   57,631   26,060   37,369
Earnings (loss) from
 operations.............   (3,312)  (8,074)  (7,360)   8,287   19,346    8,847   13,715
Net earnings (loss).....   (2,560)  (5,323)  (7,243)   5,837   11,090    5,126    7,631
Basic earnings (loss)
 per share..............  $ (0.17) $ (0.30) $ (0.34) $  0.26 $   0.44 $   0.21 $   0.28
                          =======  =======  =======  ======= ======== ======== ========
Fully diluted earnings
 (loss) per share.......  $ (0.17) $ (0.30) $ (0.34) $  0.24 $   0.41 $   0.19 $   0.25
                          =======  =======  =======  ======= ======== ======== ========
Shares used in per share
 calculation
 Basic..................   15,075   17,848   21,209   22,769   25,025   24,998   27,276
 Fully diluted..........   15,075   17,848   21,209   30,428   30,502   30,499   32,648
                                                                            As at
                                                                       March 31, 1999
                                                                      -----------------
                                                                                  As
                                                                       Actual  Adjusted
                                                                      -------- --------
                                                                       (in thousands)
Balance Sheet Data:
Cash and cash equivalents........................................     $ 37,150 $ 88,380
Working capital..................................................       59,039  110,269
Total assets.....................................................      136,890  188,120
Shareholders' equity.............................................       89,742  140,972
                                                                      Six Months Ended
                                  Year Ended September 30,                March 31,
                          ------------------------------------------- -----------------
                           1994     1995     1996     1997     1998     1998     1999
                          -------  -------  -------  ------- -------- -------- --------
                                    (in thousands, except per share data)
Amounts under U.S. GAAP
Net earnings (loss).....  $(2,469) $(5,231) $(6,938) $ 6,081 $ 10,358 $  4,394 $  7,631
 Basic earnings (loss)
  per share.............  $ (0.16) $ (0.29) $ (0.33) $  0.27 $   0.41 $   0.18 $   0.28
                          =======  =======  =======  ======= ======== ======== ========
 Diluted earnings (loss)
  per share.............  $ (0.16) $ (0.29) $ (0.33) $  0.25 $   0.38 $   0.16 $   0.27
                          =======  =======  =======  ======= ======== ======== ========
Shares used in per share
 calculation
 Basic..................   15,075   17,848   21,209   22,769   25,025   24,998   27,276
 Diluted................   15,075   17,848   21,209   24,191   27,036   27,424   28,067

                                  RISK FACTORS

  Investing in our common shares involves a high degree of risk. You should carefully consider the risks described below as well as all the other information in this prospectus--including our financial statements and related notes--before investing in our common shares. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The trading price of our common shares could decline due to any of these risks, and you could lose all or part of your investment.

If our computer-to-plate solutions do not gain broad market acceptance among small and mid-size printers, our revenues will be flat or will decline.

  Adoption of computer-to-plate technology requires commercial printers to make significant and costly changes to their prepress operations. To date, our computer-to-plate solutions have been adopted principally by large, multi-plant commercial printers. Small and mid-size printers may be slower to adopt our computer-to-plate solutions because of the cost or because of the reluctance of these printers to interfere with existing relationships with other suppliers of prepress equipment. If these small and mid-size printers do not adopt our computer-to-plate solutions, our revenues will be flat or will decline.

If our joint venture with Heidelberg is unsuccessful or is terminated, our operating costs will increase if we are not able to rechannel our resources quickly enough, and our revenues will also decline.

  Our operating and financial performance depends substantially on our joint venture with Heidelberg. Since we have a relationship with Heidelberg, we have not developed for ourselves the manufacturing, marketing, distribution and customer service and support capabilities that Heidelberg contributes to the joint venture. For example, we depend on Heidelberg's:

  . manufacturing capabilities for most of our 4-page and 8-page computer-to-plate output devices;

  . worldwide marketing and distribution networks for the sale of our products under the joint venture;

  . worldwide service and customer support organization for service support outside North America; and

  . product development funding for products to be commercialized by the joint venture.

  If the joint venture is unsuccessful in these areas, or if it were to terminate, we would be forced to develop for ourselves additional manufacturing, marketing, distribution and customer service and support capabilities to replace those currently provided by Heidelberg. Developing these capabilities would increase our operating costs and, if we were unable to develop them quickly enough, our revenues would decline.

  For more information about our joint venture with Heidelberg, see "Business-- Our Joint Venture with Heidelberg."

We must continue to overcome significant and increasing competition in the digital prepress market in order to continue our growth and profitability.

  Direct competition among providers of digital prepress solutions is likely to increase as the demand for these solutions increases. Increased competition is likely to result in price reductions, reduced gross margins, longer sales cycles and loss of market share, any of which would seriously harm our business and results of operations. We cannot be certain that we will be able to compete successfully against current or future competitors or that competitive pressures will not seriously harm our business.

  We face intense direct competition from other manufacturers of computer-to-plate products including Scitex Corporation Ltd., Agfa-Gevaert N.V., Dainippon Screen Mfg. Co. Ltd., Barco N.V. and Cymbolic Sciences International, Inc. Many of our competitors are substantially larger than we are and have significantly greater financial, sales and marketing, technical, manufacturing and other resources and more established distribution channels. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Furthermore, some of our competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties in the industry, such as plate suppliers and press manufacturers, to increase their ability to rapidly gain market share by addressing the needs of our prospective customers.

  We expect that, as industry standards and customer requirements evolve, our competitors will continue to improve the performance of their current products and introduce new products or new technologies that may supplant or provide lower cost alternatives to our products. Successful new product introductions or enhancements by our competitors could reduce the sales or market acceptance of our products and services, perpetuate intense price competition or make our products obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. We cannot be sure that we will have sufficient resources to make those investments or that we will be able to make the technological advances necessary to be competitive. As a result, we may not be able to compete effectively against our competitors.

You should not rely on our past results to predict our future performance because our operating results may fluctuate.

  Our past revenue growth rates and other operating results may not be accurate indicators of our future performance. In addition, our operating expenses, which include product development, sales and marketing and general and administration expenses, are relatively fixed in the short term. If our revenue is lower than we expect because we sell fewer computer-to-plate products than we anticipate or if there is a delay in the release of new products, we may not be able to quickly reduce our operating expenses in response. Our operating results could be affected in particular by:

  . changes in the capital budgets of our customers, which may cause seasonal or other fluctuations in the volume and timing of orders for our products;

  . the length of our product sales cycle, especially for our higher priced and more complex products; and

  . fluctuations in the performance of the Heidelberg joint venture, which could make it difficult for us to predict and control our expenses associated with the joint venture operations.

  Our operating results have fluctuated in the past, and it is likely that in some future quarter our operating results may be below the expectations of public market analysts and investors and, as a result, the price of our common shares may fall.

If we are unable to maintain our supply of key product components that are produced by a limited number of suppliers, we will not be able to deliver our products to our customers on a timely basis.

  We depend on other companies for some of the key components of our products, including, most significantly, our thermal imaging heads. Although we have not experienced problems with the supply of these components in the past, we may in the future, and we may need to find additional suppliers. Because there is a limited number of potential suppliers of the components, it may be difficult for us to find qualified suppliers. In addition, because some of these components are complex, lead times for production can vary significantly and, as a result, it may be difficult to replenish our inventories of these components. A failure to maintain a reliable supply of key components could cause our operating results to suffer.

Our products may have unforeseen defects, which could harm our reputation, impede market acceptance of our products and negatively impact our operating results.

  Our products and some of the key components supplied to us by other companies incorporate complex imaging technology, software and hardware. Despite rigorous testing, undetected errors, defects or bugs may cause failures at any time. We may not be able to sell our products if they have reliability, quality or compatibility problems. Moreover, errors, defects or bugs can result in additional development costs, diversion of technical and other resources from our other development efforts, warranty claims by our customers or others against us, or the loss of credibility with our current and prospective customers.

  In late 1997, a number of the thermal imaging heads installed in our computer-to-plate output devices failed as a result of environmental conditions prevailing at some of our customers' sites. This resulted in a design change to all of our thermal heads and delayed the shipment of our computer-to-plate output devices for three months. Although this particular incident did not result in material losses for Creo, a similar incident in the future might hurt our business because of the loss of customer sales if we were unable to correct the problem.

  Our agreements with our customers typically contain provisions designed to limit our product liability exposure, but these may not be effective in all circumstances. We carry product liability insurance that we consider adequate, but a successful claim against us for an amount exceeding our policy limits would force us to use our own resources to pay the claim, which would result in a reduction in our working capital available for other uses, as well as an increase in our expenses and a negative effect on our results of operations.

If we are not able to continue to establish and maintain relationships with plate suppliers and press manufacturers, our ability to grow our business will suffer.

  Plate suppliers and press manufacturers assist us in developing our technology, facilitating broad market acceptance of our products, and enhancing our sales, marketing and distribution capabilities. For example, through our joint venture, Heidelberg provides us with significant sales, marketing and distribution capabilities for our products, as well as research and development resources. In addition, our strategic business alliances with suppliers of printing plates have allowed us to enhance the compatibility of our technology with those suppliers' printing plates. If we are unable to maintain these existing strategic alliances and to establish additional relationships, we would lose these additional capabilities, our products might be less attractive to our potential customers and our operating results could be negatively affected.

Adapting to new technologies, such as digital offset printing technology and to changing customer preferences, such as greater customization of print jobs, will cause us to incur substantial costs. If we are unable to adapt to current and future changes in technology and customer preferences, our products and services may become obsolete.

  The digital prepress market is characterized by rapid technological change, evolving industry standards, frequent new product introductions and enhancements, and changing customer demands. Accordingly, our future success will depend on our ability to invest significantly in research and development, to develop, introduce and support new products and enhancements on a timely basis and to gain market acceptance of our products. New products can require significant time and investment to achieve profitability. Our efforts to introduce new products or services may not be successful or profitable. If we are unable to introduce new products and services that our customers want, our revenues and other operating results will be negatively affected.

  A number of companies, including Creo, are currently working with press manufacturers to develop products that use next generation digital offset printing technology as a digital prepress solution. Although the number of digital offset printing products currently available is limited, it is likely that new digital offset printing products will be introduced. Although we expect that various digital prepress technologies, including computer-to-plate technology, will co-exist for the foreseeable future, digital offset printing products could in time replace or provide lower-cost alternatives to our existing computer-to-plate solutions, causing them to become obsolete. In addition, recent innovations in xerography, the printing process used in most office copiers, could make it a more economic alternative to offset printing for short print runs.

  Although our products are designed to be compatible with most major media sources, file formats, computing platforms, operating systems and databases, future enhancements or upgrades of these formats or systems could result in incompatibility with our products. If this were to happen, we would have to redesign and reconfigure our products to ensure continuing compatibility, which could delay product introductions and could increase our costs.

If outside funding of our research and product development activities were to decline, we would be forced to reduce those activities or to divert our own resources away from other uses in order to fund our research and development activities.

  Our investment in research and development has been subsidized in part by funding received from plate suppliers, press manufacturers and our customers in connection with specific product development initiatives undertaken at their request. We also receive investment tax credits for our research and development activities. During fiscal 1998, Heidelberg, other press and plate suppliers and Canadian Government investment tax credits provided research and development funding equal to 21.5%, 22.8% and 19.5% of our gross research and development expenditure for the period. Although we do not currently believe that this outside funding will be reduced or eliminated, it could be reduced or eliminated in the future, as a result of changes in our relationships with press and plate suppliers or changes in Canadian Government policy. If these outside funding sources were to reduce or eliminate the amount of funding available to us, we would be required to use our own working capital to fund our research and development activities, or we would be required to reduce those activities. Our ability to develop new products and technologies is an important factor in our ability to remain competitive. If we were unable to fund research and development activities at levels sufficient to develop our products and technology, it may be difficult for us to remain competitive. If we are required to divert our own funds from other uses to fund our research and development activities, the reduction in funding would cause those other aspects of our business to suffer.

If we are not able to retain our Chief Executive Officer, Amos Michelson, our President and chief technologist, Daniel Gelbart, and other key personnel, our business would lose its key executive leadership and our ability to maintain our competitive position would be jeopardized.

  Our ability to maintain our competitive position depends to a significant extent on the efforts and abilities of our senior management, particularly Amos Michelson, our Chief Executive Officer, and Dan Gelbart, our President and chief technologist. We do not have employment agreements with either of these individuals or any other key executives. Their managerial, technical and other services would be difficult to replace, and if we lose the services of one or more of our executive officers, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business would be seriously harmed. The loss of their services would jeopardize our ability to maintain our competitive position. In addition, we do not have "key person" life insurance policies covering any of our employees.

If we are unable to attract and retain sufficient numbers of highly skilled technical, sales and marketing and other personnel, our operations and financial results would suffer.

  Our ability to develop, market and sell our products and services and to maintain our competitive position depends on our ability to attract, retain and motivate highly skilled technical, sales and marketing and other personnel. We plan to substantially expand our sales and marketing efforts, particularly in North America, in order to increase market awareness and sales both of joint venture products and products not covered by the joint venture. We also plan to increase our research and development personnel to develop new products, and to increase our customer service and support personnel in North America to support the growth of our business. While we have so far been successful in doing this, there is a limited number of people with the necessary technical skills and understanding, and competition for their services is intense. If we fail to recruit or retain these personnel, our ability to develop new products, obtain new customers and provide an acceptable level of customer service could suffer.

Our intellectual property and proprietary technology, which includes 30 patents and 39 patent applications, is important to the continued success of our business. Our failure to protect this proprietary technology may significantly impair our competitive position.

  Our success and ability to compete depend to a significant extent on our proprietary technology since that is how we attempt to keep others from copying the innovations that are central to our existing and future products. We currently rely on copyright and trademark laws, trade secrets, confidentiality procedures, contractual provisions and patents to protect our proprietary technology. We may have to engage in litigation in order to protect our patents and other intellectual property rights, or to determine the validity or scope of the proprietary rights of others. This kind of litigation can be time-consuming and expensive, regardless of whether we win or lose. Because it is critical to our success that we are able to prevent competitors from copying our innovations, we intend to continue to seek patent and trade secret protection for our technologies. The process of seeking patent protection can be long and expensive, and we cannot be certain that any currently pending or future applications will actually result in issued patents, or that, even if patents are issued, they will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us. Furthermore, others may develop technologies that are similar or superior to our technology or design around the patents we own. We also rely on trade secret protection for our technology, in part through confidentiality agreements with our employees, consultants and third parties. However, these agreements may be breached and we may not have adequate remedies for any breach. In any case, others may come to know about our trade secrets through a variety of methods. In addition, the laws of some territories in which we manufacture or sell our products may not protect our intellectual property rights to the same extent as do the laws of Canada and the United States.

  Despite our efforts, our intellectual property rights, particularly our existing or future patents, may be invalidated, circumvented, challenged, infringed or required to be licensed to others. Furthermore, others may develop technologies that are similar or superior to our technology, duplicate or reverse engineer our technology or design around the patents owned or licensed by us. We cannot be sure that the steps we take to protect our technology will prevent misappropriation or infringement. If we fail to protect our technology so that others may copy or use it, we would be less able to differentiate our products and our revenues will decline.

If others claim that our products infringe upon their intellectual property rights, we may be forced to seek expensive licenses, reengineer our products, engage in expensive and time-consuming litigation or stop marketing the challenged products.

  Litigation regarding intellectual property rights is common in the technology industry, and for this reason we expect that third-party infringement claims involving technologies may increase. If an infringement claim is filed against us, we may be prevented from using certain technologies and may incur significant costs to resolve the claim.

  From time to time we receive letters claiming that we are infringing the intellectual rights of others, and we may from time to time engage in disputes over rights concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our existing products without incurring liability to third parties, we cannot assure you that our products and services do not infringe on the intellectual property rights of third parties.

  We could incur substantial costs in defending ourselves and our customers against infringement claims. Litigation could also adversely affect sales of the challenged product or technology and divert the efforts of our management and technical personnel. In the event of a claim of infringement, we may be required to obtain one or more licenses from third parties. We cannot assure you that we or our customers could obtain necessary licenses from third parties at a reasonable cost or at all. If we fail to obtain a license where one is required, we could incur substantial liabilities and be forced to suspend the marketing of the challenged products.

If we are not able to manage our growth effectively, we may not be able to maintain or improve our current level of profitability.

  We have experienced rapid growth, and plan to continue to expand our operations. This expansion is expensive and places a significant strain on our personnel and other resources. For example, over the last three years our revenue and headcount have grown significantly as shown below:

                                                            Revenue    Headcount
                                                         ------------- ---------
                                                         (in millions)
   Year ended and as at September 30, 1996..............      $48          586
   Year ended and as at September 30, 1997..............      $96          797
   Year ended and as at September 30, 1998..............     $129         1033
   Six months ended and as at March 31, 1999............      $78        1,237

  To manage our expanded operations effectively, we will need to further improve our operational, financial and management systems and successfully hire, train, motivate and manage our employees. We may not be able to manage our growth effectively, which would have a negative effect on our profitability.

Our efforts to increase our presence in markets outside of North America may result in losses and may not be successful in generating additional revenue.

  The proportion of our revenue derived from operations outside North America has grown from approximately 28.0% during the year ended September 30, 1996 to approximately 41.7% during the year ended September 30, 1998. In the six months ended March 31, 1999, foreign operations accounted for approximately 32.9% of our revenue. We are attempting to increase our presence in markets outside North America. This requires considerable management time and attention, and a commitment of financial resources. Our efforts may not be successful to the degree that we expect. Additionally, our international operations are influenced by numerous inherent potential risks, including:

  . unexpected changes in regulatory requirements, tax rates or tariffs that make our products and services more expensive and therefore less attractive to potential customers;

  . challenges in staffing and managing foreign operations, employment laws and practices in foreign countries, any of which could increase the cost and reduce the efficiency of operating in foreign countries;

  . technology standards that differ from those on which our products are based, which could require expensive redesign and retention of personnel familiar with those standards;

  . longer accounts receivable payment cycles and possible difficulties in collecting payments which may increase our operating costs and hurt our financial performance;

  .  political and economic instability; and

  . fluctuations in currency exchange rates and the imposition of currency exchange controls. Because substantially all of our revenue is received in U.S. dollars, appreciation of the U.S. dollar against the currencies used by our potential customers would make our products more expensive and therefore less attractive to those potential customers.

  Any of these factors could harm our international operations and negatively affect our financial performance. For example, our sales in Japan for the year ended September 30, 1997 were $9.9 million. Due primarily to the economic downturn in Japan, our sales in Japan dropped to $5.3 million for the year ended September 30, 1998. Our business would suffer if similar economic conditions were to occur again, in Japan or elsewhere.

Fluctuations in the values of Canadian dollars and Belgian francs will cause translation gains and losses. These fluctuations may cause our expenses to increase to levels greater than we anticipate.

  Although substantially all of our revenue is received in U.S. dollars, a significant portion of our expenses are incurred in Canadian dollars and Belgian francs. Appreciation in the value of these currencies relative to the U.S. dollar will adversely affect our operating results. For example, we suffered a $1,142,000 loss attributable to foreign currency translation during the six months ended March 31, 1999. Foreign currency translation gains and losses arising from normal business operations are credited to or charged against other income for the period incurred. To date, we have not established any currency hedging to minimize the effect of these gains or losses. As a result, fluctuations in the value of Canadian dollars and Belgian francs relative to U.S. dollars have caused and will likely continue to cause currency translation gains and losses.

If our products or the products upon which we depend malfunction because of "Year 2000" problems, we may be subject to warranty claims and product liability claims and we could experience a significant disruption in our business. We could be required to expend significant internal resources on Year 2000 remediation or the Year 2000 problems of our suppliers could cause a delay in their supplying goods and services to us. Furthermore, Year 2000 problems of our customers could cause them to delay payment for products that we have shipped to them.

  We depend on proper functioning of computer systems of outside parties such as suppliers and customers. We also depend on our computer software programs and operating systems in operating our business. Any computer systems or components that have date-sensitive software may recognize a date using "00" as the year 1900 instead of the year 2000. We have completed our tests on the product components that could be affected by Year 2000 issues and, based on our tests, we believe that all of these components are Year 2000 compliant. However, we cannot assure you that we have identified all of the potential risks or that our internal systems or those of our suppliers will function adequately. In addition, we have no assurance that the outside manufacturers who supply components to us will be Year 2000 compliant with their internal systems. If they do not, the result could be a system failure or miscalculation causing disruptions of our operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in our similar normal business activities. Although we have received written warranties or other representations from substantially all of our sub-contractors that their products are Year 2000 compliant, we have no other
Year 2000 related contractual commitments. Moreover, if we were to make a warranty claim against one of our sub-contractors because of a malfunction related to the Year 2000, there can be no assurance that the subcontractor would actually pay our warranty claim. In addition, our customers or potential customers may be affected by Year 2000 problems that may cause a delay in payments for products shipped.

  We use a number of computer software programs and operating systems across our entire organization, including applications used in financial business systems and various administrative functions. At this time, we have completed the process of identifying and remediating information technology systems that were not Year 2000 compliant. As a result, we believe that none of our information technology systems currently contain source code that is unable to appropriately interpret Year 2000 data. Despite our Year 2000 compliance program, there is a possibility that one or more of our products is not Year 2000 compliant. In the event of a failure of one of our products at a customer site, our normal protocols for customer support would be followed.

  If our systems experience "Year 2000" problems, we may be subject to warranty claims or claims for service interruptions and other damages related to the malfunctioning of our systems. Our product liability insurance may not be adequate to cover this possibility. If our products are adversely affected by Year 2000 problems in our customers' hardware or software with which our products interact, our customers or their end users may mistakenly believe that these problems were caused by our products. These customers and end users could react by demanding extensive technical support from us or by filing suit against us, either of which could increase our costs and divert our management resources.

Our principal shareholders and management own a majority of our common shares and as a group will be able to exercise significant influence over our affairs. This concentration of common shares may limit the ability of other shareholders to have any meaningful role in our affairs.

  Following the completion of this offering, our directors, officers and their affiliates will beneficially own approximately 52.2% of our outstanding common shares. If these shareholders were to act together, they would be able to control all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combinations. The concentration of ownership could make it more difficult for a third party to acquire control of Creo if these shareholders were to oppose the change of control transaction. This could prevent our shareholders from realizing a premium over the market prices for their common shares or from bringing about a change in management.

There may be no active trading market in our common shares after this offering, which may make it difficult for you to resell your shares.

  There has been no public trading market for our common shares prior to this offering, and we cannot be sure that an active trading market will develop upon completion of the offering or, if one does develop, that it will be sustained. If no public trading market for our common shares develops, or if this market is not active or sustained, it may be difficult for you to resell your shares at a price at or above the initial public offering price.

Technology related stock prices are especially volatile, this volatility may depress our stock prices, and you may not be able to resell your shares at a price at or above the initial public offering price.

  Stock market prices for technology companies have been very volatile, and the market price of our common shares may be volatile. In particular, the market prices of the shares of many companies in the technology sector, a sector that includes Creo, have experienced wide fluctuations that have often been unrelated to their operating performance. As a result, you may not be able to resell your common shares at or above the initial public offering price. Although the market price of our common shares will in part be based on our operating and financial performance, it may also be based on conditions in the printing and prepress equipment industry and other factors beyond our control.

A total of 27,027,854, or 84.4%, of our outstanding shares are restricted from immediate resale but may be sold into our public trading market following the completion of this offering. This could cause the market price of our common shares to drop significantly, even if our business is doing well.

  After this offering, we will have 32,027,854 common shares outstanding, not including common shares issuable upon exercise of options and warrants. This consists of:

  . the 4,000,000 common shares we are selling in this offering, which may be resold in the public market immediately;

  . the 1,000,000 common shares being sold by our current shareholders in this offering, which may be resold in the public market immediately; and

  . the remaining 84.4%, or 27,027,854 common shares, of our total outstanding shares, which will become available for resale in the public market as shown in the chart below.

  As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

   Number of shares / % of
      total outstanding     Date of availability for resale into public market
   ----------------------- ----------------------------------------------------
   26,594,952 / 83.0%      181 days after the date of this prospectus due to
                           (1) statutory restrictions on resale of common
                           shares by Canadian residents, assuming we are
                           successful in obtaining the discretionary relief for
                           which we are applying, and (2) an agreement non-
                           Canadian shareholders have with the underwriters.
                           The underwriters may waive the restrictions in this
                           agreement and allow these shareholders to sell their
                           shares at any time.

   432,902 / 1.4%          After the 181st day after the date of this
                           prospectus due to the requirements of U.S.
                           securities laws.

  For a more detailed description, see "Shares Eligible for Future Sale."

Since Creo is a Canadian company and most of our assets and key personnel are located in Canada, you may not be able to enforce any U.S. judgment for claims you may bring against us, our assets or our key personnel.

  We are organized under the federal laws of Canada, our headquarters are in Canada, most of our directors and officers and some of the experts named in this prospectus are residents of Canada, and a substantial portion of our assets and assets of those persons are located outside the United States. As a result, we believe it will be more difficult for you to initiate a lawsuit within the United States against these non-U.S. residents or us, or to enforce any judgment obtained in the United States against us or any of those persons than if we were a corporation organized under United States law and most of our assets and key personnel were located in the United States. We cannot assure you that Canadian courts would enforce:

  . liabilities predicated on U.S. federal securities laws determined in original actions in the Province of British Columbia; or

  . judgments of U.S. courts obtained in actions based upon the civil liability provisions of U.S. federal securities laws in the courts of the Province of British Columbia.

  Moreover, no treaty exists between the United States and Canada for the reciprocal enforcement of foreign court judgments. Consequently, we believe you may be prevented from pursuing remedies under U.S. federal securities laws against us or them.

Our board of directors could dilute your investment by issuing preferred shares or common shares. This could also deter an unsolicited proposal to acquire Creo.

  Our board of directors may issue an unlimited number of common shares and an unlimited number of preferred shares. Furthermore, without further vote or action by the shareholders, our board of directors may determine the price, rights, preferences, privileges and restrictions, including voting and conversion rights, of the preferred shares, and to determine to whom they shall be issued. The rights of the holders of any preferred shares that may be issued in the future may be senior to the rights of holders of common shares, which could preclude holders of common shares from receiving dividends, proceeds of a liquidation or other benefits. The issuance of preferred shares with special voting or other rights also could make it more difficult for a third party to acquire control of Creo by, for example, discouraging an unsolicited acquisition proposal or a proxy contest.

Your rights as a shareholder could be modified by a vote of less than a majority of the outstanding common shares because actions can be taken even if only 20% of the outstanding common shares are present or represented by proxy.

  Under our by-laws, a quorum for a meeting of shareholders is at least two shareholders physically present or represented by proxy who between them hold not less than 20% of the outstanding common shares. In addition, under the Canada Business Corporations Act, which governs us, and our by-laws, the majority required for approval of any action by our shareholders is expressed as a percentage of those who actually vote at a meeting. It is therefore possible for the rights of holders of our common shares to be modified by the affirmative vote of the holders of less than a majority of outstanding common shares.

                           FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. We have identified these statements by the use of words such as "expects," "anticipates," "intends," "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include, but are not limited to, those discussed above and elsewhere in this prospectus.

                                USE OF PROCEEDS

  Based on an assumed initial public offering price of $14.00 per share, the net proceeds to Creo from the sale of the 4,000,000 common shares that we are offering will be approximately $51,230,000, after deducting underwriting commissions and discounts and Creo's estimated expenses in connection with this offering. We will not receive any proceeds from the sale of common shares by the selling shareholders.

  The principal purposes of this offering are to increase our working capital, to create a public market for our common shares, to facilitate future access by Creo to public equity markets and to provide us with increased visibility and credibility. We intend to use the net proceeds primarily for general corporate purposes, including working capital. If the opportunity arises, we may use a portion of the net proceeds to acquire or invest in related businesses, products and technologies. We have no commitments or agreements for any material acquisition of, or investment in, any third party, other than our right to purchase a substantial majority of the capital stock of Creo Ltd., a former subsidiary, for approximately $18.0 million. We have not currently decided whether to exercise this option. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Pending any use of the net proceeds for the above purposes, we intend to invest the funds in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

  We have never declared or paid any cash dividends on our capital stock. We currently expect to retain any future earnings for developing and expanding our business, and therefore we do not currently expect to pay cash dividends in the foreseeable future.

                       ADDITIONAL INFORMATION ABOUT CREO

  Creo was incorporated under the Canada Business Corporations Act on May 30, 1985. We have two operating subsidiaries: Creo Inc., incorporated under the laws of the State of Washington, through which we conduct sales, marketing and service functions in the United States; and Creo Products N.V., incorporated under the laws of Belgium, which performs similar functions for us in Europe. We also have two non-operating subsidiaries: Creo Products ULC, an unlimited liability company incorporated under the laws of Nova Scotia, Canada; and Creo SRL, a Society with Restricted Liability organized under the laws of Barbados.

                                 CAPITALIZATION

  The following table presents (1) the actual capitalization of Creo as at March 31, 1999 and (2) the capitalization on an "As Adjusted" basis, which reflects the sale of the 4,000,000 common shares offered by Creo at an assumed initial public offering price of $14.00 per share, and the receipt of net proceeds from this offering.

                                                              As at March 31,
                                                                   1999
                                                            -------------------
                                                            Actual  As Adjusted
                                                            ------- -----------
                                                              (in thousands)
Long-term debt, less current portion....................... $ 6,512  $  6,512
                                                            -------  --------
Shareholders' equity:
  Common shares: unlimited voting common shares, without
   par value, 28,027,854 shares issued and outstanding,
   actual; 32,027,854 shares issued and outstanding, as
   adjusted................................................  78,917   130,147
  Preferred shares: unlimited preferred shares, no shares
   issued and outstanding, actual and as adjusted..........     --        --
Retained earnings..........................................  10,825    10,825
                                                            -------  --------
  Total shareholders' equity...............................  89,742   140,972
                                                            -------  --------
  Total capitalization..................................... $96,254  $147,484
                                                            =======  ========

  The outstanding share information in the table above excludes:

   . 4,595,232 common shares issuable upon the exercise of options outstanding as at March 31, 1999, at a weighted average exercise price of C$11.75 per share; and

   . 24,598 common shares issuable upon the exercise of warrants outstanding as at March 31, 1999, at an exercise price of $9.38 per share.

                                    DILUTION

  If you invest in our common shares, your interest will be diluted by an amount equal to the difference between the public offering price per common share and the net tangible book value per common share after this offering. We calculate net tangible book value per common share by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding common shares.

  The net tangible book value of Creo as at March 31, 1999 was $89.7 million or approximately $3.20 per common share. After the sale of the 4,000,000 common shares offered by Creo under this prospectus, at an assumed initial public offering price per common share of $14.00, and after deducting underwriting commissions and discounts and Creo's estimated expenses in connection with this offering, the net tangible book value of Creo as at March 31, 1999 would have been $141.0 million or approximately $4.40 per common share. This represents an immediate increase in net tangible book value of $1.20 per common share to existing shareholders and an immediate dilution of $9.60 per common share to new investors. The following table illustrates this dilution on a per common share basis:

Assumed initial public offering price per common share...........       $14.00

  Net tangible book value per common share at March 31, 1999..... $3.20
  Increase in net tangible book value per common share
   attributable to new investors.................................  1.20
                                                                  -----

Net tangible book value per common share after the offering......         4.40
                                                                        ------
Dilution in net tangible book value per common share to new
 investors.......................................................       $ 9.60
                                                                        ======
Dilution as a percentage of offering price.......................         68.6%
                                                                        ======

  The following table summarizes on a pro forma basis as at March 31, 1999 the differences between the number of common shares purchased from Creo, the total consideration paid and the average price per share paid by existing shareholders and by the new investors in the offering, before deducting the underwriting discounts and commissions and estimated offering expenses payable by Creo, at an assumed initial public offering price of $14.00 per share.

                                Shares Purchased  Total Consideration   Average
                               ------------------ -------------------- Price Per
                                 Number   Percent    Amount    Percent   Share
                               ---------- ------- ------------ ------- ---------
Existing shareholders......... 28,027,854    88%  $ 78,917,000    58%   $ 2.82
New investors.................  4,000,000    12%    56,000,000    42%   $14.00
                               ----------   ---   ------------   ---
  Total....................... 32,027,854   100%  $134,917,000   100%   $ 4.21
                               ==========   ===   ============   ===

  Sales of common shares in the offering by the selling shareholders will reduce the number of shares held by existing shareholders as at March 31, 1999, to 27,027,854 shares or 84.4% of the total number of common shares outstanding after the offering (26,277,854 shares or 82.0% if the underwriters' over-allotment option is exercised in full) and will increase the number of shares held by new investors to 5,000,000 shares or 15.6% of the total number of common shares outstanding after the offering (5,750,000 shares or 18.0% if the underwriters' over-allotment option is exercised in full). See "Principal and Selling Shareholders."

  The foregoing discussion and tables assume no exercise of any options or warrants after March 31, 1999. As at March 31, 1999, an aggregate of 4,595,232 common shares were issuable upon the exercise of outstanding options at a weighted average exercise price of C$11.75 per share and an aggregate of 24,598 common shares were issuable upon exercise of outstanding warrants at a weighted average exercise price of $9.38. If all options and warrants outstanding as at March 31, 1999 were exercised, the pro forma net tangible book value per share immediately after completion of the offering would be $4.83. This represents an immediate dilution in net tangible book value of $9.17 per share to purchasers of common shares in the offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the related notes, included elsewhere in this prospectus. The statement of operations data for the years ended September 30, 1996, 1997 and 1998 and the balance sheet data as at September 30, 1997 and 1998 are derived from the audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the years ended September 30, 1994 and 1995 and the balance sheet data as at September 30, 1994, 1995 and 1996 are derived from audited financial statements not included in this prospectus. The consolidated financial data as at and for the six months ended March 31, 1998 and 1999 is unaudited.

  Our consolidated financial statements are prepared in accordance with Canadian GAAP. These principles conform in all material respects with U.S. GAAP, except as described in note 14 to the consolidated financial statements. All dollar amounts are expressed in United States dollars.

                                                                         Six Months
                                  Year Ended September 30,             Ended March 31,
                          -------------------------------------------  ----------------
Statement of Operations    1994     1995     1996     1997     1998     1998     1999
 Data:                    -------  -------  -------  ------- --------  -------  -------
                                   (in thousands, except per share data)
Amounts under Canadian
 GAAP
Revenue:
 Product revenue........  $ 6,089  $19,821  $46,210  $91,669 $114,652  $53,220  $64,894
 Service revenue........       --       14    1,728    3,914   14,196    6,029   13,163
                          -------  -------  -------  ------- --------  -------  -------
 Total revenue..........    6,089   19,835   47,938   95,583  128,848   59,249   78,057
Cost of sales...........    4,589   14,867   31,766   53,634   71,217   33,189   40,688
                          -------  -------  -------  ------- --------  -------  -------
Gross profit............    1,500    4,968   16,172   41,949   57,631   26,060   37,369
Research and
 development, net.......    2,187    5,920   10,683   12,772    6,931    3,233    5,275
Sales and marketing.....    1,387    4,620    8,757   14,619   22,417   10,101   14,396
General and
 administration.........    1,238    2,502    4,092    6,271    8,937    3,879    3,983
                          -------  -------  -------  ------- --------  -------  -------
Earnings (loss) from
 operations.............   (3,312)  (8,074)  (7,360)   8,287   19,346    8,847   13,715
Other income (expense)..      249      424        5       48   (1,580)    (799)    (593)
                          -------  -------  -------  ------- --------  -------  -------
Earnings (loss) before
 income taxes...........   (3,063)  (7,650)  (7,355)   8,335   17,766    8,048   13,122
Income tax expense
 (recovery).............     (566)  (1,090)    (112)   2,498    6,676    2,922    5,491
Earnings (loss) from
 discontinued
 operations.............      (63)   1,237       --       --       --       --       --
                          -------  -------  -------  ------- --------  -------  -------
Net earnings (loss).....  $(2,560) $(5,323) $(7,243) $ 5,837 $ 11,090  $ 5,126  $ 7,631
                          =======  =======  =======  ======= ========  =======  =======
Basic earnings (loss)
 per share..............  $ (0.17) $ (0.30) $ (0.34) $  0.26 $   0.44  $  0.21  $  0.28
                          =======  =======  =======  ======= ========  =======  =======
Fully diluted earnings
 (loss) per share.......  $ (0.17) $ (0.30) $ (0.34) $  0.24 $   0.41  $  0.19  $  0.25
                          =======  =======  =======  ======= ========  =======  =======
Shares used in per share
 calculation:
 Basic..................   15,075   17,848   21,209   22,769   25,025   24,998   27,276
 Fully diluted..........   15,075   17,848   21,209   30,428   30,502   30,499   32,648
Other Financial Data:
 Research and
  development, gross....  $ 5,584  $ 9,238  $14,698  $14,877 $ 19,123  $ 8,962  $13,256
 Research and
  development, funding..    3,397    3,318    4,015    2,105   12,192    5,729    7,981
                          -------  -------  -------  ------- --------  -------  -------
 Research and
  development, net......  $ 2,187  $ 5,920  $10,683  $12,772 $  6,931  $ 3,233  $ 5,275
                          =======  =======  =======  ======= ========  =======  =======
Amounts under U.S. GAAP
Net earnings (loss) from
 continuing operations..  $(2,406) $(6,468) $(6,938) $ 6,081 $ 10,358  $ 4,394  $ 7,631
Net earnings (loss).....  $(2,469) $(5,231) $(6,938) $ 6,081 $ 10,358  $ 4,394  $ 7,631
Basic earnings (loss)
 per share from
 continuing operations..  $ (0.16) $ (0.36) $ (0.33) $  0.27 $   0.41  $  0.18  $  0.28
                          =======  =======  =======  ======= ========  =======  =======
Diluted earnings (loss)
 per share from
 continuing operations..  $ (0.16) $ (0.36) $ (0.33) $  0.25 $   0.38  $  0.16  $  0.27
                          =======  =======  =======  ======= ========  =======  =======
Basic earnings (loss)
 per share..............  $ (0.16) $ (0.29) $ (0.33) $  0.27 $   0.41  $  0.18  $  0.28
                          =======  =======  =======  ======= ========  =======  =======
Diluted earnings (loss)
 per share..............  $ (0.16) $ (0.29) $ (0.33) $  0.25 $   0.38  $  0.16  $  0.27
                          =======  =======  =======  ======= ========  =======  =======
Shares used in per share
 calculation:
 Basic..................   15,075   17,848   21,209   22,769   25,025   24,998   27,276
 Diluted................   15,075   17,848   21,209   24,191   27,036   27,424   28,067

                                   As at September 30,            As at March 31,
                         ---------------------------------------- ----------------
                          1994    1995    1996    1997     1998    1998     1999
Balance Sheet Data:      ------- ------- ------- ------- -------- ------- --------
                                              (in thousands)
Amounts under Canadian
 GAAP
Cash and cash
 equivalents............ $ 3,283 $10,102 $10,937 $30,652 $ 16,224 $22,563 $ 37,150
Working capital.........   4,880   2,249  13,243  40,683   34,562  43,441   59,039
Total assets............  16,974  39,524  59,592  94,464  102,118  96,298  136,890
Long-term debt,
 excluding current
 portion................   2,807   6,405   7,849   6,956    6,660   6,956    6,512
Shareholders' equity....   6,009   7,086  20,282  50,475   62,048  55,704   89,742
Amounts under U.S. GAAP
Cash and cash
 equivalents............ $ 3,283 $10,102 $10,937 $30,652 $ 16,224 $22,563 $ 37,150
Working capital.........   4,821   2,132  12,931  40,215   34,562  43,441   59,039
Total assets............  17,124  39,707  60,080  95,196  102,118  96,298  136,890
Long-term debt,
 excluding current
 portion................   2,807   6,405   7,849   6,956    6,660   6,956    6,512
Shareholders' equity....   6,100   7,269  20,770  51,207   62,048  55,704   89,742

The following information should be noted in connection with the selected consolidated financial data presented above:

  . "Other income (expense)" includes foreign exchange gain and loss, interest income and interest expense; and

  . the "discontinued operations" referred to in the table are the operations of our data storage business, which we sold in 1994.

                           EXCHANGE RATE INFORMATION

  The following table sets forth, for each period indicated, the high and low exchange rates for Canadian dollars expressed in U.S. dollars, the average of such exchange rates on the last day of each month during such period, and the exchange rate at the end of such period, based on the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York:

                                                              Six Months Ended
                        Year Ended September 30                   March 31
           ------------------------------------------------- -------------------
             1994      1995      1996      1997      1998      1998      1999
           --------- --------- --------- --------- --------- --------- ---------
High.....  US$0.7166 US$0.7023 US$0.7235 US$0.7145 US$0.6341 US$0.6832 US$0.6423
Low......     0.7731    0.7478    0.7527    0.7513    0.7292    0.7292    0.6724
End......     0.7457    0.7438    0.7342    0.7234    0.6552    0.7052    0.6626
Average..     0.7377    0.7270    0.7325    0.7296    0.6894    0.7046    0.6546

  On July 19, 1999, the inverse of the noon buying rate was US$0.6703 per $1.00.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

  We are a leading developer, manufacturer and distributor of comprehensive digital solutions that automate the prepress phase of commercial printing. Our solutions enable commercial printers to use their installed base of printing presses more profitably while improving their ability to meet customer demands for tighter deadlines, better and more consistent color quality, shorter print runs and greater customization of print jobs.

  Revenue. Our revenue is derived from sales of our computer-to-plate products to direct customers and distributors and from fees for service of equipment. Product revenue is derived from the sale of equipment and related software, and includes revenue earned from installation, training and warranty maintenance services. Product revenue from sales made directly to end customers is recognized when title passes to the customer or upon customer acceptance. Customer acceptance is used as the criterion for revenue recognition when the product sold does not have an established sales history to allow management to reasonably estimate returns. Product revenue from sales to distributors is recognized upon shipment to the distributor. The joint venture with Heidelberg is considered to be a distributor for purposes of revenue recognition.

  Service revenue is derived from customer support agreements entered into in connection with product sales and renewals. A substantial majority of our customers contract for service. Service revenue is recorded as deferred revenue when billed to the customer and is recognized ratably over the term of the support agreement, which generally is three to twelve months. Creo provides service support on non-joint venture products on a worldwide basis, and on joint venture products only in countries who are signatories to the North American Free Trade Agreement. Creo does not derive any service revenue through the joint venture.

  Joint Venture. Our joint venture with Heidelberg commenced operations on October 1, 1997. We each have a 50% economic interest in the joint venture which was established to develop, manufacture, market and distribute designated computer-to-plate products and related workflow products and consumables. The joint venture is co-managed and does not own any material assets, maintain any employees or operate any manufacturing or other operating facilities. We share equally revenue and expenses related to the computer-to-plate products, workflow products and consummables designated as part of the joint venture and generally provide goods and services for the joint venture at cost.

  Under Canadian GAAP, operations of the joint venture are accounted for using proportionate consolidation, which requires that we include in our consolidated statement of operations one-half of the related revenue and expenses of the joint venture. This treatment differs from the equity method required by U.S. GAAP, under which we would be required to record one-half of the net earnings of the joint venture as a single line item on our consolidated statement of operations.

  Unit sales of computer-to-plate products have increased since the commencement of the joint venture; however, our product revenue growth rate has decreased compared to prior periods. This decrease is due to the transfer to the joint venture of the right to sell some of our products. As a result, using proportionate consolidation, Creo now records only one-half of the revenues resulting from the sale of joint venture products. If the joint venture is successful, Creo expects to realize a number of benefits, including access to Heidelberg's worldwide customer base and marketing and distribution network, access to its service and customer support organization outside North America, product development funding, and improved cost efficiencies for the manufacture of some products. Creo believes that the realization of these benefits over time will result in increased market penetration for its computer-to-plate products and corresponding improvements in Creo's product revenue growth.

  Creo's business and results of operation are dependent upon the success of the joint venture with Heidelberg. Our share of joint venture revenue accounted for 27.6% of our total revenue for the fiscal year ended September 30, 1998 and 34.8% of our total revenue for the six months ended March 31, 1999. If our joint venture were to terminate or fail to achieve the benefits that we expect to occur, our business, results of operations and financial condition would be materially adversely affected. See "Risk Factors--If our joint venture with Heidelberg is unsuccessful or is terminated, our operating costs will increase if we are not able to rechannel our resources quickly enough, and our revenues also will decline."

  Research and Development. Since our inception, we have invested heavily in research and development. This investment has been subsidized in part by funding received from plate and film suppliers, press manufacturers and our customers in connection with specific product development initiatives undertaken by us at their request. We have also received funding from the Canadian government through investment tax credits. The Canadian government funds up to 20% of our investment in research and development carried out in Canada as investment tax credits. These credits are recorded as a reduction in research and development expense, and are available to reduce income taxes payable. The research and development funding received from third parties has resulted in a significant reduction in our total expenditures for research and development activities. Our joint venture with Heidelberg in particular has been an important source of this funding. For the 18 months ended March 31, 1999, Heidelberg has provided $7.3 million in research and development funding, representing 22.4% of our gross research and development expenses for the period.

  Sales and Marketing. Sales and marketing expenses are primarily attributable to the salaries, commissions, travel costs, office expenses and support staff associated with our sales staff. In addition, the costs of trade shows, advertising and marketing are also included in sales and marketing expenses. Due to the growth of our business primarily in North America and Europe, we intend to continue to invest in the expansion of our sales force. Because of the competitive nature of our business, we do not expect our sales and marketing expenses to decrease as a percentage of our revenue.

  Foreign Exchange. Substantially all of our revenue is received in U.S. dollars. A significant portion of our expenses are incurred in Canadian dollars and Belgian francs. As a result, appreciation in the value of these currencies relative to the U.S. dollar could adversely affect our operating results. Foreign currency translation gains and losses arising from normal business operations are credited to or charged against other income for the period incurred. To date, we have not done any currency hedging to minimize the effect of these gains or losses. As a result, fluctuations in the value of Canadian dollars and Belgian francs relative to U.S. dollars have caused and will continue to cause currency translation gains and losses.

  Our consolidated financial statements are prepared in accordance with Canadian GAAP. These principles conform in all material respects with U.S. GAAP, except as disclosed in note 14 to the consolidated financial statements.

Results of Operations

  The following table summarizes historical results of operations as a percentage of revenue for the periods shown.

                                                            Six Months Ended
                              Year Ended September 30,          March 31,
                             -----------------------------  ------------------
                               1996       1997      1998      1998      1999
Amounts under Canadian GAAP  --------   --------  --------  --------  --------

As a Percentage of Revenue:
Revenue:
  Product revenue..........      96.4%      95.9%     89.0%     89.8%     83.1%
  Service revenue..........       3.6        4.1      11.0      10.2      16.9
                             --------   --------  --------  --------  --------
  Total revenue............     100.0      100.0     100.0     100.0     100.0
Cost of sales..............      66.3       56.1      55.3      56.0      52.1
                             --------   --------  --------  --------  --------
Gross margin...............      33.7       43.9      44.7      44.0      47.9
Research and development,
 net.......................      22.3       13.4       5.4       5.5       6.8
Sales and marketing........      18.3       15.3      17.4      17.0      18.4
General and
 administration............       8.5        6.5       6.9       6.6       5.1
                             --------   --------  --------  --------  --------
Earnings (loss) from
 operations................     (15.4)       8.7      15.0      14.9      17.6
Other income (expense).....       0.1        0.0      (1.2)     (1.3)     (0.8)
                             --------   --------  --------  --------  --------
Earnings (loss) before
 income taxes..............     (15.3)       8.7      13.8      13.6      16.8
Income tax expense
 (recovery)................      (0.2)       2.6       5.2       4.9       7.0
                             --------   --------  --------  --------  --------
Net earnings (loss)........     (15.1)%      6.1%      8.6%      8.7%      9.8%
                             ========   ========  ========  ========  ========
Research and Development
 Data:
Research and development,
 gross.....................      30.7%      15.6%     14.8%     15.1%     17.0%
Research and development,
 net.......................      22.3       13.4       5.4       5.5       6.8

Six months ended March 31, 1999 compared to six months ended March 31, 1998

  Revenue. Total revenue increased 31.7% to $78.1 million for the six months ended March 31, 1999 from $59.2 million for the six months ended March 31, 1998.

  Product revenue increased 21.9% to $64.9 million for the six months ended March 31, 1999 from $53.2 million for the six months ended March 31, 1998. This increase in product revenue was due to higher unit sales, at relatively constant prices, of computer-to-plate products both by Creo through direct sales and by the joint venture. Product revenue from direct sales increased 2.4% from $37.8 million for the six months ended March 31, 1998 from $36.9 million for the six months ended March 31, 1999. Product revenue from the joint venture increased 66.1% to $27.1 million for the six months ended March 31, 1999 from $16.3 million for the six months ended March 31, 1998. This increase was primarily due to increased sales activity on the part of Heidelberg.

  Service revenue increased 118.3% to $13.2 million for the six months ended March 31, 1999 from $6.0 million for the six months ended March 31, 1998. This increase in service revenue was due to fees generated from additional customer support agreements entered into in connection with new product sales.

  Revenue from our North American customers accounted for $52.4 million, or 67.1% of total revenue for the six months ended March 31, 1999, compared to $36.5 million, or 61.7% of total revenue, for the six months ended March 31, 1998. Revenue from our European customers accounted for $22.1 million, or 28.4% of total revenue the six months ended March 31, 1999, compared to $15.5 million, or 26.2% of total revenue, for the six months ended March 31, 1998. Revenue from our Japanese customers accounted for $1.1 million, or 1.4% of total revenue, for the six months ended March 31, 1999, compared to $2.8 million, or 4.7% of total revenue, for the six months ended March 31, 1998. The decrease in Japanese sales is primarily due to depressed economic conditions in the region.

  Cost of Sales. Cost of sales consists of the cost of materials, salaries, benefits and related overhead costs associated with the generation of revenue, and includes costs of sales attributable to the joint venture. Cost of sales increased 22.6% to $40.7 million for the six months ended March 31, 1999 from $33.2 million for the six months ended March 31, 1998. This increase was primarily due to a 25.5% increase in the number of production and customer service staff as well as increased subassembly and component costs and overhead expenses associated with the increase in both our product sales and our installed customer base. Cost of sales decreased as a percentage of total revenue to 52.1% for the six months ended March 31, 1999 from 56.0% for the six months ended March 31, 1998. This decrease was primarily due to lower per-unit labor, subassembly and component costs, increased plant capacity utilization, increased product reliability and increased efficiencies in our service department.

  Research and Development. Gross research and development expenses consist of salaries, benefits and related overhead costs associated with personnel engaged in research and product development activities, and include research and development costs attributable to the joint venture. Gross research and development expenses increased 47.9% to $13.3 million for the six months ended March 31, 1999 from $9.0 million for the six months ended March 31, 1998. This increase was primarily due to a 46.0% increase in the number of research and development personnel. Gross research and development expenses increased as a percentage of total revenue to 17.0% for the six months ended March 31, 1999 from 15.1% for the six months ended March 31, 1998.

  Outside funding of our research and product development activities increased 39.3% to $8.0 million for the six months ended March 31, 1999 from $5.7 million for the six months ended March 31, 1998. The $8.0 million in outside funding included $3.2 million received from the joint venture, $2.7 million received from media suppliers, press manufacturers and our customers, and $2.1 million in investment tax credits. The $5.7 million in outside funding received for the six months ended March 31, 1998 included $1.3 million received from the joint venture, $2.7 million received from other third parties, and $1.7 million in investment tax credits.

  As a result of these factors affecting gross research and development expenses and research and development funding, net research and development expenses, which represent gross research and development expenses less outside funding, increased 63.2% to $5.3 million for the six months ended March 31, 1999 from $3.2 million for the six months ended March 31, 1998. Net research and development expenses increased as a percentage of total revenue to 6.8% for the six months ended March 31, 1999 from 5.5% for the six months ended March 31, 1998.

  Sales and Marketing. Sales and marketing expenses consist of salaries, commissions, benefits and related overhead costs associated with sales personnel, and costs associated with marketing and promotional activities. Sales and marketing expenses increased 42.5% to $14.4 million, or 18.4% of total revenue, for the six months ended March 31, 1999 from $10.1 million, or 17.0% of total revenue, for the six months ended March 31, 1998. This increase was primarily due to a 49.1% increase in the number of sales and marketing staff in North America and Europe to support the sale of non-joint venture products.

  General and Administration. General and administration expenses consist of salaries, benefits and related overhead costs associated with management, accounting, legal and human resources personnel, as well as professional fees. General and administration expenses increased 2.7% to $4.0 million, or 5.1% of total revenue, for the six months ended March 31, 1999 from $3.9 million, or 6.6% of total revenue, for the six months ended March 31, 1998. This increase was primarily due to the growth of our business.

  Income Taxes. Income tax expense increased to $5.5 million for the six months ended March 31, 1999 from $2.9 million for the six months ended March 31, 1998. This increase was primarily due to the increase in our profitability. Our effective tax rate of 41.8% for the six months ended March 31, 1999 was below the statutory rate of 45.6% due to Canadian manufacturing and processing tax credits and the fact that a portion of our profits were earned in foreign jurisdictions with tax rates lower than those in Canada. See note 9 to our consolidated financial statements.

Year ended September 30, 1998 compared to year ended September 30, 1997

  The joint venture with Heidelberg commenced operations on October 1, 1997. During the joint venture's first full year of operations our revenue growth decreased compared to prior periods, even though unit sales of our computer-to-plate products increased. This decrease was expected because prior to the start-up of the joint venture, all of the revenue from sales by us of the computer-to-plate products now sold by the joint venture was recorded in our income statement, whereas now only one-half of the revenue arising from sales through the joint venture is for our account. The following comparison of results of operations for the years ended September 30, 1998 and 1997 should accordingly be read with this development in mind.

  Revenue. Total revenue increased 34.8% to $128.8 million for the year ended September 30, 1998 from $95.6 million for the year ended September 30, 1997.

  Product revenue increased 25.1% to $114.7 million for the year ended September 30, 1998 from $91.7 million for the year ended September 30, 1997. This increase was due to higher unit sales of computer-to-plate products by us through direct sales and by the joint venture. Product revenue from the joint venture represented 31.0% of our total product revenue for the year ended September 30, 1998.

  Service revenue increased 262.7% to $14.2 million for the year ended September 30, 1998 from $3.9 million for the year ended September 30, 1997. As substantially all of our customers contract for service support, this increase in service revenue was due to the substantial increase in the installed base of our equipment.

  Revenue from our North American customers accounted for $75.1 million, or 58.3% of total revenue, for the year ended September 30, 1998, compared to $65.6 million, or 68.6% of total revenue, for the year ended September 30, 1997. Revenue from our European customers accounted for $41.7 million, or 32.3% of total revenue, for the year ended September 30, 1998, compared to $15.7 million, or 16.4% of total revenue, for the year ended September 30, 1997. The decrease in North American sales as a percentage of total sales and the corresponding increase in European sales are primarily due to the commencement of operations of the joint venture, which recorded 34.6% of its sales during the period in Europe. Revenue from our Japanese customers accounted for $5.3 million, or 4.1% of total revenue, for the year ended September 30, 1998, compared to $9.9 million, or 10.4% of total revenue, for the year ended September 30, 1997. The decrease in Japanese sales is primarily due to depressed economic conditions in the region.

  Cost of Sales. Cost of sales increased 32.8% to $71.2 million for the year ended September 30, 1998 from $53.6 million for the year ended September 30, 1997. This increase was primarily due to a 28.5% increase in the number of production and customer service staff as well as increased subassembly and component costs and overhead expenses associated with the increase in both our product sales and our installed customer base. In 1997, cost of sales was increased by $1.1 million for retrofit charges. In 1998, retrofit liability had no impact on cost of sales because the increase in the installed base has been offset by increased product reliability. Cost of sales decreased slightly as a percentage of total revenue to 55.3% for the year ended September 30, 1998 from 56.1% for the year ended September 30, 1997. This decrease was primarily due to lower per-unit labor, subassembly and component costs, and increased plant capacity utilization and increased product reliability, offset by increased costs of service related to the hiring of additional service personnel.

  Research and Development. Gross research and development expenses increased 28.5% to $19.1 million for the year ended September 30, 1998 from $14.9 million for the year ended September 30, 1997. This increase was primarily due to a 35.8% increase in the number of research and development personnel. Gross research and development expenses decreased as a percentage of total revenue to 14.8% for the year ended September 30, 1998 from 15.6% for the year ended September 30, 1997. This decrease was due to the growth in our revenue base.

  Outside funding of our research and product development activities increased 479.2% to $12.2 million for the year ended September 30, 1998 from $2.1 million for the year ended September 30, 1997. The

$12.2 million in outside funding received during the year ended September 30, 1998 included $4.4 million received from media suppliers and press manufacturers, $4.1 million received from the joint venture and $3.7 million in investment tax credits. The $2.1 million in third-party funding received during the year ended September 30, 1997 included $1.4 million received from outside parties and $ 0.7 million received in investment tax credits.

  As a result of these factors affecting gross research expenses and development and research and development funding, net research and development expenses decreased 45.7% to $6.9 million for the year ended September 30, 1998 from $12.8 million for the year ended September 30, 1997. Net research and development expenses decreased as a percentage of total revenue to 5.4% for the year ended September 30, 1998 from 13.4% for the year ended September 30, 1997.

  Sales and Marketing. Sales and marketing expenses increased 53.3% to $22.4 million, or 17.4% of total revenue for the year ended September 30, 1998 from $14.6 million, or 15.3% of total revenue for the year ended September 30, 1997. This increase was primarily due to a 44.7% increase in the number of sales and marketing staff in North America and Europe to support the expansion of our operations, including the start-up of the joint venture.

  General and Administration. General and administration expenses increased 42.5% to $8.9 million, or 6.9% of total revenue for the year ended September 30, 1998 from $6.3 million, or 6.5% of total revenue for the year ended September 30, 1997. This increase was primarily due to the growth of our business and the addition of new facilities at 4225 Kincaid Street in Burnaby, Canada. These facilities were acquired to allow for the future expansion of our thermal head development and manufacturing capacity.

  Income Taxes. Income tax expense increased to $6.7 million for the year ended September 30, 1998 from $2.5 million for the year ended September 30, 1997. This increase was primarily due to the increase in our profitability. Our effective tax rate of 37.6% for the year ended September 30, 1998 was below the statutory rate of 45.6% due to Canadian manufacturing and processing tax credits and the fact that a portion of our profits were earned in foreign jurisdictions with tax rates lower than those of Canada. See note 9 to our consolidated financial statements.

Year ended September 30, 1997 compared to year ended September 30, 1996

  Revenue. Total revenue increased 99.4% to $95.6 million for the year ended September 30, 1997 from $47.9 million for the year ended September 30, 1996.

  Product revenue increased 98.3% to $91.7 million for the year ended September 30, 1997 from $46.2 million for the year ended September 30, 1996. This increase was due to higher unit sales of our computer-to-plate products through our direct sales force.

  Service revenue increased 126.5% to $3.9 million for the year ended September 30, 1997 from $1.7 million for the year ended September 30, 1996. This increase was due to fees generated from additional customer support agreements entered into in connection with new product sales.

  Revenue from our North American customers accounted for $65.6 million, or 68.6% of total revenue, for the year ended September 30, 1997, compared to $34.5 million, or 72.0% of total revenue, for the year ended September 30, 1996. Revenue from our European customers accounted for $15.7 million, or 16.4% of total revenue, for the year ended September 30, 1997, compared to $4.5 million, or 9.3% of total revenue, for the year ended September 30, 1996. Revenue from our Japanese customers accounted for $9.9 million, or 10.4% of total revenue, for the year ended September 30, 1997, compared to $7.0 million, or 14.6% of total revenue, for the year ended September 30, 1996.

  Cost of Sales. Cost of sales increased 68.8% to $53.6 million for the year ended September 30, 1997 from $31.8 million for the year ended September 30, 1996. This increase was primarily due to a 45.8% increase in the number of production and customer service staff as well as increased subassembly and component costs and overhead expenses associated with the increase in both our product sales and our installed customer base. Cost of sales decreased as a percentage of total revenue to 56.1% for the year ended September 30, 1997 from 66.3% for the year ended September 30, 1996. This decrease was primarily due to product mix, improvements in manufacturing efficiencies, lower per-unit labor, subassembly and component costs, and increased plant capacity utilization.

  Research and Development. Gross research and development expenses increased 1.2% to $14.9 million for the year ended September 30, 1997 from $14.7 million for the year ended September 30, 1996. This increase was primarily due to a 29.0% increase in the number of research and development staff, offset by decreased prototyping material costs as our research and development focus shifted from new product development to product enhancement. Gross research and development expenses decreased as a percentage of total revenue to 15.6% for the year ended September 30, 1997 from 30.7% for the year ended September 30, 1996. This decrease was primarily due to the growth in our revenue base.

  Outside funding of our research and product development activities decreased 47.6% to $2.1 million for the year ended September 30, 1997 from $4.0 million for the year ended September 30, 1996. The $2.1 million in outside funding received during the year ended September 30, 1997 included $0.7 million in investment tax credits and $1.4 million received from outside parties.

  As a result of these factors affecting gross research and development expenses and research and development funding, net research and development expenses increased 19.6% to $12.8 million for the year ended September 30, 1997 from $10.7 million for the year ended September 30, 1996. Net research and development expenses decreased as a percentage of total revenue to 13.4% for the year ended September 30, 1997 from 22.3% for the year ended September 30, 1996.

  Sales and Marketing. Sales and marketing expenses increased 66.9% to $14.6 million for the year ended September 30, 1997 from $8.8 million for the year ended September 30, 1996. This increase was primarily due to the 55.1% increase in the number of sales and marketing personnel in North America and Europe. Sales and marketing expenses decreased as a percentage of total revenue to 15.3% for the year ended September 30, 1997 from 18.3% for the year ended September 30, 1996. This decrease was primarily due to increased productivity among sales personnel.

  General and Administration. General and administration expenses increased 53.3% to $6.3 million for the year ended September 30, 1997 from $4.1 million for the year ended September 30, 1996. This increase was primarily due to the hiring of additional personnel. General and administration expenses decreased as a percentage of total revenues to 6.5% for the year ended September 30, 1997 from 8.5% for the year ended September 30, 1996. This decrease was primarily due to the growth in our revenue base.

  Income Taxes. Income tax expense increased to $2.5 million for the year ended September 30, 1997 from a recovery of $0.1 million for the year ended September 30, 1996. This increase was primarily due to the increase in our profitability. Our effective tax rate of 30.0% for the year ended September 30, 1997 was below the statutory rate of 45.6% due to the availability of loss carryforwards, Canadian manufacturing and processing tax credits and the fact that a portion of our profits were earned in foreign jurisdictions with tax rates lower than those of Canada. See note 9 to our consolidated financial statements.

Quarterly Results of Operations

  The following tables summarize selected quarterly financial information for our ten most recent fiscal quarters, as well as the percentage of our revenue represented by each item. This information is unaudited, but reflects all adjustments of a normal, recurring nature which are, in the opinion of our management, necessary to present a fair statement of our financial position and results of operations for the periods presented. Quarter-to-quarter comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                            Three Months Ended
                              -----------------------------------------------------------------------------------------
                              Dec 31,   Mar 31,  Jun 30,  Sep 30,  Dec 31,  Mar 31,  Jun 30,  Sep 30,  Dec 31,  Mar 31,
                               1996      1997     1997     1997     1997     1998     1998     1998     1998     1999
                              -------   -------  -------  -------  -------  -------  -------  -------  -------  -------
                                                               (in thousands)
Amounts under Canadian GAAP
Revenue:
 Product revenue............  $13,557   $19,355  $26,637  $32,120  $22,557  $30,663  $30,835  $30,597  $31,065  $33,829
 Service revenue............      837       897    1,066    1,114    2,354    3,675    3,037    5,130    5,484    7,679
                              -------   -------  -------  -------  -------  -------  -------  -------  -------  -------
 Total revenue..............   14,394    20,252   27,703   33,234   24,911   34,338   33,872   35,727   36,549   41,508
Cost of sales...............   10,258    11,734   14,073   17,569   14,575   18,614   18,325   19,703   19,471   21,217
                              -------   -------  -------  -------  -------  -------  -------  -------  -------  -------
Gross profit................    4,136     8,518   13,630   15,665   10,336   15,724   15,547   16,024   17,078   20,291
Research and development,
 net........................    1,505     3,146    3,575    4,546    2,098    1,135    1,611    2,087    2,033    3,242
Sales and marketing.........    2,026     2,936    4,531    5,126    4,532    5,569    5,723    6,593    6,785    7,611
General and administration..    1,175     1,248    1,493    2,355    1,680    2,199    2,189    2,869    2,035    1,948
                              -------   -------  -------  -------  -------  -------  -------  -------  -------  -------
Earnings (loss) from
 operations.................     (570)    1,188    4,031    3,638    2,026    6,821    6,024    4,475    6,225    7,490
Other income (expense)......      365      (438)    (158)     279     (504)    (295)    (278)    (503)    (332)    (261)
                              -------   -------  -------  -------  -------  -------  -------  -------  -------  -------
Earnings (loss) before
 income taxes...............     (205)      750    3,873    3,917    1,522    6,526    5,746    3,972    5,893    7,229
Income tax expense
 (recovery).................      (16)      158    1,243    1,113      552    2,370    2,219    1,535    2,523    2,968
                              -------   -------  -------  -------  -------  -------  -------  -------  -------  -------
Net earnings (loss).........  $  (189)  $   592  $ 2,630  $ 2,804  $   970  $ 4,156  $ 3,527  $ 2,437  $ 3,370  $ 4,261
                              =======   =======  =======  =======  =======  =======  =======  =======  =======  =======
                                                            Three Months Ended
                              -----------------------------------------------------------------------------------------
                              Dec 31,   Mar 31,  Jun 30,  Sep 30,  Dec 31,  Mar 31,  Jun 30,  Sep 30,  Dec 31,  Mar 31,
                               1996      1997     1997     1997     1997     1998     1998     1998     1998     1999
                              -------   -------  -------  -------  -------  -------  -------  -------  -------  -------
As a Percentage of Revenue:
Revenue:
 Product revenue............     94.2 %    95.6%    96.2%    96.6%    90.6%    89.3%    91.0%    85.6%    85.0%    81.5%
 Service revenue............      5.8       4.4      3.8      3.4      9.4     10.7      9.0     14.4     15.0     18.5
                              -------   -------  -------  -------  -------  -------  -------  -------  -------  -------
 Total revenue..............    100.0     100.0    100.0    100.0    100.0    100.0    100.0    100.0    100.0    100.0
Cost of sales...............     71.3      57.9     50.8     52.9     58.5     54.2     54.1     55.1     53.3     51.1
                              -------   -------  -------  -------  -------  -------  -------  -------  -------  -------
Gross margin................     28.7      42.1     49.2     47.1     41.5     45.8     45.9     44.9     46.7     48.9
Research and development,
 net........................     10.4      15.5     12.9     13.7      8.4      3.3      4.7      5.8      5.5      7.8
Sales and marketing.........     14.1      14.5     16.3     15.4     18.2     16.2     16.9     18.5     18.6     18.3
General and administration..      8.1       6.2      5.4      7.1      6.8      6.4      6.5      8.1      5.6      4.7
                              -------   -------  -------  -------  -------  -------  -------  -------  -------  -------
Earnings (loss) from
 operations.................     (3.9)      5.9     14.6     10.9      8.1     19.9     17.8     12.5     17.0     18.1
Other income (expense)......      2.5      (2.2)    (0.6)     0.8     (2.0)    (0.9)    (0.8)    (1.4)    (0.9)    (0.6)
                              -------   -------  -------  -------  -------  -------  -------  -------  -------  -------
Earnings (loss) before
 income taxes...............     (1.4)      3.7     14.0     11.7      6.1     19.0     17.0     11.1     16.1     17.5
Income tax expense
 (recovery).................     (0.1)      0.8      4.5      3.3      2.2      6.9      6.6      4.3      6.9      7.2
                              -------   -------  -------  -------  -------  -------  -------  -------  -------  -------
Net earnings (loss).........     (1.3)%     2.9%     9.5%     8.4%     3.9%    12.1%    10.4%     6.8%     9.2%    10.3%
                              =======   =======  =======  =======  =======  =======  =======  =======  =======  =======

  Revenue. Total revenue increased in each quarter during the period October 1, 1996 to September 30, 1997. The increases during this period were primarily due to higher unit sales of our computer-to-plate products. Product revenue for the three months ended September 30, 1997 included $3.1 million in sales of computer-to-plate output devices to Heidelberg to install in their showrooms in anticipation of the launch of the joint venture.

  The joint venture with Heidelberg commenced operations on October 1, 1997. The decrease in product revenue from $32.1 million for the three months ended September 30, 1997 to $22.6 million for the three months ended December 31, 1997 was due to the revenue sharing arrangements implemented in connection with the joint venture, as well as a delay in the shipment of product due to a design change required on the thermal head.

  Product revenue for the three months ended March 31, 1998 returned to approximately the level achieved during the three months ended September 30, 1997, excluding the $3.1 million in showroom sales to Heidelberg during the prior period. Product revenue remained consistent during the quarters ended June 30, 1998 and September 30, 1998, and increased during the quarters ended December 31, 1998 and March 31, 1999 to $31.1 million and $33.8 million, respectively. The increase in product revenue for the six months ended March 31, 1999 reflects the increased market penetration for our computer-to-plate products made possible by Heidelberg's worldwide marketing and distribution network.

  Service revenue has generally increased at a steady rate over the ten quarters ended March 31, 1999, reflecting an increase in fees generated from customer support agreements. A substantial majority of our customers contract for service.

  Cost of Sales. Cost of sales has generally increased over the ten quarters ended March 31, 1999, reflecting the growth in our computer-to-plate product sales. We expect that cost of sales will continue to increase as sales of our computer-to-plate products grow.

  Research and Development. The commencement of operations of the joint venture on October 1, 1997 resulted in a substantial decrease in net research and development expense in each of the six quarters ended prior to March 31, 1999 compared to the three months ended September 30, 1997. This decrease reflects the funding contribution of Heidelberg to research and development initiatives undertaken by us in connection with computer-to-plate products sold by the joint venture. The increase in net research and development expense in each of the four quarters ended March 31, 1999 reflects the hiring of additional research and development personnel. We expect that net research and development expenses will continue to increase as we introduce new products and enhance existing equipment and software.

  Sales and Marketing. Sales and marketing expenses increased over the ten quarters, reflecting the growth in our computer-to-plate product sales. We expect that our sales and marketing expenses will continue to increase as sales of our computer-to-plate products grow.

  General and Administration. General and administrative expenses increased during the eight quarters ended September 30, 1998 as we expanded our infrastructure to accommodate the growth in our computer-to-plate product sales. General and administration expenses decreased during the two quarters ended March 31, 1999, as the cost of our internal software system had been fully amortized. We expect that general and administration expenses will continue to increase as sales of our computer-to-plate products grow.

Liquidity and Capital Resources

  Since we commercialized our first computer-to-plate product in October 1994, we have financed our operations through a combination of private sales of equity securities and cash generated by operations. As at March 31, 1999, we had $59.0 million in working capital and $37.2 million in cash and short term deposits. Our operations used cash of $0.7 million for the year ended September 30, 1997, and generated cash of $11.6 million for the year ended September 30, 1998 and $7.3 million for the six months ended March 31, 1999.

  Our inventory and accounts payable have remained relatively flat from September 30, 1997 to September 30, 1998, because the increase in production of computer-to-plate systems during this period was done by Heidelberg through the joint venture. The retrofit liability included in accounts payable increased to $3.2 million as at September 30, 1997 from $2.1 million as at September 30, 1996 due to an increased installed base of products. Since September 30, 1997, the retrofit liability has not changed significantly as the impact of the increased installed base has been offset by increased product reliability. Inventory increased 7.6% during the six months ended March 31, 1999 due to the increase in the volume of computer-to-plate products that we produced. Our accounts receivable have increased from September 30, 1997 to March 31, 1999 due to the increase in our sales volumes. Our days receivables outstanding has decreased slightly during the period due to an increase in our collection efforts. Accounts payable decreased during the six months ended March 31, 1999 due primarily to a reduction of $548,000 in retrofit liability resulting from increased product reliability.

  As at March 31, 1999, we had deferred revenues and deposits of $20.8 million, and total borrowings of $6.8 million which are secured by a first mortgage on our Canadian office and production facilities. We also have $15.0 million available through a credit facility with a Canadian chartered bank. The credit facility is repayable on demand and bears interest at LIBOR plus 1%. As at March 31, 1999, there were no borrowings outstanding under the credit facility.

  Our net capital expenditures for the year ended September 30, 1998 were $23.5 million, compared to $4.2 million for the year ended September 30, 1997. Our net capital expenditures for the six months ended March 31, 1999 were $5.8 million, compared to $5.6 million during the six months ended March 31, 1998. Our capital expenditures over the past eighteen months have related primarily to the purchase of land for engineering, production and service support facilities. Total capital expenditures in 1999 are expected to be less than $14.0 million. Of this amount, $5.8 million was spent during the six months ended March 31, 1999. We have committed $2.3 million in 1999 for the expansion of our thermal head development and manufacturing facilities located at 4225 Kincaid Street in Burnaby, British Columbia during the last six months of 1999. In addition, we expect to spend up to $5.9 million on other capital expenditures during the last six months of 1999, but no specific expenditures have been committed.

  In 1994, we formed Creo Ltd. under the laws of Israel to carry on research and development work relating to our imaging technologies. In 1997, Creo Ltd. began to focus on developing applications of our technologies to the printed circuit board industry. In 1998, our Board of Directors decided that we should focus our energies and resources on our core graphic arts business. As a result, additional shares of Creo Ltd. were sold to outside investors, leaving us with a small minority interest. We also have an option to re-acquire up to an additional 5,280,000 shares, representing an 88% interest in Creo Ltd. This option is exercisable at any time up to March 12, 2000, at a price of $2.00 per share, plus a premium ranging from 10% to a maximum of 28% per annum, depending upon when the option is exercised. We have not currently decided whether to exercise this option. We are not represented on Creo Ltd.'s board of directors, and have no role in its management.

  We believe that the net proceeds from the sale of the common shares in this offering, together with existing cash balances, cash generated by our operations and funds available under our credit facility will be sufficient to meet our anticipated working capital and capital expenditure requirements for the next two years.

Year 2000 Readiness Disclosure

  State of Readiness. We initiated a Year 2000 compliance program for our products in the summer of 1998. The program focused on two areas:

  . the components of Creo products that are provided by sub-contractors; and

  . the components of Creo products that we produce ourselves.

  We have completed our tests on the product components that could be affected by Year 2000 issues and, based on our tests, we believe that all of these components are Year 2000 compliant. Although we have received written warranties or other representations from substantially all of our sub-contractors that their products are Year 2000 compliant, we have no other Year 2000 related contractual commitments. Moreover, if we were to make a warranty claim against one of our sub-contractors because of a malfunction related to the Year 2000, there can be no assurance that the subcontractor would actually pay our warranty claim.

  We use a number of computer software programs and operating systems across our entire organization, including applications used in financial business systems and various administrative functions. At this time, we have completed the process of identifying and remediating information technology systems that were not Year 2000 compliant. As a result, we believe that none of our information technology systems currently contain source code that is unable to appropriately interpret Year 2000 data.

  Despite our Year 2000 compliance program, there is a possibility that one or more of our products is not Year 2000 compliant. In the event of a failure of one of our products at a customer site, our normal protocols for customer support would be followed.

  Heidelberg believes that the products it produces for our joint venture are Year 2000 compliant apart from a few exceptions that are currently being addressed.

  Costs of Addressing Year 2000 Issues. Given the extent of our systems' compliance, we do not expect Year 2000 compliance costs to have any material adverse impact on our business. The total costs for the Year 2000 compliance assessment and remediation undertaken by us have not been significant and are included in general and administrative expenses.

  Risks of Year 2000 Issues. In light of our assessment and remediation efforts to date, we believe that any residual Year 2000 risk is limited to non-critical business applications and support hardware. We have no assurance that the outside manufacturers who supply components to us will be Year 2000 compliant with their internal systems. A reduction in the supply of product from these suppliers could have a material adverse effect on our business.

  Contingency Plans. The most likely worst-case scenario that we may encounter as a result of a Year 2000 issue is a product failure at one or more of our customer sites coupled with a parts shortage resulting from one or more of our suppliers' failing to be Year 2000 compliant. To address the possibility of a product failure at one or more of our customer sites as a result of a Year 2000 issue, we will have additional customer service and support personnel on hand in our Response Center during the beginning of the Year 2000 to handle any unusual increase in customer requirements. To address the possibility of a parts shortage resulting from one or more of our suppliers' failing to be Year 2000 compliant, Creo has identified other suppliers that could rapidly provide an alternative source of component parts.

Impact of Recently Issued Accounting Standards

  In addition to the U.S. GAAP differences referred to in note 14 to our consolidated financial statements, the Financial Accounting Standards (FAS) Board in the United States has issued FAS 133, "Accounting for Derivative Instruments and for Hedging Activities." FAS 133 provides comprehensive and consistent standards for the recognition and measurement of derivatives and hedging activities. Generally, FAS 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes new accounting requirements for different types of hedging activities. FAS 133 is effective for fiscal years beginning after June 15, 1999.

  To date, we have not engaged in any hedging activities other than the interest rate swap described below. Our management continues to assess the implications of FAS 133, but does not believe its adoption will materially affect our historical results of operations or shareholders' equity when reconciled to U.S. GAAP as set out in our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

  We have used an interest rate swap to manage our risk with regards to interest rate changes. As a result, floating rate debt has been converted to fixed rate debt. The swap results in our paying an interest rate of 8.05% and receiving an interest rate of LIBOR + 1.5% for the duration of the long-term debt. The fair value of the interest rate swap as at September 30, 1998 is $341,000 in favor of the counterparty.

  We have not engaged in any currency hedging to minimize the effect of exchange gains or losses. We are exposed to foreign currency fluctuations on our monetary asset and liability balances denominated in Canadian dollars and Belgian francs.

  The table below presents the principal cash flows that exist by maturity date of our long-term debt and details of our interest rate swap as at September 30, 1998.

                                               1999  2000  2001   2002   Total
                                               ----  ----  ----  ------  ------
   Fixed rate U.S.$ debt.....................  $647    --    --      --  $  647
     Average rate............................     0%   --    --      --       0%
   Floating rate U.S.$ debt..................  $296  $296  $296  $6,068  $6,956
     Average rate............................   7.2%  7.2%  7.2%    7.2%    7.2%
   Interest Rate Swaps
    U.S.$ pay fixed--U.S.$ receive variable..  $296  $296  $296  $6,068  $6,956
     Average pay rate........................   6.6%  6.6%  6.6%    6.6%    6.6%
     Average receive rate....................   5.7%  5.7%  5.7%    5.7%    5.7%

                                    BUSINESS

Overview

  Creo is a leading developer, manufacturer and distributor of comprehensive "computer-to-plate" digital solutions that automate the prepress phase of commercial printing. "Prepress" refers to the process by which master printing plates are created prior to actual printing. Our computer-to-plate technology transfers digitized text, graphic images and line artwork from desktop publishing computer systems directly onto printing plates, eliminating labor-intensive, complex and costly preparatory steps required by the conventional prepress process. We offer a comprehensive line of precision imaging equipment, including scanners, proofing devices and output devices, as well as workflow management software. Our systems are based on our patented and proprietary thermal imaging and related technologies. These technologies enable printers to use their printing presses more profitably, while improving their ability to meet customer demands for tighter deadlines, better and more consistent color quality, shorter print runs and greater customization of print jobs.

  We were the first to develop and commercialize a fully integrated high-speed computer-to-plate solution and our innovations have established thermal imaging as the industry standard for computer-to-plate technology. Since 1994, more than 900 of our computer-to-plate imaging systems have been installed in 29 countries. This is more than twice the number of installations of any of our competitors. Nine of the ten largest commercial printers in North America are adopting Creo systems as their computer-to-plate solution. Creo systems are currently used in the production of high-circulation glossy magazines, including Glamour, Newsweek, Scientific American, Sports Illustrated and Time, as well as other documents such as color brochures and catalogs.

  We are a leader in developing innovative prepress technology. In 1994, we delivered the first commercial computer-to-plate system, which used visible light to create the image on the plate. In 1995, we commercialized the first thermal computer-to-plate system. In 1996, we introduced the first digital proofing device that allows printers to produce accurate, high-quality digital proofs with the same imaging equipment used to image plates. We have been awarded four Graphic Arts Technology Foundation InterTech Technology Awards, which are given for products predicted to have a major effect on the graphic communications industry. The Graphic Arts Technology Foundation is a member-supported, nonprofit technical and educational organization serving the graphic communications industries. Creo is a member of The Graphics Arts Technology Foundation. The Graphics Arts Technology Foundation requires that each member pay an entry fee of $1,000 to be considered for each award.

  We are at the forefront of research and development of digital prepress technology, including digital offset press products. We believe that digital offset press technology, which images digital data directly onto a printing press, will become the next generation of prepress for short-run offset printing. Our belief is based on the fact that Heidelberg, the largest press manufacturer in the world, has recently begun shipping a press that uses digital offset press technology, and the fact that MAN Roland, the second largest press manufacturer in the world, has publicly demonstrated a digital offset press. We currently have 371 people involved in research and development and, in the year ended September 30, 1998, our total research and development expenditures were $19.1 million. As of March 31,1999, we held 30 United States and foreign patents and had 39 United States and foreign patent applications pending.

  An important part of our growth strategy has been establishing strategic alliances with major industry participants. For example, in October 1997, we established a joint venture with Heidelberg to develop, manufacture, market and distribute our computer-to-plate solutions worldwide.

Industry Background

  Commercial printing is the largest segment of the printing industry and commercial printers are the largest purchasers of prepress capital equipment. Commercial printers use high speed lithographic offset printing presses, which require a set of master printing plates, to produce multiple copies of high-quality color materials such as magazines, catalogs and corporate annual reports. In lithographic offset printing, the images to be printed are formed on printing plates and the plates are then mounted onto the printing press cylinders. On the press, only the imaged areas of the plates accept ink. The inked images are then transferred onto the rubber-covered surface of another cylinder, and from that surface onto roll or sheet-fed paper. Lithographic offset printing produces large volumes of high-quality copies at high speed and low variable cost. According to an industry study prepared in July 1998 for NPES The Association for Suppliers of Printing, Publishing and Converting Technologies based in Reston, Virginia, United States revenues of commercial printers in 1997 exceeded $70 billion. In a report prepared for us in January 1998, Pira International, an independent center for printing research based in Leatherhead, England, estimated the non-United States commercial printing market to be approximately 2.25 times larger than in the United States.

  The commercial printing industry is mature, fragmented and highly competitive, and is therefore characterized by narrow profit margins. In addition, printers face increasing demands from customers for tighter deadlines, better and more consistent color quality, shorter print runs and greater customization of print jobs. For example, publishers of magazines and catalogs increasingly wish to customize their publications to appeal more effectively to target audiences in different geographic regions or market segments, and to make last-minute changes in response to late-breaking developments.

  Our computer-to-plate solutions address the prepress needs of commercial printers. In a report prepared for us in November 1997, State Street Consultants, Inc., an independent consulting firm based in Boston, Massachusetts, estimated the worldwide market for prepress imaging equipment to exceed $3 billion in 1995. Although many of the largest commercial printers have begun to adopt computer-to-plate solutions, we believe the market is still developing. We believe that less than 20% of commercial printers in the world currently use computer-to-plate solutions. According to a June 1999 report prepared for Creo by Cloud Information Services, an industry research group based in Nashua, New Hampshire, computer-to-plate unit shipments worldwide are expected to grow at a compound annual growth rate of over 25% from 1999 to 2003.

The Conventional Prepress Process

  Conventional prepress requires highly skilled workers to perform a series of complex, time-consuming and labor-intensive manual tasks to create each printing plate.

  In conventional prepress, digital pages consisting of text, graphic images and line artwork are created on a computer with word processing and desktop publishing software. These digital pages are converted into a series of dots which are then used to create printing plates. After the multi-colored digital document has been separated into its base component colors (cyan, magenta, yellow and black), a device called an imagesetter uses light or heat to image the series of dots onto single or double page films, or separations. Four films are produced for each page--one for each of the four component colors. Each film is then developed, much like a photographic negative, to make the latent image visible.

  Proofs are then made by exposing light-sensitive proofing media (usually coated paper) to the films, in the same sequence that will be used on the press, similar to the way in which photographic prints are made. The resulting composite proof simulates the pages that will be finally output from the press, and any required adjustments can be made to the original files and new films produced before the printing plates are imaged.

  After the pages are proofed, the single or double page films are manually assembled into 2-page, 4-page, 8-page or 16-page "flats," depending on the press size, with each of the four colors requiring a separate flat. A proof is then made of the assembled flats to verify that the individual pages are in the proper order and that the alignment of the assembled films is accurate. For high quality color printing, the alignment of the assembled films must be accurate to within two thousandths of an inch. As a result, alignment is prone to error and frequently requires rework.

  Once the proofs have been approved, each flat is used to expose a light-sensitive printing plate, similar to the way in which the proofing media were exposed, creating a positive image on the plate. Each exposed plate is processed to develop the image, and then manually mounted on the press in the correct color sequence. After mounting, further adjustment of the plates is required to ensure the accuracy of the final printed product. Each plate is then inked with one of the four component colors, and the printing process can begin. During printing, the four plates will impress the paper sequentially, and the final composite printed product will look like the original digital page.

  The following diagram illustrates the conventional prepress process:

  [Description Conventional Prepress Diagram under "The Conventional Prepress
                                   Process"]

  Conventional prepress is a complex and expensive process with many shortcomings. For example, the large manual component of the conventional prepress process can lead to inconsistent results, and the conventional process requires the use of costly films and hazardous chemicals. Moreover, the frequency of rework results in idle time for expensive commercial presses. Despite these constraints, printers' customers are increasingly demanding tighter deadlines, better and more consistent color quality, shorter print runs and greater customization of print jobs. To meet these demands, printers must incur additional costs, but cannot readily pass on these costs to their customers. As a result of the shortcomings of the conventional prepress process, printers are limited in their ability to meet the needs of their customers on a cost-effective basis, and have therefore experienced reduced operating margins.

The Creo Solution

  Our computer-to-plate solutions consist of a comprehensive range of products that transfer computer-generated images and text directly onto printing plates, eliminating numerous steps from the conventional prepress process, including the creation and processing of film. Our solutions integrate:

  . input devices, which digitize film separations;

  . workflow software, which manages the flow of data as it is processed and prepared for output;

  . proofing systems, which are used to check color and layout by creating a digital simulated copy of what the final printed job will look like; and

  . output devices, which transfer data onto plates for use on a printing press.

  In the streamlined Creo solution, the digital pages are processed and separated into their four component colors and the resulting series of dots is imaged by the Creo output device directly onto thermal printing plates, eliminating the entire film- and flat-creation process. The plates are then developed and mounted on the press for printing. The following diagram illustrates the prepress process using the Creo solution.


        [Description of Creo Solution Diagram under "The Creo Solution"]

A rectangle, labeled "Creo Solution," contains 5 small icons in a horizontal line. Except for the last icon, each icon is connected on its left side pointing to the icon on its right. Starting from the left and moving right, the icons are labeled "Create digital pages," "Workflow management," "Image thermal plates and proofing media," "Develop plates," and "Mount plates on press."

  The key component of our solution is our patented thermal imaging head that uses laser beams to precisely imprint heat-sensitive printing plates and proofing materials. Our thermal head splits the output of a single high-power laser into 240 separate beams. In contrast, most competing computer-to-plate systems use fewer beams for imaging because they require a separate laser to produce each beam. This significantly increases their cost and complexity. In 1996, the Graphic Arts Technology Foundation awarded Creo an InterTech Technology Award for the innovation of our thermal imaging head technology.

  We were the first to offer a commercial computer-to-plate system that transfers data onto plates wrapped around the outside of a rotating drum, known as external drum architecture, rather than onto a plate fixed to the inside of a stationary drum, known as internal drum architecture. Since the imaging head can be positioned closer to a plate mounted on an external drum, we believe that external drum technology produces a higher quality image on the plate, particularly in larger formats. Many imaging systems on the market now use external drum architecture. Moreover, since all offset presses are external drum devices, external drum architecture is uniquely suited for on-press imaging applications using digital offset press technology. Our solution is unique because it combines external drum architecture with our multi-beam thermal imaging head. This combination increases imaging throughput while at the same time allowing the drum to rotate more slowly than is possible with systems having fewer beams, thus reducing vibration and the need for precision balancing, enhancing overall plate quality.

  In comparison with other commercially available computer-to-plate systems, we believe that our unique combination of technologies delivers:

  .  more accurate images;

  .  greater color consistency;

  .  improved prepress reliability; and

  .  faster throughput.

  The Creo solution allows printers to respond more quickly and cost-effectively to demands from their customers for tighter deadlines, better and more consistent color quality, shorter print runs, and greater customization of print jobs. At the same time they can benefit from reduced print cycle times and more flexible scheduling of presses.

  The principal features of our computer-to-plate solutions are:

 End-to-End Prepress Solutions

  Our solutions integrate a complete range of Creo products that address the entire prepress process. Our scanners, workflow management software, proofing devices, and output devices together comprise a complete and fully integrated digital prepress system. We do not believe any competitor offers a product range comparable in breadth, versatility and performance.

 Open Architecture and Connectivity

  Our solutions support industry-standard file formats, accommodate a wide variety of input media and are adaptable to emerging file formats. Our equipment is designed to be compatible with printers' existing prepress equipment, thus avoiding waste and making our customers' investment decisions easier. For example, our output devices can image film, for the printers that require this capability.

 Modularity and Versatility

  The components of our computer-to-plate solutions are modular and can be used separately or assembled in a variety of configurations to meet the needs of customers with varying print volumes and press sizes. For example, printers can add different components to increase functionality, and can add more of the same components to increase capacity. In addition, our output devices can accommodate the full range of plate sizes, throughput requirements and automation levels.

 Knowledgeable and Comprehensive Customer Support

  We offer comprehensive pre-sale evaluation, installation, system integration, training and post-sale support through what we believe is the most knowledgeable and experienced field service organization in our industry. We believe that our service and support organization, which maintains the reliability and performance of our systems and improves the productivity of our customers, differentiates us from our competitors.

Our Business Strategy

  Our objective is to maintain our position as a leading developer and supplier of innovative digital prepress products and technologies. Our business strategy consists of the following key elements:

 Expand Our Technology Leadership

  We intend to continue to make significant investments in research and the development of innovative, next-generation, market-leading technologies such as digital offset press technology, as well as to apply our existing technologies to new markets such as packaging printing. We will continue to broaden the range of our product offerings as well as enhance the features, reliability and price/performance of our existing computer-to-plate products. Our focus on technology leadership has been critical in building our customer base, and our close co-operation with key customers, press manufacturers and leading industry suppliers has been invaluable in the design process by permitting us to understand and respond to market needs. We are continuing to strengthen our brand image, which we believe is synonymous with market-leading computer-to-plate technology.

 Focus on Customer Success

  We will continue to work closely with our customers to ensure that our systems generate clear economic benefits for them. We work with our customers during the design process to evaluate the productivity, output quality, reliability and ease of use of our systems. We also maintain service and support relationships with almost all of our customers, and we will continue to expand our customer service capabilities by hiring additional service personnel to be located close to our customers.

 Expand and Leverage Strategic Business Alliances

  Our success to date has been due in part to our strategy of establishing collaborative relationships with leading commercial printers, manufacturers of printing presses, plates and consumables and others in the commercial printing industry. Our strategy is to continue to develop and expand these collaborative relationships to broaden our distribution, product development and manufacturing capabilities. We believe these strategic relationships allow us to anticipate market needs, develop products to work optimally with new product offerings of press and plate manufacturers and enhance market acceptance of our products.

 Expand Our Global Market Presence

  We intend to expand our market penetration geographically, with a focus on small to mid-size commercial printers, which generally use 4-page and 8-page presses. We intend to devote considerable resources to enhancing our penetration of the 4-page and 8-page market, primarily through our relationship with Heidelberg. We also intend to expand our presence in the international market for large-format computer-to-plate systems by augmenting our direct sales force and entering into distribution arrangements with leading vendors of thermal plates.

Products

  We provide end-to-end digital solutions for prepress automation, which include input devices, prepress workflow management systems and a variety of proofing and output devices:

            [Description of Creo Solution Diagram under "Products"]

In the upper left corner of a rectangle, there are two small icons. The top icon is labeled "Digital Files." The icon under the Digital Files Icon is labeled "Renaissance Scanner." These two icons are connected by a bracket to their right. An arrow protrudes from the middle of this bracket. The arrow points right to a rectangle that has the words "Workflow Management Systems" inside of it. An arrow protrudes from the bottom of the Workflow Management Systems diagram and points to a bracket labeled "Digital Proofing." The left prong of the Digital Proofing Bracket points to a small icon labeled "Virtual Proofing Station." The right prong of the Digital Proofing Bracket points to a small icon labeled "Proofsetter Spectrum TM." An arrow also protrudes from the right side of the Workflow Management Systems rectangle. This arrow points to a four-pronged bracket. Each of these prongs points to a small graphic. Starting from the top, the four graphics are labeled "Trendsetter TM," "VLF Trendsetter," "Platesetter," and "VLF Platesetter."

 Digital Input Devices

  Our Renaissance scanners enable printers to convert archived film, customer-supplied film and reflective copy into digital data, allowing them to obtain the benefits of digital workflow management. All Renaissance scanners include Creo software tools for alignment and editing. In 1997, the Graphics Arts Technology Foundation awarded us its InterTech Technology Award for our Renaissance scanner. The list prices of our scanners generally range from $225,000 to $345,000, depending on configuration and options.

 Workflow Management Systems

  Creo's digital workflow management systems incorporate both our proprietary software and third-party software and hardware whose performance we enhance. Our workflow management systems process and archive the vast amounts of data used by printers to create plates and proofs. By reducing the number of repetitive manual tasks and efficiently integrating all aspects of prepress, these systems enhance both productivity and output quality. Our workflow management systems can be configured for varying prepress workflow needs, and for both high-volume and low-volume printers. The list prices of our workflow systems range from $75,000 to $300,000, depending on configuration and options.

 Digital Proofing Devices

  Our Virtual Proofing Station creates an on-screen digital simulated copy of what a final printed job will look like, permitting confirmation of accuracy and color quality. Our Proofsetter Spectrum, which creates a hard copy of the digital proof, is available both as a stand-alone product and as an optional addition to our Trendsetter output devices. The list price of the Proofsetter Spectrum is $235,000.

 Computer-to-Plate Output Devices

  Our CTP output devices are available in several formats capable of handling virtually all plate types and sizes. All of our output devices currently use the same thermal imaging technology and multi-channel thermal imaging head.

  Platesetter. The fully automatic Platesetter is designed for high-quality, high-volume commercial printers exposing up to 450 plates daily. It enables a single operator to load up to 600 plates of up to six different sizes at a time without removing the plates from their shipping cartons. In 1994, the Graphics Arts Technology Foundation awarded us an InterTech Technology Award for the Platesetter 3244. In 1996, we introduced the Very Large-Format Platesetter to respond to printers' needs for larger computer-to-plate plates designed for wide web presses that use rolls of paper, rather than individual sheets. The list prices of the Platesetter generally range from $390,000 for the Platesetter 3244 to $860,000 for the Very Large-Format Platesetter, depending on configuration and options.

  Trendsetter. The semi-automatic Trendsetter is designed for high-quality, commercial printers exposing up to 300 plates daily. These printers have less need for the full automation of the Platesetter since they use fewer plates. Upgrades to the basic Trendsetter are available to provide automatic plate handling and to permit proofing with our Proofsetter Spectrum option. The versatility and multi-function capability of the Trendsetter makes it particularly attractive to small and mid-size commercial printers since it provides proofing capabilities at a modest increase in capital expense. For many printers, the multi-use Trendsetter can meet all requirements for plates, proofs and film, where required. Larger printers can use the Trendsetter primarily to image proofs and to provide peak-period plate-making capacity and backup for their primary Platesetter. The list prices for Trendsetter output devices generally range from $135,000 for the Trendsetter 3230 to $550,000 for the Very Large-Format Trendsetter, depending on configuration and options.

Research and Product Development

  Our research and product development activities are performed in-house by a group of engineers and scientists with expertise in a variety of fields, including software, electronics, mechanics, optics, physics and chemistry. Product development is organized around core teams with representatives from all areas of our company. Each core team has the authority to manage all aspects of its products and projects, including product architecture, core technology, functionality and testing.

  In the fiscal years ended September 30, 1996, 1997 and 1998, our total research and product development expenditures were $14.7 million, $14.9 million and $19.1 million, respectively. For the six months ended March 31, 1999, our total research and product development expenditures were $13.3 million. We have received funding for our research and development work from media suppliers, press manufacturers and our customers in connection with specific product development initiatives which they have asked us to undertake. We have also received funding from the Canadian government through investment tax credits. From October 1, 1995 through March 31, 1999, we received an aggregate of $26.3 million in research and development funding from these sources.

  Our current research and product development efforts are focused on improving our current product line, including enhancements to our thermal imaging head technology, developing next generation workflow and output devices, including a line of digital offset press products, and applying our core technologies to new printing markets and methods such as packaging printing and flexography.

 Workflow Systems

  Creo and Heidelberg are co-developing a state-of-the-art family of workflow and related products to manage the prepress operation. The new system is designed to fully automate the prepress process by providing intelligent scheduling and workflow optimization through an open standard, multi-user architecture that can be adapted to fit the needs of any size printer. It is device-independent and extremely flexible, and integrates easily with most output devices. It is designed for medium and large commercial printers, is adaptable to both black and white and color printing and can accommodate growth in printers' prepress operations.

 Digital Offset Press

  We are working with the leading manufacturers of printing presses to develop advanced digital offset press systems. A digital offset press imaging system images digital data directly onto the press. The digital offset press technology that we are currently introducing through Heidelberg uses a plate that is similar to standard computer-to-plate plates, which is fixed to the press before being imaged, but which must be replaced each time the image changes. We also have under development a new generation of digital offset press technology in which the plate cylinder is coated with a polymer and imaged. After the job has been printed, the plate cylinder is "erased" and a new coating of polymer is applied, allowing new data to be imaged for the next job. Digital offset press technology is expected to further reduce the total cost of prepress and press set-up for offset printers. This should allow printers to compete more effectively with alternative printing technologies that have low set-up costs and are generally used for short print runs.

 Flexography

  We have begun applying our knowledge of prepress to the second largest segment of the printing industry, packaging printing. Package printers use a variety of printing processes, the most common of which is flexographic printing. Rather than using the metal plates traditionally used by commercial printers, flexographic printers primarily use more expensive rubber plates for printing onto a wide variety of materials including plastic, film, paper, cardboard and metal. According to a 1996 study prepared for the Graphic Arts Marketing Information Service of Alexandria, Virginia by Strategies for Management, Inc., an industry group, the estimated size of the packaging market at $55 billion and flexography represented approximately 60% of that market.

  In 1998, we introduced several prototype units of our Thermoflex digital flexographic platesetter for packaging printers. This device has high productivity and incorporates plate handling features that minimize damage to the expensive plate material. It can image flexographic plates of any size and thickness without any reduction in processing speed. Digital flexographic plates offer significantly higher quality than conventional flexographic plates, and allow flexographic printers to compete more effectively with other printing methods.

  The Thermoflex can also image processless thermal film using a proprietary process which improves the performance of less expensive flexographic plates. In March 1999, the Flexographic Pre-Press Platemakers Association awarded Creo its Technological Innovator of the Year Award for the Thermoflex. The list price of the Thermoflex is expected to be in the range of $400,000 to $495,000, depending on configuration and options.

Our Joint Venture with Heidelberg

  In October 1997, we established a joint venture with Heidelberg to develop, manufacture, market and distribute our 4-page and 8-page computer-to-plate products and related workflow management products and consumables worldwide, and to develop additional prepress products. Heidelberg is the largest manufacturer of printing presses in the world and the leading supplier of the 4-page and 8-page sheet-fed printing presses. The 4-page and 8-page printing presses are the type most commonly used by small and mid-size commercial printers. For the year ended March 31, 1998, Heidelberg reported total revenues in excess of $3.5 billion, of which approximately $2.3 billion was attributable to sales of these presses. For the six months ended March 31, 1998, Heidelberg's revenue associated with the joint venture was $16.3 million. With offices in more than 160 countries, Heidelberg has substantial international marketing and distribution channels for commercial printing presses and prepress equipment, and an extensive customer support and service organization. We expect to realize significant benefits from the joint venture with Heidelberg. These include:

  . access to Heidelberg's worldwide customer base of small and mid-size commercial printers, through its established marketing and distribution network;

  . access to Heidelberg's extensive service and customer support organization outside North America;

  . shared funding of some of our research and development projects relating to joint venture computer-to-plate products; and

  . cost-effective manufacture of some computer-to-plate products by Heidelberg at its manufacturing facilities in Kiel, Germany.

  Under the agreement with Heidelberg:

  . each party provides goods and services to the joint venture at cost, as defined in the agreement;

  . in general, costs and profits are shared equally;

  . Heidelberg is the principal manufacturer of our 4-page and 8-page
    Trendsetter output devices, although we continue to manufacture a limited quantity of these products at our facilities in British Columbia;

  . Creo has the right to be the sole supplier of thermal imaging heads for use with joint venture computer-to-plate products;

  . North American marketing and distribution of most joint venture products is done jointly, although Creo has reserved some key North American accounts for itself; elsewhere, marketing and distribution is done through Heidelberg's distribution channels;

  . prices for joint venture products are established jointly;

  . Heidelberg may not sell computer-to-plate products of other manufacturers as long as it markets and distributes joint venture products, and we may not use third parties to market our computer-to-plate products that are not covered by the joint venture, such as the Very Large-Format Trendsetter, without first offering marketing and distribution rights to Heidelberg;

  . in North America, Creo provides customer service and support for our 4-page and 8-page computer-to-plate products; in the rest of the world these functions are generally performed by Heidelberg. Neither the costs nor the revenues associated with customer service and support are shared;

  . we are the exclusive provider of research and development for joint venture computer-to-plate products and related consumables, and we work jointly with Heidelberg on research and development relating to workflow products; and

  . in general, intellectual property developed in connection with the joint venture remains the property of the party that developed it, but is licensed to the joint venture without charge.

  The joint venture is co-managed. It does not own any material assets, maintain any employees or operate its own manufacturing or other operating facilities. Disputes concerning most financial matters will be submitted to the joint binding determination of our respective independent auditors. To date there have been no disputes submitted to either parties' auditors for resolution. If the independence of the auditors would be impaired by their determining a dispute, they would be prevented from rendering a determination. Disputes over the interpretation of the joint venture agreement may, as a last resort, be submitted to binding arbitration. If a dispute arises concerning the operation or management of the joint venture and the parties cannot reach agreement on the matter, either party may terminate the joint venture if it considers that resolution of the disagreement is necessary to the continuation of the joint venture.

  Our agreement with Heidelberg grants broad termination rights to both parties. For example, either party may terminate the joint venture if the joint venture fails to achieve, for any rolling 12-month period after

March 31, 1999, the highest revenue levels in both Europe and North America of any seller of computer-to-plate products that are competitive with the computer-to-plate products sold by the joint venture. Each party also has the right to terminate in certain other defined events, including:

  . the other party becoming bankrupt;

  . a 25% or greater ownership interest in the other party being acquired by another seller of computer-to-plate products;

  . the other party failing to commit appropriate resources to achieving the objectives of the joint venture; and

  . the other party committing a breach of a material obligation under the joint venture agreement and, having been given notice of the breach, failing to remedy it within 45 days.

  If the joint venture is terminated, the agreement provides that the parties will cooperate to ensure that each party still has access to the products, the manufacturing facilities and the service organization and distribution channels formerly provided by the other through the joint venture, so that each party can independently develop the business capabilities previously available through the joint venture. Specifically:

  . we will license Heidelberg to manufacture and distribute our computer-to-plate products, at fair original equipment manufacturer prices, for two years;

  . each party will grant the other license for up to three years, relating to workflow products and components for which it owns the intellectual property rights, at fair original equipment manufacturer prices; and

  . we will complete, on an equal cost-sharing basis, any research and development obligations undertaken prior to termination.

Sales and Marketing

  We sell and support our products through both direct and indirect sales organizations, including the joint venture with Heidelberg. Our direct sales organization consists of over 100 people located at our headquarters in Burnaby, British Columbia; in regional sales offices in various locations in the United States, including Boston, Chicago, Los Angeles and San Francisco; in Brussels, Belgium; and in Sydney, Australia.

  Our direct sales organization is responsible for sales worldwide (except in Japan) of all products not included in the joint venture with Heidelberg. Both Creo and Heidelberg sell joint venture products in North America. Outside of North America, Heidelberg is the exclusive marketer and distributor of joint venture products. In Japan, we sell our computer-to-plate products through Dainippon Screen Mfg. Co. Ltd. and Heidelberg.

Production and Assembly

  We produce and assemble our Renaissance scanners, Platesetter 3244, Very Large-Format Platesetter and Very Large-Format Trendsetter output devices, and all thermal imaging heads, in our three production facilities in British Columbia. We also produce a limited number of 4-page and 8-page computer-to-plate output devices for distribution in North America. We perform electro-optical assembly, precision mechanics and electro-mechanical assembly, as well as testing and systems integration at these facilities. In order to maintain flexibility and reduce costs, we sub-contract the manufacture and assembly of some of the components of our output devices. All of our output devices are designed to use the same imaging heads, resulting in reduced inventory requirements and increased manufacturing and servicing efficiencies.

  The majority of the 4-page and 8-page Trendsetter output devices to be distributed by the joint venture worldwide are currently assembled at Heidelberg's manufacturing facility in Kiel, Germany. The joint venture agreement contemplates periodic reviews of the cost competitiveness of each manufacturing facility and, based on these reviews, manufacturing responsibility can be reassigned. Nevertheless, a party with manufacturing responsibilities can retain them, even if it is not cost competitive, so long as it agrees to subsidize the joint venture for the incremental cost of manufacturing at its facility.

  We manufacture products based on customer orders, although we purchase some subassemblies and components prior to receipt of customer orders. Lead times for the materials and components that we order vary significantly, depending on factors such as the specific supplier, contract terms and the demand for a component at a given time.

Customers and Customer Support

  More than 900 of our computer-to-plate systems have been installed at over 480 customer sites in 29 countries. Many of the largest commercial printers in North America have installed our systems at multiple sites. About half of our current customers are small and mid-size commercial printers, principally in North America. We expect to expand our penetration of the worldwide small and mid-size printing market, principally through our joint venture with Heidelberg. We also intend to increase sales of our large format systems worldwide, principally through our own direct sales force. In the six months ended March 31, 1999 and in fiscal 1998 no customer accounted for more than 10% of our revenue. In fiscal 1997, only one customer accounted for more than 10% of our total revenue.

  We provide comprehensive services to our customers including on-site and 24 x 7 on-line service and support. Upon delivery of one of our systems, a team performs the installation and initial testing procedures and supports the site until the customer has accepted the system. Our field operations team and strategically located service representatives provide same-day or next-day on-site service under support contracts. We also have experienced engineers connected by modem with each of our systems in North America to provide immediate remote-line diagnostics and troubleshooting. We also provide instruction to customers in the use of all of our products, both at their sites and at our training centers located at our headquarters and at a software training center near Chicago. Technical news and updates, as well as software upgrades, are posted on our web site for easy remote access. Heidelberg's extensive international customer service and support organization supports sales by the joint venture outside North America.

Intellectual Property

  Our success and ability to compete are dependent in part on our ability to develop and protect our proprietary technology. We file United States and, where appropriate, foreign patent applications to protect technology, inventions and improvements important to the development of our business. We also rely on a combination of copyright, trademark and trade secret rights, confidentiality agreements and licensing arrangements.

  As of March 31, 1999, we held 24 issued United States patents and 6 issued foreign patents and had 30 United States and 9 foreign patent applications pending. These issued and pending patents cover various aspects of our products and processes. The expiration dates of our issued patents range from January 2003 to January 2017.

  Our confidentiality and proprietary information agreements with our senior management, other employees and others generally provide that all confidential information developed or made known to these individuals by us during the course of a relationship with us is to be kept confidential and not disclosed to third parties, except in specific circumstances. The agreements also generally provide that all inventions developed by the individual in the course of rendering service to us belong exclusively to us.

Competition

  The market for digital prepress equipment and systems is highly competitive. It is changing rapidly and is affected by changes in customer requirements, new product introductions and other market activities of industry participants. We face direct competition from other manufacturers of prepress input and output systems. Our principal direct competitors in the prepress automation systems market are Scitex Corporation Ltd., Agfa-Gevaert N.V., Dainippon Screen Mfg. Co. Ltd., Barco N.V. and Cymbolic Sciences International, Inc. Other companies offer equipment that competes with specific products or product capabilities within our product line.

  The principal competitive factors affecting sales of our solutions are price relative to performance and customer service. Potential customers typically weigh price against throughput of systems, quality, reliability and cost of operation. They demand a high level of training, support and service, and adaptability to their specific requirements and existing equipment.

  We also face potential indirect competition from other printing methods, principally xerography. Xerography is the printing process used in most ordinary office copiers, in which an electrostatic image is developed with a dry powder toner and then transferred to paper. Xerography has benefited from recent technological innovations that could make it an economic alternative to offset printing for low volume print runs. Xerography enables different images to be printed on successive pages and is sometimes described as "on-demand" printing. If recent innovations in xerographic technology enable higher quality color images to be reproduced xerographically in larger volumes and with lower variable costs, xerography could present an alternative to lithographic printing at relatively low print volumes. We expect that for the foreseeable future the cost per page of xerography will continue to be higher than that of offset lithography, and that these devices will be used primarily to provide highly variable or extremely short run printing. At the same time, we believe that the emergence of a mature digital offset press technology has the potential to transform the lithographic offset press into a press that can be used for short print runs and that can compete with recent innovations in xerographic technology, wherever page-to-page variation is not required.

Employees

  As at March 31, 1999, we employed 1,237 people full-time. Of these, 371 are engaged in research and product development, 339 in manufacturing, 298 in customer support activities, 127 in marketing and sales and 102 in administration.

  We believe we have developed a unique corporate culture that attracts highly qualified and motivated employees. We emphasize teamwork, flexibility, local decision making and the free flow of information. Employee turnover is low, and most of our employees hold either common shares or options to acquire common shares. We have never had a work stoppage and no employees are covered by collective bargaining agreements. We believe our employee relations are excellent.

Facilities

  Our headquarters are located in Burnaby, near Vancouver, in British Columbia, Canada. We own two adjacent facilities totaling 213,000 square feet housing our executive and administrative offices, our product development group, a demonstration facility, customer support response center, customer training facility, and a thermal head production facility. We also own a 140,000 square foot production facility in Delta, British Columbia, which includes a modern assembly area, cleanrooms for integration and product testing and a precision machine shop with computer controlled equipment. The Delta facility and one of the two Burnaby facilities are mortgaged to a Canadian chartered bank. The mortgage matures on February 4, 2002. We have regional sales and service offices in leased premises in various locations throughout the United States. Our European sales, service and training operations are headquartered in Brussels, Belgium, under a lease expiring in December 2005.

Legal Proceedings

  We are involved from time to time in legal proceedings in the ordinary course of our business, including actions relating to our intellectual property rights. We do not believe that the outcome of any present litigation will have a material adverse effect on our business, operations or financial condition.

                                   MANAGEMENT

Directors and Executive Officers

  The following table presents information about our directors and executive officers, as of March 31, 1999:

 Name and Municipality of Residence
 Principal Occupation (other than Creo)      Age       Position with Creo
 --------------------------------------      --- ------------------------------
 Amos Michelson (1).........................  46 Chief Executive Officer and
  Vancouver, British Columbia                    Director

 Daniel Gelbart.............................  52 President and Director
  Vancouver, British Columbia

 Michael D. Ball............................  37 Vice President, Sales and
  Brussels, Belgium                              Support of Creo Products N.V.

 N. David Brown.............................  44 Vice President, Business
  Vancouver, British Columbia                    Strategy

 Mark N. Dance..............................  35 Vice President and Chief
  Vancouver, British Columbia                    Operating Officer

 Philippe H. Favreau........................  36 Vice President, Manufacturing
  Vancouver, British Columbia

 Kevin M. Joyce.............................  33 Vice President, Sales of Creo
  Boston, Massachusetts                          Inc.

 Thomas A. Kordyback........................  47 Vice President, Finance, Chief
  Vancouver, British Columbia                    Financial Officer and
                                                  Secretary

 Robert J. Mielcarski.......................  40 Vice President, Business
  Delta, British Columbia                        Systems and Technology

 Boudewijn P. Neijens.......................  40 General Manager of Creo
  Brussels, Belgium                              Products N.V.

 B. Darcy O'Grady...........................  45 Vice President, Human
  Vancouver, British Columbia                    Resources

 Michael Rolant.............................  37 Vice President, Customer
  Vancouver, British Columbia                    Support

 Raphael H. Amit, Ph.D. (1)(2)..............  51 Chair of the Board and
  Vancouver, British Columbia                    Director
  Professor, University of British Columbia

 David A. Bennett (2).......................  58 Director
  Vancouver, British Columbia
  Managing Director,
  Business Development Bank of Canada

 Thomas D. Berman (1)(3)....................  41 Director
  Winnetka, Illinois
  Executive Director, Brinson Partners, Inc.

 John J. Bu (1)(3)..........................  35 Director
  Short Hills, New Jersey
  Vice President, Goldman, Sachs & Co.

 Douglas H. Richardson......................  37 Director
  Vancouver, British Columbia

 Kenneth A. Spencer, Ph.D. (1)(2)...........  55 Director
  Vancouver, British Columbia
  Corporate Director

--------
(1) Member of the Compensation, Nominating and Corporate Governance Committee.
(2) Member of the Audit Committee.
(3) Member of the Finance Committee.

  The following is a brief biography of each of Creo's directors, executive officers and key employees:

  Amos Michelson has been our Chief Executive Officer since June 1995 and a director since March 1992. From August 1991 to June 1995, he was our Vice President, Business Strategy. For approximately ten years prior to joining us in 1991, he held various positions with Optrotech Ltd., an Israeli developer and manufacturer of optical and imaging systems for the printed circuit board industry, most recently Chief Operating Officer. Mr. Michelson holds a B.Sc. in electrical engineering from the Technion in Israel and an M.B.A. from the Stanford Graduate School of Business in the United States.

  Daniel Gelbart has been the President of Creo since February 1991 and a director since our formation in 1985, except for the period from February 1997 to February 1998. From May 1985 until February 1991, Mr. Gelbart was Creo's Vice President. Mr. Gelbart holds a B.Sc. and an M.Sc. in electrical engineering from the Technion in Israel.

  Michael D. Ball has been Vice-President, Sales and Support, Creo Products N.V., since May 1998. He joined us in April 1997 and, prior to his appointment as Vice President, Sales and Support, Creo Products N.V., he was Director, Sales and Support, of Creo Products, Inc. From June 1994 to April 1997, he worked in Canada as an independent business and technical support consultant. From June 1985 to June 1994, he held various sales and management positions with Digital Equipment of Canada, a manufacturer of computer systems, most recently as Sales Manager. Mr. Ball holds a B.Comm. from the University of British Columbia in Canada.

  N. David Brown has been our Vice President, Business Strategy since June 1995. He joined Creo in November 1990 and, prior to his appointment as Vice President, Business Strategy, held various positions, including Vice President, Product Development from September 1994 until June 1995, Director of Imaging Products from January 1993 until September 1994, Project Manager from May 1991 until January 1993, and Design Engineer from November 1990 until May 1991. Prior to joining Creo, Mr. Brown was a co-founder and served as Director of Product Development with TIR Systems, Inc., a Vancouver, British Columbia-based manufacturer of lighting systems. Mr. Brown holds a B.A.Sc. in automation engineering from Simon Fraser University in Canada.

  Mark N. Dance became our Chief Operating Officer in October 1997. He joined us in May 1994, and prior to his appointment as Chief Operating Officer, he held a variety of positions including Vice President, Operations from January 1997 until October 1997, Vice President, Product Development from June 1995 until December 1996, Product Manager for all CTP products from November 1994 until May 1995, and Project Manager from May 1994 until October 1994. From April 1986 to May 1994, he worked in Canada for Andronic Devices Ltd., a developer of surgical and medical automation devices, first as a Senior Project Engineer and later as the Director of New Product Development. Mr. Dance holds a B.Sc. in mechanical engineering from the University of British Columbia.

  Philippe H. Favreau has been our Vice President, Manufacturing since June 1996, having previously been Operations Manager since October 1995. From September 1992 until September 1995, Mr. Favreau worked in France for Schneider Electrical S.A., a supplier of electrical components. Mr. Favreau is a graduate in engineering physics from Ecole Polytechnique of Grenoble in France, and holds an M.Sc. in nuclear sciences from Ecole Polytechnique of Montreal in Canada and an M.B.A. from the University of Paris in France.

  Kevin M. Joyce was appointed Creo's Vice President, Sales for North America in March 1997. From February 1994 to March 1997, he was Creo's Director, Sales for the Eastern Region. Between 1989 and January 1994, Mr. Joyce worked in the U.S. for Optrotech Ltd. Most recently, Mr. Joyce was the Sales Manager of Optrotech's Graphic Arts Division from July 1993 to January 1994. Mr. Joyce holds a B.A. in American Studies from St. Michael's College in the United States.

  Thomas A. Kordyback became Creo's Vice President, Finance, Chief Financial Officer and Secretary in July 1995. From May 1993 until July 1995, he served as Chief Financial Officer of Telelink Communications

Corp., a Canadian paging systems company. Prior to May 1993, Mr. Kordyback worked in Canada as an independent business consultant. He holds a B.A. in economics from the University of Victoria in Canada and holds the Chartered Accountant designation.

  Robert J. Mielcarski has been Creo's Vice President, Business Systems and Technology since January 1999. He joined Creo in November 1995 and, prior to his current appointment, he held various positions including Vice President, Product Development from November 1996 to January 1999, and Product Manager for Digital Offset Press from November 1995 to November 1996. From November 1990 until November 1995, Mr. Mielcarski served as Vice President, Research and Development for Dynapro Systems, Inc., a Canadian developer and manufacturer of industrial automation systems. Mr. Mielcarski holds a B.Sc. and an M.Sc. in electrical engineering from the University of British Columbia.

  Boudewijn P. Neijens has been the General Manager of our Belgian subsidiary, Creo Products N.V., since joining us in October 1994. From July 1992 until September 1994, he was the European Sales and Marketing Director of Optrotech Ltd. From February 1989 to July 1991, Mr. Neijens served as Desktop Products Group Manager of Crosfield Electronics Ltd., an English manufacturer of electronic prepress systems. From March 1983 to January 1989, Mr. Neijens worked in Belgium for Brepols N.V., Belgium's largest commercial printer, as the manager of its prepress production department. Mr. Neijens holds an M.A. in mechanical engineering from the University of Brussels in Belgium and an M.B.A. from the Institut Superieur d'Etudes Administratives in France.

  B. Darcy O'Grady has been our Vice President, Human Resources since June 1996. He joined us in November 1994 and, prior to his appointment as Vice President, Human Resources, he served as Director, Human Resources. From 1986 to June 1994, Mr. O'Grady was Director, Human Resources of MacDonald Dettwiler & Associates, a systems engineering company based in Richmond, British Columbia. Mr. O'Grady holds a B.A. in Economics from Simon Fraser University.

  Michael Rolant has been Creo's Vice President, Customer Support since June 1996, having previously served as Creo's Worldwide Customer Service Manager since he joined us in October 1995. From September 1989 until October 1995, Mr. Rolant held various positions in Israel and the United States with Orbotech Ltd., a developer and manufacturer of automated inspection machinery for the printed circuit board industry, including Regional Operations Manager from February 1995 to October 1995, Customer Support Co-ordinator from June 1993 to February 1995, and Senior Systems Specialist from November 1991 to June 1993. Mr. Rolant holds a B.Sc. in electrical engineering from Tel Aviv University in Israel and an M.Sc. in management from Lesley College in the United States.

  Raphael H. Amit has been the Chair of the Board and has served as one of our directors since January 1996. Since August 1990, he has been a professor at the University of British Columbia. In addition, since July 1994, he has been the Peter Wall Distinguished Professor of Entrepreneurship and Venture Capital at the University of British Columbia. Dr. Amit holds a B.A. and an M.A. in economics from Hebrew University in Israel, and a Ph.D. in Managerial Economics from the J.L. Kellogg Graduate School of Management at Northwestern University in the United States.

  David A. Bennett has served as one of our directors since April 1994. Since June 1992, Mr. Bennett has been a Managing Director of the venture capital division of the Business Development Bank of Canada. Mr. Bennett holds the Chartered Accountant designation.

  Thomas D. Berman has served as one of our directors since June 1998. Since September 1990, he has been with Brinson Partners, Inc., an investment management firm, where he is currently Executive Director in the Private Markets Group. Mr. Berman holds a S.B. in Electrical Engineering from the Massachusetts Institute of Technology and an S.M. from the M.I.T. Sloan School of Management in the United States.

  John J. Bu has served as one of our directors since January 1997. Since August 1991, he has been with Goldman, Sachs & Co., an investment banking firm, where he is a Vice President in the Principal Investments

Area. Mr. Bu holds a B.A. in History and a B.S. in Finance from the University of Pennsylvania in the United States, and a J.D. from Harvard University in the United States.

  Douglas H. Richardson has served as one of Creo's directors since January 1999 on the nomination of our employees. Mr. Richardson has been the Thermal Imaging Product Manager since October 1997. Since joining Creo in October 1991 as a Systems Engineer, he has held various positions, including Project Manager of DOP and Thermal Imaging from September 1993 to July 1995, and Product Manager of all computer-to-plate devices from July 1995 to October 1997. Mr. Richardson holds a B.Sc. in engineering physics and an M.Sc. in mechanical engineering from the University of British Columbia.

  Kenneth A. Spencer co-founded Creo and has been a director since our formation in 1985, except for the period from January 1996 to January 1997. From May 1985 to June 1995, he was our Chief Executive Officer, and from May 1985 to January 1996, he also served as the Chair of our board of directors. Mr. Spencer is a member of the board of directors of Spectrum Signal Processing, Inc., a publicly traded company specializing in digital signal processing. Dr. Spencer holds a B.Sc. and Ph.D. in electrical engineering from the University of British Columbia and an M.B.A. from Simon Fraser University.

  Executive officers are appointed annually by the board of directors and serve until their successors are appointed and qualified. There are no family relationships among any of our officers or directors.

  Creo does not have employment agreements with its executive officers. However, we have entered into post-termination two-year non-competition agreements with Messrs. Brown, Dance, Gelbart, Kordyback and Michelson.

Creo's board of directors

  Creo's directors are elected at our annual meeting of shareholders and serve until their successors are elected or appointed, unless they resign or are removed earlier. Our articles of incorporation provide for a board of directors of a minimum of two and a maximum of nine directors. The board currently consists of eight directors. Under the Canada Business Corporations Act, a majority of our directors and any committee of the board of directors must be composed of resident Canadians.

  Messrs. Amit, Bennett, Berman, Bu, Gelbart, Michelson, Richardson and Spencer were elected to the board of directors in accordance with the provisions of the Shareholders Agreement among Creo and certain of its principal shareholders. These provisions of the Shareholders Agreement will terminate upon completion of this offering.

Committees of the board of directors

  Creo's board of directors has established three committees:

  The Compensation, Nominating and Corporate Governance Committee is responsible for reviewing the terms of employment and compensation arrangements for our senior executives, succession planning, awards under our 1996 Stock Option Plan and our Employee Profit Sharing Plan, maintaining a continuous review of board and committee effectiveness and making recommendations for nominees to be elected or appointed as directors.

  The Audit Committee is responsible for reviewing and making recommendations to Creo about independent auditors, the annual audit of our financial statements and our internal accounting practices and policies.

  The Finance Committee is responsible for reviewing and making recommendations to Creo's board of directors concerning the terms and conditions of financings, risk management and transactions which could materially affect our financial or corporate structure.

Director Compensation

  Our directors are not compensated for serving as directors. Our directors are eligible to participate in our 1996 Stock Option Plan.

Indemnification of Directors and Executive Officers and Limitation of Liability

  Creo's by-laws provide that we will indemnify any of our directors, former directors, officers and former officers, and other parties specified by the by-laws, against all costs reasonably incurred by them for any civil, criminal or administrative action or proceeding to which they are or may be made a party by reason of having been a director or officer of Creo. The indemnity covers amounts paid to settle actions or to satisfy judgments. However, Creo may only indemnify one of these persons, if that person acted honestly and in good faith with a view to the best interests of Creo, and, in the case of a criminal or administrative action or proceeding, if the person had reasonable grounds for believing that his or her conduct was lawful. The Canada Business Corporations Act provides that court approval is required for the payment of any indemnity in connection with an action brought by or on behalf of Creo. Creo has entered into indemnification agreements with each director and executive officer. We have been informed that, in the opinion of the U.S. Securities and Exchange Commission, the indemnification of directors, officers or persons controlling Creo for liabilities arising under the United States Securities Act of 1933 is against the public policy position expressed by the Act and is therefore unenforceable.

Compensation Committee Interlocks and Insider Participation

  The members of the Compensation, Nominating and Corporate Governance Committee are currently directors Michelson, Amit, Berman, Bu and Spencer. None of Dr. Amit, Mr. Berman or Mr. Bu has at any time been an officer or employee of Creo.

Executive Compensation

  In fiscal 1998, Creo paid an aggregate $1,058,472 in cash compensation to the directors and officers named under the caption "Directors and Executive Officers," as a group (18 persons).

  At March 31, 1999, our directors and officers, as a group, held options to purchase a total of 847,378 common shares, at exercise prices ranging from C$3.75 to C$17.50 per common share. These options are scheduled to expire on various dates between August 31, 2000 and January 4, 2004.

                           Summary Compensation Table

  The following table presents information concerning compensation earned for services rendered during each of our last three fiscal years by our Chief Executive Officer and our other four most highly compensated executive officers. Except as noted below, there were no long term compensation awards paid to these five officers during the fiscal years. The annual compensation presented below excludes perquisites and other personal benefits because these benefits did not exceed 10% of the total annual salary and bonus for any of these five officers.

                                                                   Long-Term
                                       Annual Compensation       Compensation
                                  ------------------------------ -------------
                                                                  Securities
                                                    Other Annual Under Options
Name and Principal Position  Year  Salary   Bonus   Compensation  Granted (#)
---------------------------  ---- -------- -------- ------------ -------------
Amos Michelson.............  1998 $ 94,435 $179,897   $ 4,551            --
  Chief Executive Officer    1997   93,782  128,682     4,343            --
                             1996   86,591       --     4,359            --

Daniel Gelbart.............  1998   94,435  179,897     4,551            --
  President                  1997   93,782  128,682     4,343            --
                             1996   86,591       --     4,359            --

Kevin Joyce................  1998  145,444       --     7,929           186
  Vice President, Sales of   1997  243,198       --    12,000         7,334
  Creo Inc.                  1996  104,422       --    12,000       113,200


Michael Ball...............  1998  115,047       --        --         6,094
  Vice President, Sales      1997   85,287       --        --         4,000
  and Support of Creo        1996   33,936       --        --            --
  Products N.V.

Boudewijn Neijens..........  1998   82,414       --     7,254         8,186
  General Manager of         1997   86,301       --     7,377        13,000
  Creo Products N.V.         1996   96,140       --     6,504        12,500(1)

--------
(1) Indicates common shares awarded to Mr. Neijens.

                       Option Grants in 1998 Fiscal Year

  The table below shows information regarding grants of stock options made to our Chief Executive Officer and our other four most highly compensated executive officers.

                                                                                      Potential
                                                                                  Realizable Value
                                                                                  at Assumed Annual
                                                                                   Rates of Stock
                                       % of Total                   Market Value        Price
                         Securities     Options                    of Securities  Appreciation for
                            Under      Granted to                    Underlying      Option Term
                           Options    Employees in  Exercise Price Options on the -----------------
Name                     Granted (#) Financial Year   (C$/Share)   Date of Grant     5%      10%    Expiration Date
----                     ----------- -------------- -------------- -------------- -------- -------- ---------------
Kevin Joyce.............      186         0.02%        C$17.50        C$17.50        C$899  C$1,987 January 1, 2003
Michael Ball............    6,094         0.73%        C$17.50        C$17.50     C$29,464 C$65,108 January 1, 2003
Boudewijn Neijens.......    8,186         0.98%        C$17.50        C$17.50     C$39,579 C$87,459 January 1, 2003

                         Fiscal Year-End Option Values

  The following table shows information relating to unexercised options held as of September 30, 1998 by our Chief Executive Officer and our other four most highly compensated executive officers. No options were exercised by these officers during fiscal 1998.

                                                                          Value of Unexercised In-the-Money
                         Unexercised Options as at September 30, 1998 (#)   Options at September 30, 1998
Name                               Exercisable/ Unexercisable                Exercisable/ Unexercisable*
----                     -----------------------------------------------  ---------------------------------
Kevin Joyce.............                 31,696 / 81,066                        C$243,046 / C$607,995
Michael Ball............                 12,378 / 0                              C$44,511 / C$0
Boudewijn Neijens.......                 22,186 / 0                              C$97,500 / C$0

--------
* The value of unexercised in-the-money options has been determined based on the fair market value of the common shares as determined by Creo's board of directors on the date of option grant.

Employee Benefit Plans

 1996 Stock Option Plan

  Our 1996 Stock Option Plan provides for the grant of incentive stock options to employees and nonstatutory stock options to employees and consultants. The purposes of the plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees and consultants and to promote the success of our business.

  The plan was approved by our board of directors in November 1995 and by our shareholders in January 1996. The plan will terminate in November 2005, although the board of directors may terminate it earlier. We have reserved 8,000,000 common shares for issuance under the plan. As of March 31, 1999, options to purchase 4,595,232 common shares were outstanding, 60,428 common shares had been issued on exercise of options granted, and 3,344,340 common shares remained available for future grant. The outstanding options are exercisable at prices between C$3.75 and C$17.50 per share. They expire on various dates between January 31, 2001 and January 4, 2004. Between January 1, 2000 and January 4, 2001, 201,588 of the outstanding options vest at various rates. The remaining outstanding options are fully vested. Options granted under the plan are generally fully vested at the time of grant.

  The plan is administered by our board of directors, which acts on the recommendation of its compensation committee. Options may be awarded both as a form of compensation and as an incentive. The board determines the terms of options granted under the plan, including the number of common shares that may be purchased and the exercise price. The exercise price of incentive stock options must be at least 100% of the fair market value of the common shares on the date of grant. However, the exercise price of options granted to an employee who holds more than 10% of the total voting power of all classes of our share capital must be at least 110% of the fair market value of the common shares at the date of grant. The exercise price of nonstatutory stock options granted under the plan is determined by the board of directors. Payment of the exercise price may be made in cash or other forms of consideration approved by the board.

  The term of options may not generally exceed ten years. In the case of an option granted to a holder of more than 10% of the total voting power of all classes of our share capital, the maximum term is 5 years. Our practice to date has been to grant options with five-year terms.

  The plan provides that options generally must be exercised within 30 days after the termination of the optionee's status as an employee or consultant. There are, however, exceptions. All of our outstanding options provide that if termination occurred before we completed our initial public offering, the option must be exercised within 30 days of completion of the offering. As of March 31, 1999, former employees held options to purchase up to 421,700 common shares, and these options will expire 30 days after completion of this offering. The plan further provides that the options of an optionee whose employment or consulting relationship terminates because of death must be exercised no later than 12 months after termination. It also provides that the options owned by an optionee whose employment terminates because of disability must be exercised within six months after termination. All options expire in any event on the expiration of their term.

  If we merge with or into another corporation, the successor corporation may agree to assume the outstanding options or substitute equivalent options. If the successor corporation does not agree to do so the options will terminate on the completion of the merger.

  The board of directors has the authority to amend or terminate the plan. Creo will seek shareholder approval of amendments to the plan if required by law to do so. No amendment will affect options already granted without the holder's consent. Shareholder approval is required to increase the number of shares reserved under the plan and to change the designation of the class of persons eligible to be granted options under the plan.

 Employee Profit Sharing Plan

  Creo maintains a profit sharing plan for eligible employees. Under the plan a certain percentage of annual profits may be set aside for distribution among our eligible employees. Employees become eligible to participate in the profit sharing plan after three months of continuous service. The amount set aside under the plan is determined by the compensation committee of our board of directors. In any fiscal year, that amount may not be greater than 12% of base earnings. Base earnings are defined as net income before taxes and profit sharing, less 12% of average shareholders' equity during the year. Three quarters of any amount set aside is shared equally among all eligible employees. The remaining quarter may be distributed at the discretion of the board of directors. An aggregate of $1,079,381 was distributed under the plan for the fiscal year ended September 30, 1998. Amos Michelson, our Chief Executive Officer, and Daniel Gelbart, our President, do not participate in the profit sharing plan.

 401(k) Plan for U.S. resident employees

  Creo maintains a 401(k) plan to provide eligible employees who are residents of the United States with a tax preferential savings and investment program. Employees become eligible to participate in the 401(k) plan on the first day of the month following the completion of three months of continuous service. Employees may elect to reduce their current compensation up to the lesser of 15% of eligible compensation or the statutorily prescribed annual limit and have the reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, Creo to make additional matching contributions to the 401(k) plan on behalf of the eligible participants, subject to a maximum of 5% of the participant's current compensation. The contributions made by and on behalf of employees may not exceed the maximum contribution limitation currently equal to the lesser of 25% of their compensation or $30,000 per year. In the fiscal year ended September 30, 1998, Creo made an aggregate of $228,062 in matching contributions to the 401(k) plan. Contributions by employees or by Creo to the 401(k) plan and income earned on plan contributions, are generally not taxable to the employees until withdrawn, and contributions by Creo are generally deductible by Creo when made. At the direction of each participant, the trustee of the 401(k) plan invests the assets of the 401(k) plan in selected investment options.

 Registered Retirement Savings Plans for Canadian resident employees

  Each year Creo contributes an amount equal to 5% of the gross salary of Canadian resident employees to their individual tax-deferred registered retirement savings plans. In the fiscal year ended September 30, 1998, the aggregate amount of these contributions was $1,151,624. Contributions by Creo are deductible by Creo when made.

      INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN MATERIAL TRANSACTIONS

  The following are the only material transactions Creo has entered into since October 1, 1995 in which any of our directors or executive officers or any holder of 5% or more of our common shares, or any of their respective associates or affiliates, has had any material interest:

  In November 1995, entities affiliated with Goldman, Sachs & Co. (the GS Group) purchased an aggregate of 2,962,962 units from Creo at a purchase price of $6.75 per unit. Each unit consisted of one common share and a warrant to purchase one common share at an exercise price of $6.75. In November 1998, the GS Group exercised all of the warrants by paying the exercise price in cash. GS Group is a holder of more than 5% of our common shares and John Bu, a Vice President of Goldman, Sachs & Co., is a member of our board of directors.

  In January 1998, Creo granted an option to purchase 10,000 common shares to Raphael Amit, the Chair of the Board of Directors. The option is exercisable at C$17.50 per common share and expires on January 1, 2003. In November 1997, we issued 6,334 common shares to Dr. Amit in consideration for consulting services rendered to Creo valued at C$110,845.

  In May 1997, entities for which Brinson Partners, Inc. acts as investment adviser (the Brinson Group) purchased an aggregate of 1,595,800 common shares from Creo at a purchase price of $7.50 per share and an aggregate of 670,868 common shares from Creo shareholders at the same purchase price. The Brinson Group is a holder of more than 5% of our common shares and Thomas D. Berman, an Executive Director of Brinson Partners, Inc., is a member of our board of directors.

  In May 1997, Creo sold 13,334 common shares for cash at a price of $7.50 per share to Arie Rosenfeld, who at the time was a member of Creo's board of directors. In April 1997, we granted Mr. Rosenfeld an option to purchase 12,000 common shares. The option is exercisable at $7.50 per share and expires on April 30, 2002. Mr. Rosenfeld resigned as a director in March 1999.

  We have entered into indemnification agreements with our officers and directors which are described in "Management--Indemnification of Directors and Executive Officers and Limitation of Liability."

Investment Banking Services Agreement

  In November 1995, Creo entered into an Investment Banking Services Agreement with Goldman, Sachs & Co. (Goldman), which provides Goldman a right of first refusal to provide Creo with any investment banking services we may require. The right of first refusal expires in November 2000. If Goldman declines to exercise its right or if we cannot reach agreement concerning the terms of its engagement, we may engage another investment bank on terms no less favorable to us than those last offered by Goldman. Any agreement Creo enters into with another investment bank must contain a provision giving Goldman the right to be appointed a co-managing dealer in connection with any offering of securities by Creo. Goldman has waived both its right of first refusal and its right to be appointed a co-managing dealer for this offering.

Registration Rights

  Some of our shareholders have the right to require us to register their shares under the Securities Act. See "Description of Share Capital-- Registration Rights."

                       PRINCIPAL AND SELLING SHAREHOLDERS

  The following table presents information regarding the beneficial ownership of our common shares as of March 31, 1999, and as adjusted to reflect the sale of common shares in this offering, by:

  . persons or groups of affiliated persons known by us to own more than 5% of our common shares;

  .  our directors;

  . our Chief Executive Officer and our other four most highly compensated executive officers;

  .  all of our directors and executive officers as a group; and

  .  all Creo shareholders selling common shares in this offering.

  Percentage of ownership is calculated as required by Commission Rule 13(d)- 3(d)(1). To our knowledge and except as otherwise indicated or provided by community property laws, the persons named in the table have sole voting and investment power over all common shares held by them. Unless otherwise indicated, the address of each of the persons named below is the address of our principal office, 3700 Gilmore Way, Burnaby, British Columbia, Canada V5G 4M1. As of March 31, 1999, there were 28,027,854 common shares outstanding.

  "Beneficial ownership," as used in the table below, means sole or shared power to vote or direct the voting of Creo common shares, or the sole or shared power to dispose, or direct a disposition, of Creo common shares. In this table, a person who has the right to acquire a common share within 60 days of March 31, 1999, has "beneficial ownership" of that common share. The shares that are acquirable by a person within 60 days of March 31, 1999 are deemed outstanding when computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                                                            Number
                                                                              of
                                             Number of Shares Beneficially  Shares
                         Shares Beneficially Owned as a Result of Options  Offered  Shares Beneficially
                           Owned Prior to    Exercisable Within 60 Days of in this      Owned After
                            This Offering           March 31, 1999         Offering    This Offering
                         ------------------- ----------------------------- -------- -------------------
                          Number of                                                  Number of
                           Shares                                                     Shares
Beneficial Owner         Outstanding Percent            Number              Number  Outstanding Percent
----------------         ----------- ------- ----------------------------- -------- ----------- -------
5% Shareholders
---------------
Entities affiliated
 with .................   5,925,924   21.1%               --               349,479   5,576,445   17.4%
 The Goldman Sachs
  Group, Inc.
 85 Broad Street
 New York, New York
  10004
Entities using as their
 investment advisor....   2,266,668    8.1%               --                    --   2,266,668    7.1%
 Brinson Partners, Inc.
 209 South LaSalle
  Street
 Chicago, Illinois
  60604-1295
Business Development
 Bank of Canada........   1,750,594    6.2%               --               103,240   1,647,354    5.1%
 505 Burrard Street
 Vancouver, British
  Columbia
 Canada V7X 1V3
Entities affiliated
 with..................   1,535,490    5.5%               --                90,554   1,444,936    4.5%
 STAR Ventures
 c/o SVM STAR Ventures
  Management GmbH
 Nr. 3, Possartstr. 9
 Munich, Germany
Meir Barel.............   1,535,490    5.5%               --                90,554   1,444,936    4.5%
 c/o SVM STAR Ventures
  Management GmbH
 Nr. 3, Possartstr. 9
 Munich, Germany

                                                                             Number
                                                                               of
                                              Number of Shares Beneficially  Shares
                          Shares Beneficially Owned as a Result of Options  Offered  Shares Beneficially
                            Owned Prior to    Exercisable Within 60 Days of in this      Owned After
                             This Offering           March 31, 1999         Offering    This Offering
                          ------------------- ----------------------------- -------- -------------------
                           Number of                                                  Number of
                            Shares                                                     Shares
Beneficial Owner          Outstanding Percent            Number              Number  Outstanding Percent
----------------          ----------- ------- ----------------------------- -------- ----------- -------
5% Shareholders
(continued)
---------------
Entities affiliated
 with...................   1,490,682    5.3%              38,198             85,659   1,405,023    4.4%
 Evergreen Canada-Israel
 Investments Ltd.
 96 Rothschild Blvd.
 Tel-Aviv
 Israel 65224
Executive Officers and
Directors
----------------------
Amos Michelson..........   1,846,658    6.6%                 --                 --    1,846,658    5.8%
Daniel Gelbart..........   3,459,332   12.3%                 --             204,012   3,255,320   10.2%
Raphael Amit............      63,000     *                20,000                --       63,000     *
David A. Bennett........   1,750,594    6.2%                 --             103,240   1,647,354    5.1%
Thomas D. Berman........   2,266,668    8.1%                 --                 --    2,266,668    7.1%
John Bu.................   5,925,924   21.1%                 --             349,479   5,576,445   17.4%
Douglas H. Richardson...      52,238     *                35,404                --       52,238     *
Kenneth A. Spencer .....   1,720,074    6.1%                 --             101,441   1,618,633    5.1%
Michael D. Ball.........      27,584     *                25,184                --       27,584     *
Kevin M. Joyce..........      38,762     *                38,762                --       38,762     *
Boudewijn P. Neijens....      50,802     *                36,302                --       50,802     *
All directors and
 officers as a group
 (18 individuals).......  17,816,244   62.1%             675,378            758,172  17,058,072   52.2%
Other
-----
K.A. Spencer Investments
 Ltd....................     200,000     *                   --             101,441      98,559     *
 7432 Tamarind Drive
 Vancouver, British
  Columbia
 Canada V55 3Z9
The Gilde IT Fund
 B.V. ..................     866,942    3.1%                 --              51,127     815,815    2.5%
 Newtenlaan 91
 3508 AB Utrecht
 The Netherlands
HarbourVest
 International Private
 Equity
 Partners II--Direct
 Fund L.P. .............     747,014    2.7%                 --                 --      747,014    2.3%
 One Financial Centre,
  44th Floor
 Boston, Massachusetts
  02111

David Pritchard.........     154,518     *                   --               9,113     145,405     *
 1119 Lenora Road
 Bowen Island, British
  Columbia
 Canada VON 1D0
Rachel Mayer............     145,200     *                   --               8,563     136,637     *
Unicycle Trading
 Company, L.P...........      73,616     *                   --               4,342      69,274     *
 11 Galgaley Haplada
  Street
 P.O. Box 12600
 Herzlia, Pituach
 Israel 46733
Interstock Anstalt fur
 Vermogens und Trust
 Verwaltungen...........      17,516     *                   --               1,033      16,483     *
 Herrengasse 21
 Postfach 339
 9470 Vaduz
 Lichtenstein

--------
*less than 1%.

  The number of shares beneficially owned prior to this offering by entities affiliated with The Goldman Sachs Group, Inc. consists of:

  .  3,718,096 common shares beneficially owned by GS Capital Partners II,
     L.P.;

  .  1,478,096 common shares held by GS Capital Partners II Offshore, L.P.;

  .  137,140 common shares held by Goldman, Sachs & Co. Verwaltungs GmbH;

  .  313,764 common shares held by Bridge Street Fund 1995, L.P.; and

  .  278,828 common shares held by Stone Street Fund 1995, L.P.

  John Bu, a director of Creo, is a Vice President of Goldman, Sachs & Co. Mr. Bu disclaims any beneficial interest in the common shares held by entities affiliated with The Goldman Sachs Group, Inc.

  Brinson Partners, Inc. is the investment adviser to the Virginia Retirement System, which beneficially owns 2,000,000 common shares, BVCF III L.P., which beneficially owns 229,276 common shares and the Brinson MAP Venture Capital Fund III, which beneficially owns 37,392 Common Shares. Brinson Partners, Inc. disclaims any beneficial interest in these common shares.

  Thomas D. Berman, a director of Creo, is an Executive Director of Brinson Partners, Inc. Mr. Berman disclaims any beneficial interest in these common shares.

  David A. Bennett, a director of Creo, is a Managing Director of the Business Development Bank of Canada. Mr. Bennett disclaims any beneficial interest in these common shares.

  The number of shares beneficially owned prior to this offering by entities affiliated with STAR Ventures include:

  . 275,374 common shares held by SVE STAR Ventures Enterprises No. II, a German Civil Law Partnership (with limitation of liability) (SVE II);

  . 738,954 common shares held by SVE STAR Ventures Enterprises No. III, a German Civil Law Partnership (with limitation of liability) (SVE III);

  . 61,214 common shares held by SVE STAR Ventures Enterprises No. IIIA, a German Civil Law Partnership (with limitation of liability) (SVE IIIA);

  . and 130,614 common shares held by SVM STAR Ventures Management GmbH Nr. 3 (STAR Germany), which also has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, the common shares held by SVE II, SVE III and SVE IIIA.

  .  197,600 common shares held by D.G. Dan-Gal Ltd. (Dan-Gal); and

  . 131,734 common shares owned by STAR Management of Investments (1993) Limited Partnership (STAR Israel Partnership).

SVM STAR Ventures Capital Management Ltd. (STAR Israel) has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of the common shares held by Dan-Gal and STAR Israel Partnership.

  Meir Barel has the sole power to direct the actions of STAR Germany and STAR Israel. Dr. Barel disclaims beneficial ownership of the common shares held by any of the entities mentioned, except for his pecuniary interest in the common shares.

  The number of shares beneficially owned prior to this offering by entities affiliated with Evergreen Canada-Israel Investments Ltd. consists of:

  . 524,630 common shares and 14,100 common shares issuable upon exercise of options exercisable within 60 days after March 31, 1999 beneficially owned by Evergreen International Investments N.V.;

  . 227,862 common shares and 9,404 common shares issuable upon exercise of options exercisable within 60 days after March 31, 1999 beneficially owned by Evergreen Capital Markets Ltd.;

  .  159,200 common shares beneficially owned by Periscope I Fund LP;

  .  40,800 common shares beneficially owned by AB Shaked Lavan Ltd.;

  . 24,866 common shares and 594 common shares issuable upon exercise of options exercisable within 60 days after March 31, 1999 beneficially owned by Evergreen Canada-Israel Management Ltd.; and

  . 475,126 common shares and 14,100 common shares issuable upon exercise of options exercisable within 60 days after March 31, 1999 beneficially owned by Yarok AZ Ltd.

Evergreen Canada-Israel Investments Ltd. disclaims any beneficial interest in the common shares owned by Yarok AZ Ltd., Evergreen Capital Markets Ltd., and Periscope I Fund LP.

  The number of shares beneficially owned prior to this offering by Daniel Gelbart include 3,174,800 common shares owned directly and 139,332 common shares owned indirectly by Mr. Gelbart, and 145,200 common shares held by Rachel Mayer, over which Mr. Gelbart exercises voting power. Mr. Gelbart disclaims any beneficial interest in the common shares held by Rachel Mayer.

  The number of shares beneficially owned prior to this offering by Kenneth A. Spencer consist of:

  .  200,000 common shares beneficially owned by K.A. Spencer Investments
     Ltd.;

  .  1,080,294 common shares beneficially owned by Velo Investments Ltd.; and

  .  439,780 common shares beneficially owned by Mr. Spencer.

Mr. Spencer, a director of Creo, is the President of K.A. Spencer Investments Ltd and Velo Investments Ltd.

  David Pritchard was Creo's Chief Financial Officer from April 1989 to July 1995. From July 1995 to December 1996, Mr. Pritchard was Creo's Chief Operating Officer.

                          DESCRIPTION OF SHARE CAPITAL

  Creo is authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares, without par value. The following is a summary of the principal characteristics of the common shares and the preferred shares. It is not complete and may not contain all the information you should consider before investing in our common shares. You should read our articles of incorporation and by-laws carefully. They are included as an exhibit to the registration statement of which this prospectus is a part.

Common Shares

  At March 31, 1999, there were 441 holders of record of the 28,027,854 outstanding common shares. Each common share carries one vote on all matters to be voted on by shareholders. There are no limitations on the rights of non-resident or foreign owners of our common shares to hold or vote their shares. After satisfying any preferences conferred on the holders of any outstanding preferred shares, the holders of common shares are entitled to share ratably in:

  .  any dividends declared by our board of directors; and

  . all assets remaining after our liabilities have been discharged, if Creo is liquidated, dissolved or wound up.

  Our common shares do not carry pre-emptive rights or rights of conversion into any other securities. All outstanding common shares are fully paid and non-assessable, and the common shares to be issued in this offering will also be fully paid and non-assessable.

Preferred Shares

  Creo's board of directors is authorized, without further action by the shareholders, to issue preferred shares in one or more series. The preferred shares as a class are entitled to priority over the common shares if:

  .  our board of directors decides to pay any dividends; and

  . Creo is dissolved, liquidated or wound up, and capital is returned to the shareholders.

  If a series of preferred shares is to be issued, the board of directors has broad discretion to determine the rights to be attached to the shares in the series. For example, it can decide:

  .  the number of shares in the series;

  . whether those shares are to have voting rights, and if so, whether the voting rights are to be full or limited voting rights;

  . what dividends are to be paid on those shares and whether those dividends are to be cumulative; and

  . whether the shares in the series are to be convertible into or exchangeable for other securities and, if so, what the conversion terms will be.

  The net tangible book value of our common shares could be diluted if we issue further common shares or preferred shares, and the voting power of the existing holders of our common shares would be diluted if we were to issue additional common shares or preferred shares having the right to vote.

  We have not issued preferred shares in the past and we have no current plan to issue any.

Modifications, Subdivisions and Consolidations

  Under the Canada Business Corporations Act, amendment of the rights of holders of a class of shares, including common shares, requires the approval of not less than two-thirds of the votes cast by the holders of those shares voting separately as a class at a special meeting. The Canada Business Corporations Act also gives these holders the right to dissent from the amendment and to require us to pay them the then fair value of their shares.

Warrants

  In May 1997 we issued warrants to purchase 24,598 common shares at an exercise price of $9.38 per share. These warrants expire on June 2, 2002. They are exercisable for common shares on a net exercise basis without tender of cash.

Registration Rights

  Creo is party to a shareholders agreement with shareholders who together hold an aggregate of 24,824,238 common shares. The shareholders agreement provides that if Creo proposes to register any of its securities for distribution to the public under the securities laws of the United States or Canada, these shareholders may demand the right to "piggy-back" onto Creo's registration a proportion of their common shares. Creo must use reasonable commercial efforts to register common shares of each shareholder who makes this demand. Creo must pay all offering expenses (excluding underwriting fees and commissions payable in connection with the sale of these shareholders' shares) in connection with the "piggy-back" registration.

  In addition to the "piggy-back" registration rights described above, parties to the shareholders agreement who hold at least 3% of the outstanding common shares, may demand that Creo register all or a part of the shares provided that they have a market value of at least C$5,000,000. If a demand of this kind is made, Creo must notify the other parties to the shareholders agreement and use reasonable commercial efforts to register the common shares held by each party who makes such a demand. Creo must pay all offering expenses (excluding underwriting fees and commissions payable in connection with the sale of these shareholders' shares) in connection with the registration. These demand registration rights may be exercised at any time up to the sixth anniversary of our initial public offering.

Transfer Agent and Registrar

  The Transfer Agent and Registrar for our common shares in Canada is Montreal Trust Company of Canada at its principal offices in Toronto, Ontario and Vancouver, British Columbia, and in the United States is the American Securities Transfer & Trust, Inc. at its principal office in Denver, Colorado.

                                    TAXATION

  The following is a summary of the material anticipated tax consequences of an investment in the common shares under U.S. federal income tax laws and, for an investment by an investor not resident in Canada, under Canadian tax laws.

  The discussion of U.S. federal income tax considerations does not deal with all possible tax consequences relating to an investment in our common shares. In particular, it does not address either the tax consequences under state, local and other (e.g., non-U.S.) tax laws, or special circumstances that may apply to any individual investor. In addition, the U.S. tax summary applies only to investors who hold the common shares as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, and does not address the tax consequences that may be relevant to investors in special tax situations. Investors who may be in special tax situations include, for example, foreign persons, insurance companies, tax-exempt organizations, dealers in securities or currencies, banks or other financial institutions, investors that hold our common shares as part of a hedge, straddle or conversion transaction, or investors who own, directly or indirectly, ten percent or more of our outstanding common shares. Further, the U.S. tax summary does not address the alternative minimum tax consequences of an investment in our common shares or the indirect consequences to investors of equity interests in investors in our common shares. Accordingly, investors in our common shares are urged to consult their own tax advisers as to the specific tax consequences to them of an investment in, or the sale of, our common shares, including the applicable federal, state, local, and foreign tax consequences and any associated information reporting requirements. The following discussion of U.S. federal income tax considerations is based upon an analysis of the U.S. Internal Revenue Code, relevant regulations, current case law and published rulings, all of which are subject to prospective and retroactive changes.

  The discussion of Canadian federal income considerations is not exhaustive of all possible Canadian federal income tax considerations and does not take into account provincial, territorial or foreign tax considerations. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder of common shares. Prospective purchasers of our common shares, including non-resident insurers carrying on business in Canada, are advised to consult with their advisors about the income tax consequences to them of an acquisition of common shares. The discussion of Canadian federal income considerations assumes that holders of common shares hold their common shares as capital property, deal at arm's length with us, are not "financial institutions" as defined in the Income Tax Act (Canada), and do not use or hold their common shares in, or in the course of, carrying on a business in Canada. The discussion of Canadian federal income considerations is based on the current provisions of the Income Tax Act and the regulations under the Income Tax Act, all proposed amendments to the Income Tax Act and the Income Tax Act regulations announced by the Minister of Finance, Canada and the provisions of the Canada-U.S. Income Tax Treaty (1980). It has been assumed that any proposed amendments to the Income Tax Act and the Income Tax Act regulations will be enacted in substantially their present form.

  The anticipated tax consequences may change, and any change may be retroactively effective. If so, this summary may be affected and may not be relied upon. Further, any variation or difference from the facts or representations recited here, for any reason, might affect the following discussion, perhaps in an adverse manner, and make this summary inapplicable. In addition, neither our U.S. counsel nor our Canadian tax advisor has undertaken any obligation to update this discussion for changes in facts or laws occurring subsequent to the date of this offering.

  For purposes of this discussion, a "U.S. holder" is a holder of our common shares who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any state of the United States or the District of Columbia or an estate, on whose income United States federal income tax must be paid regardless of its source. The term "non-U.S. holder" refers to any holder of our common shares other than a U.S. holder. The summary of Canadian tax consequences is based upon the advice of Thorsteinssons, Tax Lawyers, Creo's Canadian tax counsel. The summary of U.S.

federal income tax consequences is based upon the advice of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Creo's U.S. tax counsel.

  The summary represents solely the views of our U.S. and Canadian tax advisors as to the interpretation of existing law and, accordingly, no assurance can be given that the tax authorities or courts in the U.S. or Canada will agree with the summary.

Canadian Federal Income Tax Considerations

  In the opinion of Thorsteinssons, our Canadian tax counsel, the following is at the date of this prospectus a summary of the material anticipated consequences arising under the Income Tax Act to an investor who acquires our common shares through this offering and is not a resident in Canada under Canadian tax laws.

 Dividends on Our Common Shares

  Under the Income Tax Act, amounts paid or credited on account or instead of payment of, or in satisfaction of, dividends, including stock dividends, to holders of our common shares that are resident in a country other than Canada will be subject to withholding tax of 25% of the amount of the dividend. The rate of withholding tax may be reduced in accordance with the terms of a bilateral income tax treaty between Canada and the country in which a holder of common shares is resident.

  Under the Canada-U.S. Income Tax Treaty, when the recipient of a dividend on the common shares is

  . the beneficial owner of the dividend,

  . does not have a "permanent establishment" or "fixed base" in Canada, and

  . is considered to be a resident of the United States under the Canada-U.S.
    Income Tax Treaty,

the rate of Canadian withholding tax on the dividends will generally be reduced to 15% of the amount of the dividends or, if the recipient is a corporation which owns at least 10% of the voting stock of Creo, to 5% of the amount of the dividends. Dividends paid or credited to a holder that is a United States tax-exempt organization, as described in Article XXI of the Canada-U.S. Income Tax Treaty, will not have to pay the Canadian withholding tax.

 Disposition of Our Common Shares

  Generally the disposition of a common share held as capital property will result in a taxable capital gain (or an allowable capital loss) equal to three-quarters of the amount by which the proceeds of disposition exceed the adjusted cost base of the holder of that share. A holder of common shares will not be required to pay tax for a taxable capital gain on the disposition of a common share unless the common share is "taxable Canadian property" of the holder as defined by the Income Tax Act, and no relief is afforded under the Canada-U.S. Income Tax Treaty. A common share will generally not be taxable Canadian property to a holder provided that the common share is listed on a prescribed stock exchange within the meaning of the Income Tax Act on the date of disposition, and provided the holder, or persons with whom the holder did not deal at arm's length (within the meaning of the Income Tax Act), or any combination of these parties, did not own 25% or more of the issued shares of any of our classes or series of shares at any time within five years immediately preceding the date of disposition. Where a common share is taxable Canadian property to the holder, the Treaty will generally exempt the holder from tax on the disposition of the common share provided its value is not, at the time of the disposition, derived principally from real property situated in Canada. This relief under the Canada-U.S. Income Tax Treaty may not be available to a holder who had a "permanent establishment" or "fixed base" available in Canada during the 12 months immediately preceding the disposition of the common share. Under the Income Tax Act, the disposition of a common share by a holder may occur in a number of circumstances including on a sale or gift of the share or upon the death of the holder.

  There are no Canadian federal estate or gift taxes on the purchase or ownership of the common shares.

 Repurchase of Our Common Shares by Us

  If we repurchase our common shares from a holder of our common shares (other than a purchase of our common shares by us on the open market in a manner in which shares would be purchased by any member of the public in the open market) the amount paid by Creo that exceeds the "paid-up capital" of the shares purchased will be deemed by the Income Tax Act to be a dividend paid by us to the holder of our common shares. The paid-up capital of our common shares may be less than the holder's cost of our common shares. The tax treatment of any dividend received by a holder of our common shares has been described above under "Dividends on Our Common Shares."

  A holder of our common shares will also be considered to have disposed of our common shares purchased by us for proceeds of disposition equal to the amount received or receivable by the holder on the purchase, less the amount of any dividend as described above. As a result, this holder of our common shares will generally realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any costs of disposition, exceed (or are exceeded by) the adjusted cost base of these shares. The tax treatment of any capital gain or capital loss has been described above under "Disposition of Our Common Shares."

 Other Considerations

  There may be other income tax considerations that are relevant to a purchaser of our common shares who, under the Income Tax Act, is not a resident in Canada, and under the Canada-U.S. Income Tax Treaty, is not a resident of the United States. Prospective purchasers of our common shares should consult their own tax advisors.

United States Federal Income Tax Considerations

  In the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, our U.S. tax advisors, the following is at the date of this prospectus a summary of the material United States federal income tax considerations arising under the U.S. Internal Revenue Code, and the regulations promulgated under the U.S. Internal Revenue Code, to an investor who acquires common shares under this offering.

 Taxation of Dividends

  Distributions received from us will constitute dividends for U.S. federal income tax purposes and are taxable in the United States as ordinary income except for distributions in excess of current or accumulated earnings and profits which will be treated first as a non-taxable return of capital, reducing the U.S. holder's tax basis in the common shares, thus increasing the amount of gain (or reducing the amount of any loss) which might be realized by the U.S. holder upon the sale or exchange of the common shares. Any non-dividend distributions in excess of a U.S. holder's tax basis in the common shares will be treated as capital gain to the U.S. holder, and will be either long-term or short-term capital gain, depending upon the U.S. holder's federal income tax holding period for the common shares. Dividends paid by Creo are not eligible for the dividends received deduction otherwise allowed to U.S. corporate shareholders on dividends from U.S. domestic corporations. The amount of any dividend paid in Canadian dollars will be equal to the U.S. dollar value of the Canadian dollars on the date of receipt, regardless of whether the U.S. holder converts the payment into U.S. dollars. A U.S. holder should not recognize any foreign currency gain or loss from receiving the dividend in Canadian dollars if the foreign currency is converted into U.S. dollars on the day received. If a U.S. holder does not convert the foreign currency into U.S. dollars on the date of receipt, however, the holder may recognize gain or loss upon a subsequent sale or other disposition of the foreign currency (including an exchange of the foreign currency for U.S. dollars). Gain or loss, if any, recognized by a U.S. holder on the sale or disposition of Canadian dollars will be U.S. source ordinary income or loss. A U.S. holder may elect annually either to deduct Canadian withholding tax (see "--Canadian Federal Income Tax Considerations") against its income or to credit the withholding taxes as a credit against its U.S. tax liability up to the amount specified by U.S. law. Shareholders should consult with their own tax advisers with regard to the availability of a U.S. foreign tax credit and the applicability of the U.S. foreign tax credit limitations to their particular situations.

 Taxation of Capital Gains

  A U.S. holder of common shares will recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of common shares in an amount equal to the difference between the amount realized from the sale, exchange or other disposition and the U.S. holder's tax basis for the common shares. In most cases, the gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. holder's holding period for the common shares is more than one year. It is expected that any capital gain or loss will generally be treated as United States source income or loss, as the case may be, for United States foreign tax credit purposes. The deductibility of capital losses is restricted and may only be used to reduce capital gains, except that individual taxpayers may deduct annually $3,000 of capital losses in excess of their capital gains.

U.S. Information Reporting and Backup Withholding

  Distributions made by us with respect to the common shares and gross proceeds received from the disposition of the common shares may be subject to certain information reporting requirements to the Internal Revenue Service and to a 31% backup withholding tax. However, backup withholding generally will not apply to payments made to certain recipients such as a corporation or financial institution or to a U.S. holder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides other required information. If backup withholding applies, the amount withheld is not an additional tax, but is credited against the U.S. holder's United States federal income tax liability.

                               EXCHANGE CONTROLS

  Canada has no foreign exchange restrictions on the export or import of capital or on the remittance of dividends, interest or other payments to a non-resident holder of our common shares, other than the withholding tax requirements described under "Taxation--Canadian Federal Income Tax Considerations."

                                  UNDERWRITING

  Under the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each of the underwriters named below has agreed to purchase, and Creo and the selling shareholders have agreed to sell to these underwriters the respective number of common shares listed opposite the name of the underwriter below:

                                                                     Number of
   Name                                                            Common Shares
   ----                                                            -------------
   Salomon Smith Barney Inc. .....................................
   Merrill Lynch, Pierce, Fenner & Smith Incorporated.............
   RBC Dominion Securities Inc....................................
                                                                     ---------
     Total........................................................   5,000,000
                                                                     =========

  The underwriting agreement provides that the underwriters are not required to purchase the common shares included in this offering without the approval of legal matters by counsel and the fulfillment of other conditions specified in the underwriting agreement. The underwriters are obligated to purchase all of the common shares offered in this offering (other than those covered by the over-allotment option described below) if they purchase any common shares.

  The offering is being made concurrently in the Canadian provinces of British Columbia, Manitoba and Ontario and in the United States. Each of the underwriters that is not registered as a broker-dealer under the U.S. Securities Exchange Act has agreed that, in connection with the offering of the common shares and with specific exceptions, it will not offer or sell any common shares in, or to persons who are nationals or residents of, the United States other than through one of its United States registered broker-dealer affiliates. Offers and sales in Canada or to Canadian persons will be made by the underwriters or their affiliates that are investment dealers or brokers duly registered under the applicable laws of the province of Canada in which the offer or sale is made through or with a prospectus filed with the applicable Canadian securities regulatory authorities.

  In the United States offering, the underwriters, represented by Salomon Smith Barney Inc., Merrill Lynch & Co., and RBC Dominion Securities Corporation, initially propose to offer some of the common shares directly to the public at the public offering price indicated on the cover page of this prospectus, and some of the common shares to securities dealers at the public offering price
less a concession not exceeding $     per common share. The underwriters may
allow, and the securities dealers may reallow, a concession not exceeding
$     per common share to brokers and dealers. After the initial offering of the common shares to the public, the public offering price and other selling terms may from time to time be varied by the representatives. The representatives have advised Creo and the selling shareholders that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

  The selling shareholders have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 750,000 additional common shares at the public offering price, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, in connection with this offering. If the underwriters exercise the option, each of them will be obligated to purchase a number of additional shares approximately proportionate to the underwriter's initial commitment unless released from doing so by the terms of the underwriting agreement.

  Creo, each of its officers and directors, and holders of significant amounts of Creo common shares and substantially all of the non-Canadian holders of its common shares have agreed that for a period of 180 days after the date of this prospectus, they will not, without the prior written consent of Salomon Smith Barney Inc., sell, dispose of or hedge any common shares or any securities of Creo convertible into or exchangeable for common shares. Salomon Smith Barney Inc. may, in its sole discretion, release any of the securities bound by the lock-up agreements at any time without notice.

  At Creo's request, the underwriters have reserved up to 250,000 common shares for sale, at the initial public offering price, to employees, directors and other persons associated with Creo. The number of common shares available for sale to the general public in the offering will be reduced as these persons purchase the reserved shares. Creo has agreed to indemnify the underwriters against liabilities and expenses arising in connection with the sales of these reserved common shares.

  Prior to this offering, there has been no public market for the common shares. Consequently, the initial public offering price for the common shares will be determined by negotiations between Creo, the selling shareholders and the representatives. Among the factors to be considered in determining the initial public offering price will be Creo's record of operations, its current financial condition, its future prospects, its markets, the economic conditions in and future prospects for the industry in which Creo competes, Creo's management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to Creo. Creo cannot assure you, however, that the prices at which the common shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the common shares will develop and continue after the offering. The estimated offering price range set forth on the cover page of the preliminary prospectus may change as a result of market condition and other factors.

  Creo has applied to have the common shares included for quotation on the Nasdaq National Market under the symbol "CREO" and The Toronto Stock Exchange has conditionally approved the listing of the common shares under the symbol "CEC." The listing on The Toronto Stock Exchange is subject to Creo's fulfilling all of the requirements of The Toronto Stock Exchange, including the distribution of the common shares to a minimum number of public shareholders.

  The following table shows the underwriting discounts and commissions to be paid to the underwriters by Creo and the selling shareholders in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common shares.

                                                             Paid by Selling
                                        Paid by Creo           Shareholders
                                   ---------------------- ----------------------
                                      No                     No
                                   Exercise Full Exercise Exercise Full Exercise
                                   -------- ------------- -------- -------------
   Per share......................  $           $          $           $
   Total..........................  $           $          $           $

  The expenses of this offering, estimated to be $850,000, will be paid by Creo on its own behalf and on behalf of the selling shareholders.

  In connection with the offering, Salomon Smith Barney Inc. on behalf of the underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of common shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of bids or purchases of common shares made to prevent or retard a decline in the market price of the common shares while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member. These activities may cause the price of the common shares to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

  In accordance with a policy statement of the Ontario Securities Commission, the underwriters in Canada may not, throughout the period of distribution, bid for or purchase common shares. Exceptions, however, exist where the bid or purchase is not made to create the appearance of active trading in, or raising the price of, the common shares. These exceptions include a bid or purchase permitted under the by-laws and rules of The Toronto Stock Exchange relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Creo has been advised that in connection with the offering and pursuant to the first exception mentioned above, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the common shares at levels other than those which might otherwise prevail on the open market. These transactions, if commenced, may be discontinued at any time.

  Creo and the selling shareholders have agreed to indemnify the underwriters against the liabilities and expenses listed in the underwriting agreement, including liabilities under the Securities Act and Canadian provincial securities legislation, or to contribute to payments the underwriters may be required to make for any of those liabilities.

  Initial sales of the common shares offered in the United States will be settled in U.S. dollars and initial sales of common shares offered in Canada will be settled in Canadian dollars. Subsequent trading of common shares effected on the Nasdaq National Market will be settled in U.S. dollars and subsequent trading of common shares effected on The Toronto Stock Exchange will be settled in Canadian dollars, in each case in accordance with the normal settlement practices of those markets.

                        SHARES ELIGIBLE FOR FUTURE SALE

  The sale of substantial numbers of common shares in the public market, or the possibility of this sale, could adversely affect prevailing market prices for our common shares.

  Upon completion of the offering based on information as of March 31, 1999:

  .  a total of 32,027,854 of our common shares will be outstanding; and

  . options to purchase a total of 4,595,232 common shares and warrants to purchase a total of 24,598 common shares will be outstanding.

  All of the 5,000,000 common shares sold in the offering in the United States and Canada will be freely tradable without restriction under either the Securities Act (except by "affiliates" as defined in Rule 144 under the Securities Act) or applicable Canadian securities laws (except by "control persons" as defined under these laws).

  For the reasons given below, and subject to the restrictions set forth below, we believe that the following restricted common shares and common shares issuable upon exercise of options or warrants will be eligible for resale in the public market at the following times and by the following persons:

                                                           Eligibility for Sale
                                                           in the Public Market
                                                          ----------------------
                                                                       Shares
                                                                     Underlying
                                                          Restricted Options and
                                                            Shares    Warrants
                                                          ---------- -----------
On the date of this prospectus...........................          0          0
181 days after the date of this prospectus............... 26,594,952  4,608,834
After 181 days after the date of this prospectus.........    432,902     10,996

  Each of our officers and directors and holders of significant amounts of Creo common shares and substantially all of the non-Canadian holders of our common shares have agreed with Salomon Smith Barney Inc. that they will not dispose of or hedge any common shares for 180 days following the date of this prospectus. The information contained in this section assumes that all these shareholders will enter into such 180-day lock-up agreements.

Canadian Resale Restrictions

  Under applicable Canadian securities laws, all of the common shares or common shares issuable upon exercise of options held by Canadian residents may not be sold or otherwise disposed of for value, except through or with a prospectus, a discretionary exemption or a statutory exemption available only in specific limited circumstances, until Creo has been a reporting issuer for at least 12 months in the province in which the shareholder or optionee resides. Creo will become a reporting issuer in the provinces of British Columbia, Manitoba and Ontario when it files this prospectus with the securities regulatory authorities of those provinces and when those authorities issue receipts for the prospectus. We expect that the receipts will be issued on or about the date of this prospectus. We are applying to the regulatory authorities in those Canadian provinces in which holders of our common shares or options reside for a discretionary exemption that would permit sales of their shares after 6 months from the date of the receipts for this prospectus. If this discretionary exemption is not granted, we intend to take other steps to allow the common shares to be sold after Creo has been a reporting issuer for six months.

  If the discretionary exemption is not granted or other steps taken to allow the sale of our common shares are unsuccessful, 12,251,377 common shares will be eligible for resale one year after the date of this prospectus.

Other Resale Restrictions

  As a result of the lock-up agreements and the provisions of Rule 144 under the Securities Act, common shares and common shares issuable upon exercise of options held by non-Canadian residents will be available for sale in the public market in the United States, subject in some cases to Rule 144 volume limitations.

  In general, under Rule 144, as in effect on the date of this prospectus, any person (including an affiliate of Creo) who has beneficially owned common shares for at least one year will be entitled to sell, in any three-month period, a number of shares that (together with common shares with which the person's shares must be aggregated) does not exceed the greater of:

  . 1% of the then outstanding common shares (approximately 320,279 shares immediately after the offering); and

  . the average weekly trading volume of the common shares on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which the sale is made.

Sales of restricted securities under Rule 144 must also satisfy requirements relating to manner of sale, notice and availability of current public information about Creo. Affiliates of Creo must also comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell common shares which are not restricted securities.

  We intend to file with the SEC a registration statement on Form S-8/S-3 within approximately 180 days after the date of this prospectus. The S-8/S-3 registration statement will allow holders of common shares who are residents of the United States and countries other than Canada to resell common shares issued under equity incentive arrangements, common shares issued in connection with option exercises and common shares issued under our 1996 Stock Option Plan.

                                 LEGAL MATTERS

  Legal matters relating to Canadian law, the offering and the validity of the common shares offered in this offering are being passed upon for us by Getz Prince Wells, Vancouver, British Columbia. Legal matters relating to U.S. law and the offering are being passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Legal matters relating to Canadian law and the offering are being passed upon for the underwriters by Osler, Hoskin & Harcourt, Calgary, Alberta. Legal matters relating to U.S. law and the offering are being passed upon for the underwriters by Munger, Tolles & Olson LLP, Los Angeles, California. Legal matters related to United States and Canadian tax laws are being passed upon for us by our Canadian tax advisors Thorsteinssons, Tax Lawyers, of Vancouver, British Columbia and by our United States tax advisors, Wilson Sonsini Goodrich & Rosati, Professional Corporation. An investment partnership controlled by the partners of Getz Prince Wells holds 3,200 of our common shares.

                                    EXPERTS

  Our auditors are KPMG LLP, Chartered Accountants, of Suite 900, 777 Dunsmuir Street, Vancouver, British Columbia, Canada V7Y 1K3. Prior to June 1998, our auditors were Price Waterhouse, Chartered Accountants, 601 West Hastings Street, Vancouver, British Columbia, Canada V6B 5A5. Our consolidated financial statements as at and for the year ended September 30, 1998 have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent chartered accountants, and upon the authority of KPMG LLP as experts in accounting and auditing.

  Our financial statements as at and for the years ended September 30, 1997 and 1996, prior to the restatement for the change in amortization policy and recording of the incentive shares as described in Note 1(l) of the financial statements were audited by Price Waterhouse, Chartered Accountants, as set forth in its report, and are included in this prospectus in reliance upon the authority of Price Waterhouse as experts in accounting and auditing. Price Waterhouse has not been associated with any of our financial statements subsequent to September 30, 1997. The change in independent chartered accountants was effective for fiscal 1998, was approved by Creo's board of directors and was not due to any disagreement between Creo and Price Waterhouse. During the period preceding the change in independent auditors, there were no disagreements with Price Waterhouse on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Price Waterhouse would have caused Price Waterhouse to make reference to them in their report on the financial statements for the relevant periods. The audit reports of Price Waterhouse as of and for the years ended September 30, 1997 and 1996 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the SEC 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form F-1 under the Securities Act for the common shares offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits.

  Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document modifies the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

  You may review a copy of the registration statement, including exhibits and schedules filed with it, as well as any reports, statements or other information we file with the SEC at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of these materials from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as Creo, that file electronically with the SEC. These SEC filings are also available to the public from commercial document retrieval services.

  Prior to this offering, we have not been required to file reports under the U.S. Securities Exchange Act. Following consummation of the offering, we will be required to file reports and other information with the SEC under the Securities Exchange Act and with the Securities Commissions of the Canadian Provinces of British Columbia, Manitoba and Ontario. You are invited to read and copy any reports, statements or other information that we file with the Canadian Commissions at their respective public reference rooms. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval (http://www.sedar.com), which is commonly known by the acronym "SEDAR." The Canadian System for Electronic Document Analysis and Retrieval is the Canadian equivalent of the SEC's Electronic Document Gathering and Retrieval system, which is commonly known by the acronym "EDGAR." Reports and other information about us should also be available for inspection at the offices of The Toronto Stock Exchange.

  As a "foreign private issuer" under the Securities Exchange Act, we intend to provide to our shareholders proxy statements and annual reports prepared in accordance with applicable Canadian law. Our annual reports will be available within 140 days of the end of each fiscal year and will contain our audited consolidated financial statements. We will also make available quarterly reports containing unaudited summary consolidated financial information for each of the first three fiscal quarters of each fiscal year. Our quarterly reports will be filed within 60 days of the end of each of the three fiscal quarters. We intend to prepare these financial statements in accordance with Canadian GAAP and to include a reconciliation to U.S. GAAP in the notes to the annual consolidated financial statements. We will be exempt from provisions of that Act which require us to provide proxy statements in prescribed form to shareholders and which relate to short swing profit reporting and liability.

                               CREO PRODUCTS INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of KPMG LLP, Independent Auditors.................................. F-2

Report of Price Waterhouse, Independent Auditors.......................... F-3

Consolidated Balance Sheets............................................... F-4

Consolidated Statements of Operations and Retained Earnings (Deficit)..... F-5

Consolidated Statements of Cash Flows..................................... F-6

Notes to Consolidated Financial Statements................................ F-7

REPORT OF INDEPENDENT AUDITORS

To the Directors of
Creo Products Inc.

We have audited the consolidated balance sheet of Creo Products Inc. as at September 30, 1998 and the consolidated statements of operations and retained earnings (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 1998 and the results of its operations and its cash flows for the year then ended in accordance with generally accepted accounting principles in Canada.

The consolidated financial statements as at September 30, 1997 and for the year then ended, prior to restatement for the change in amortization policy and recording of incentive shares as described in note 1(l), were audited by other auditors who expressed an opinion without reservation on those statements in their report dated November 20, 1997. We have examined the adjustments that were applied to restate the 1997 consolidated financial statements and in our opinion, such adjustments are appropriate and have been properly applied.

Significant differences between Canadian and United States accounting principles are explained and quantified in note 14 to the consolidated financial statements.

/s/ KPMG LLP
Chartered Accountants

Vancouver, Canada

November 23, 1998

REPORT OF INDEPENDENT AUDITORS

To the Directors of
Creo Products Inc.

We have audited the consolidated balance sheet of Creo Products Inc. as at September 30, 1997 and the consolidated statements of operations and (deficit) and cash flows for the years ended September 30, 1997 and 1996 prior to the restatement for the change in amortization policy and recording of the incentive shares as described in note1(l). The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion the consolidated financial statements, prior to the restatement for the change in amortization policy and recording of the incentive shares, as described in note1(l), present fairly, in all material respects, the financial position of the Company as at September 30, 1997 and the results of its operations and its cash flows for the years ended 1997 and 1996 in accordance with generally accepted accounting principles in Canada.

/s/ Price Waterhouse
Chartered Accountants


Vancouver, Canada

November 20, 1997

                               Creo Products Inc.

                          Consolidated Balance Sheets
                         (In thousands of U.S. dollars)

                                                  September 30,
                                               --------------------  March 31,
                                                  1997       1998      1999
                                               ----------- -------- -----------
                                                Restated            (unaudited)
                                               (Note 1(l))
                    Assets
Current assets:
  Cash and cash equivalents...................   $30,652   $ 16,224  $ 37,150
  Accounts receivable.........................    20,295     24,385    31,923
  Inventories (note 3)........................    24,313     25,151    27,061
  Prepaid expenses............................     1,764      2,212     3,421
  Future income taxes (note 9)................       692         --       120
                                                 -------   --------  --------
  Total current assets........................    77,716     67,972    99,675
Capital assets (note 4).......................    16,748     34,146    37,215
                                                 -------   --------  --------
                                                 $94,464   $102,118  $136,890
                                                 =======   ========  ========

     Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable and accrued liabilities
   (note 5)...................................   $16,661   $ 17,878  $ 17,481
  Income taxes payable........................     1,046        825     2,072
  Future income taxes (note 9)................        --         87        --
  Deferred revenue and deposits...............    14,646     13,677    20,787
  Current portion of long-term debt (note 6)..     4,680        943       296
                                                 -------   --------  --------
  Total current liabilities...................    37,033     33,410    40,636

Long-term debt (note 6).......................     6,956      6,660     6,512
                                                 -------   --------  --------
  Total liabilities...........................    43,989     40,070    47,148

Shareholders' equity:
  Share capital (note 7)......................    58,371     58,854    78,917
  Retained earnings (deficit).................    (7,896)     3,194    10,825
                                                 -------   --------  --------
  Total shareholders' equity..................    50,475     62,048    89,742
                                                 -------   --------  --------
                                                 $94,464   $102,118  $136,890
                                                 =======   ========  ========
Commitments and contingencies (note 12)
Subsequent event (note 15)

          See accompanying notes to consolidated financial statements.

On behalf of the Board:

     (Signed) Raphael Amit
     _________________________                  (Signed) David A. Bennett
                Director                        _________________________
                                                        Director

                               Creo Products Inc.

     Consolidated Statements of Operations and Retained Earnings (Deficit)
            (In thousands of U.S. dollars, except per share amounts)

                                                            Six Months Ended
                             Years Ended September 30,          March 31,
                          --------------------------------  -----------------
                             1996        1997       1998      1998      1999
                          ----------- ----------- --------  -------   -------
                           Restated    Restated                (unaudited)
                          (note 1(l)) (note 1(l))
Revenue:
  Product revenue........  $ 46,210    $ 91,669   $114,652  $53,220   $64,894
  Service revenue........     1,728       3,914     14,196    6,029    13,163
                           --------    --------   --------  -------   -------
  Total revenue..........    47,938      95,583    128,848   59,249    78,057
Cost of sales............    31,766      53,634     71,217   33,189    40,688
                           --------    --------   --------  -------   -------
Gross profit.............    16,172      41,949     57,631   26,060    37,369
                           --------    --------   --------  -------   -------
Operating expenses:
  Research and
   development, net (note
   8)....................    10,683      12,772      6,931    3,233     5,275
  Sales and marketing....     8,757      14,619     22,417   10,101    14,396
  General and
   administration........     4,092       6,271      8,937    3,879     3,983
                           --------    --------   --------  -------   -------
  Total operating
   expenses..............    23,532      33,662     38,285   17,213    23,654
                           --------    --------   --------  -------   -------
Earnings (loss) from
 operations..............    (7,360)      8,287     19,346    8,847    13,715
Other income (expense)...         5          48     (1,580)    (799)     (593)
                           --------    --------   --------  -------   -------
Earnings (loss) before
 income taxes............    (7,355)      8,335     17,766    8,048    13,122
Income tax expense
 (recovery) (note 9).....      (112)      2,498      6,676    2,922     5,491
                           --------    --------   --------  -------   -------
Net earnings (loss)......  $ (7,243)   $  5,837   $ 11,090  $ 5,126   $ 7,631
                           ========    ========   ========  =======   =======
Earnings (loss) per
 common share (note 10):
  Basic..................  $  (0.34)   $   0.26   $   0.44  $  0.21   $  0.28
                           ========    ========   ========  =======   =======
  Fully diluted..........  $  (0.34)   $   0.24   $   0.41  $  0.19   $  0.25
                           ========    ========   ========  =======   =======
Retained earnings
   (deficit), beginning
   of period as restated
   (note 1(l))...........  $ (6,490)   $(13,733)  $ (7,896) $(7,896)  $ 3,194
Net earnings (loss)......    (7,243)      5,837     11,090    5,126     7,631
                           --------    --------   --------  -------   -------
Retained earnings
 (deficit), end of
 period..................  $(13,733)   $ (7,896)  $  3,194  $(2,770)  $10,825
                           ========    ========   ========  =======   =======


          See accompanying notes to consolidated financial statements.

                               Creo Products Inc.

                     Consolidated Statements of Cash Flows
                         (In thousands of U.S. dollars)

                                                                Six Months
                               Years Ended September 30,      Ended March 31,
                            --------------------------------  ----------------
                               1996        1997       1998     1998     1999
                            ----------- ----------- --------  -------  -------
                             Restated    Restated               (unaudited)
                            (note 1(l)) (note 1(l))
Cash provided by (used in)
 operations:
 Net earnings (loss)......   $ (7,243)    $ 5,837   $ 11,090  $ 5,126  $ 7,631
 Items not affecting cash:
  Amortization............      2,687       3,673      4,996    2,169    2,598
  Future income taxes.....       (195)       (380)       779      (99)    (207)
  Incentive shares
   issued.................        521         102         78       78       --
  Loss (gain) on disposal
   of capital assets......         32          46          1       10      (36)
                             --------     -------   --------  -------  -------
                               (4,198)      9,278     16,944    7,284    9,986
Changes in non-cash
 working capital:
  Accounts receivable.....     (6,725)     (8,760)    (4,090)  (6,267)  (7,538)
  Inventories.............     (9,419)     (5,805)      (838)    (113)  (1,910)
  Prepaid expenses........       (132)       (634)      (448)    (973)  (1,209)
  Accounts payable and
   accrued liabilities....      5,085       6,179      1,217     (903)    (397)
  Income taxes payable....      1,245       1,912       (221)     178    1,247
  Deferred revenue and
   deposits...............     (2,216)     (2,864)      (969)    (344)   7,110
                             --------     -------   --------  -------  -------
                              (12,162)     (9,972)    (5,349)  (8,422)  (2,697)
                             --------     -------   --------  -------  -------
                              (16,360)       (694)    11,595   (1,138)   7,289
Cash provided by (used in)
 investing:
  Purchase of capital
   assets.................     (6,772)     (4,220)   (23,537)  (5,602)  (5,844)
  Proceeds from sale of
   capital assets.........         46          57      1,142      952      213
                             --------     -------   --------  -------  -------
                               (6,726)     (4,163)   (22,395)  (4,650)  (5,631)
Cash provided by (used in)
 financing:
  Proceeds from share
   issues.................     19,918      24,254        405       25   20,063
  Increase in long-term
   debt...................      4,901       7,400         --       --       --
  Repayment of long-term
   debt...................       (898)     (7,082)    (4,033)  (2,326)    (795)
                             --------     -------   --------  -------  -------
                               23,921      24,572     (3,628)  (2,301)  19,268
                             --------     -------   --------  -------  -------
Increase (decrease) in
 cash and cash
 equivalents..............        835      19,715    (14,428)  (8,089)  20,926
Cash and cash equivalents,
 beginning of period......     10,102      10,937     30,652   30,652   16,224
                             --------     -------   --------  -------  -------
Cash and cash equivalents,
 end of period............   $ 10,937     $30,652   $ 16,224  $22,563  $37,150
                             ========     =======   ========  =======  =======

          See accompanying notes to consolidated financial statements.

                               Creo Products Inc.
                   Notes to Consolidated Financial Statements

  Information as at March 31, 1999 and for the six months ended March 31, 1999 and March 31, 1998 is unaudited
        (Amounts in thousands of U.S. dollars, except per share amounts)


    Creo Products Inc. (the Company) was incorporated under the laws of Canada and its principal business activities include the development, manufacture and distribution of digital prepress equipment for the printing industry. The Company's principal customers are in the United States, Europe and Japan.

1. Significant accounting policies

    The financial statements have been prepared in accordance with accounting principles generally accepted in Canada, which, in the case of the Company, materially conform with those established in the United States except as explained in note 14.

(a) Basis of consolidation
    The consolidated financial statements include the accounts of the Company and its subsidiaries, Creo Products N.V., Creo Inc., and Creo Ltd. (to March 12, 1998, the date of disposal), all of which have been wholly-owned. Creo Ltd. was disposed of at its carrying value to an unrelated party. All material intercompany balances and transactions have been eliminated.

    Interests in joint ventures are recognized in the Company's consolidated financial statements using the proportionate consolidation method.

(b) Unaudited financial information
    The financial information as at March 31, 1999 and for the six months ended March 31, 1999 and 1998 is unaudited; however, such financial information reflects all adjustments (consisting solely of normal recurring adjustments) required for a fair presentation of the financial information for the interim periods presented.

(c) Use of estimates
    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and notes thereto. A significant area of estimate relates to the provision for potential retrofits on installed equipment. Actual results could differ from those estimated.

(d) Cash and cash equivalents
    Cash equivalents include short-term deposits, which are all liquid securities with a term to maturity of three months or less when acquired.

(e) Inventories
    Inventories are valued at the lower of cost and net realizable value. Costs of materials are determined on a weighted average basis. Work-in-progress and finished goods inventories include materials, direct labor and production overhead. Inventories are recorded net of any obsolescence provisions.

(f) Capital assets
    Capital assets are stated at cost less applicable tax credits and non-repayable government grants.

    Amortization of capital assets is recorded on a declining-balance basis at the following annual rates:

             Building............................   4%
             Equipment...........................  20%
             Computer software................... 100%
             Furniture and fixtures..............  20%

                               Creo Products Inc.
            Notes to Consolidated Financial Statements--(Continued)

  Information as at March 31, 1999 and for the six months ended March 31, 1999 and March 31, 1998 is unaudited
        (Amounts in thousands of U.S. dollars, except per share amounts)


1. Significant accounting policies (continued)

    Computer and demo equipment are amortized on a straight-line basis over three years. Building improvements are amortized on a straight-line basis over five years. Prior to the change in policy described in note 4, the Company amortized computer and demo equipment using the declining balance method at 30% per year.

    The Company monitors the recoverability of long-lived assets, based on factors such as current market value, future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets. The Company's policy is to record an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable. The impairment loss is calculated as the amount by which the carrying amount of the asset exceeds the undiscounted estimate of future cash flows from the asset. To March 31, 1999, no impairment losses have been recorded.

(g) Research and development
    Research costs are expensed as incurred. Development costs are expensed as incurred unless they meet certain criteria under generally accepted accounting principles for deferral and amortization. The Company has determined that none of the development costs have met these criteria. Research and development costs are offset by funding from related development contracts. The Company has no obligation to repay the funds under these contracts. Development contracts involve the planning, development and installation of a product to meet a customer's needs. Funding from development contracts is recognized on the percentage of completion basis.

(h) Foreign currency translation
    The consolidated financial statements of the Company are presented in United States (U.S.) dollars. To the extent that the Company generates funds or incurs costs in other currencies, these transactions are translated into U.S. dollars at rates which are representative of the underlying transaction. Accordingly, monetary assets and liabilities are translated at the rate prevailing at the balance sheet date. Non-monetary assets and liabilities are recorded at the rate prevailing at the date of the transaction. Revenues and expenses are translated at an average rate during the year. Exchange gains and losses are included in income. The exchange loss for the six months ended March 31, 1999 is $1,142 (six months ended March 31, 1998 - $861; fiscal 1998 - $1,776; fiscal 1997 - $194;
  fiscal 1996 - $516).

(i) Revenue recognition
    Revenue from sales of pre-press equipment is recognized when title passes to the customer or upon customer acceptance. Customer acceptance is used as the criterion for revenue recognition when the product sold does not have an established sales history to allow management to reasonably estimate returns and future provisions.

    Revenue from workflow systems is recognized in accordance with AICPA Statement of Position 97-2, which allows revenue recognition once a sales arrangement exists, delivery has occurred, the revenue is determinable and collectibility is probable which is upon acceptance of the system by the customer.

    Revenue from service contracts is recognized as the services are provided.

(j) Investment tax credits
    Investment tax credits are accounted for using the cost reduction method whereby such credits are deducted from the expenditures or assets to which they relate.

                               Creo Products Inc.
            Notes to Consolidated Financial Statements--(Continued)

  Information as at March 31, 1999 and for the six months ended March 31, 1999 and March 31, 1998 is unaudited
        (Amounts in thousands of U.S. dollars, except per share amounts)
1. Significant accounting policies (continued)

(k) Income taxes
    The Company recognizes and measures, as assets and liabilities, income taxes currently payable or recoverable as well as future taxes which will arise from the realization of assets or settlement of liabilities at their carrying amounts, which differ from their tax bases. Future tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which such temporary differences are expected to be recovered or settled.

(l) Comparative figures
    The Company's deficit has been restated for retroactive changes to capital assets and share capital as outlined in notes 4 and 7(b), respectively.

                                                                 Six Months
                                         Years Ended               Ended
                                        September 30,            March 31,
                                   --------------------------  ---------------
                                    1996      1997     1998     1998     1999
                                   -------  --------  -------  -------  ------
                                                                (unaudited)
     Deficit, beginning of period
      as previously reported...... $(2,083) $ (8,500) $(2,317) $(2,317) $3,194
     Adjustment of prior periods'
      earnings (note 4)...........    (183)     (488)    (732)    (732)      -
     Adjustment of prior periods'
      earnings (note 7(b))........  (4,224)   (4,745)  (4,847)  (4,847)      -
                                   -------  --------  -------  -------  ------
     Deficit, beginning of period
      as restated................. $(6,490) $(13,733) $(7,896) $(7,896) $3,194
                                   =======  ========  =======  =======  ======

    Certain comparative figures have been reclassified to conform with the basis of presentation adopted in the current period.

(m) Advertising costs
    The Company expenses advertising costs as incurred.

                               Creo Products Inc.
            Notes to Consolidated Financial Statements--(Continued)

  Information as at March 31, 1999 and for the six months ended March 31, 1999 and March 31, 1998 is unaudited
        (Amounts in thousands of U.S. dollars, except per share amounts)


2. Joint Venture

    Effective October 1, 1997, the Company entered into a 50% owned unincorporated joint venture with Heidelberger Druckmaschinen AG (Heidelberg) with respect to the design, manufacture and marketing of certain digital prepress equipment. The joint venture has no assets or liabilities. The consolidated financial statements include the following amounts representing the Company's proportionate share of the operations of the joint venture:

                                                 Years Ended      Six Months
                                                September 30,   Ended March 31,
                                              ----------------- ---------------
                                              1996 1997  1998    1998    1999
                                              ---- ---- ------- ------- -------
                                                                  (unaudited)
     Consolidated Statements of Operations
     Revenues................................ $  - $  - $35,542 $16,344 $27,140
     Cost of sales...........................    -    -  17,896   8,403  12,804
                                              ---- ---- ------- ------- -------
     Gross profit............................    -    -  17,646   7,941  14,336
     Research and development................    -    -   4,109   1,338   3,157
                                              ---- ---- ------- ------- -------
     Net income.............................. $  - $  - $13,537 $ 6,603 $11,179
                                              ==== ==== ======= ======= =======
                                                 Years Ended      Six Months
                                                September 30,   Ended March 31,
                                              ----------------- ---------------
                                              1996 1997  1998    1998    1999
                                              ---- ---- ------- ------- -------
                                                                  (unaudited)
     Consolidated Statements of Cash Flows
     Cash provided by operating activities... $  - $  - $13,537 $ 6,603 $11,179
                                              ==== ==== ======= ======= =======


3. Inventories

                                                      September 30,
                                                     ---------------  March 31,
                                                      1997    1998      1999
                                                     ------- ------- -----------
                                                                     (unaudited)
     Materials...................................... $12,227 $11,722   $11,343
     Work-in-progress...............................   7,505   7,240     8,111
     Finished goods.................................   4,581   6,189     7,607
                                                     ------- -------   -------
                                                     $24,313 $25,151   $27,061
                                                     ======= =======   =======

                               Creo Products Inc.
            Notes to Consolidated Financial Statements--(Continued)

  Information as at March 31, 1999 and for the six months ended March 31, 1999 and March 31, 1998 is unaudited
        (Amounts in thousands of U.S. dollars, except per share amounts)


4. Capital Assets

                                                   September 30,
                                                  -----------------   March 31,
                                                   1997      1998       1999
                                                  -------  --------  -----------
                                                                     (unaudited)
     Land........................................ $ 3,403  $  9,453   $  9,453
     Building....................................   4,643    11,934     12,393
     Building improvements.......................   3,939     5,268      6,281
     Equipment...................................   2,889     4,357      4,915
     Computer and demo equipment.................   7,795    10,994     13,101
     Computer software...........................   1,545     3,347      4,248
     Furniture and fixtures......................   2,278     2,716      3,263
                                                  -------  --------   --------
                                                   26,492    48,069     53,654
     Less: accumulated amortization..............  (9,744)  (13,923)   (16,439)
                                                  -------  --------   --------
     Net book value.............................. $16,748  $ 34,146   $ 37,215
                                                  =======  ========   ========

    During 1998, the Company retroactively adopted the straight-line method of amortizing its computer and demo equipment, which were previously amortized on a declining balance basis, in order to better reflect the utilization of the underlying assets.

    As a result of this change, retained earnings at October 1, 1995 have been reduced by $183, net of future income taxes of $117.

    The effect of this change on the six months ended March 31, 1999 is an increase in accumulated amortization of $nil (six months ended March 31, 1998 - $250; fiscal 1998 - $532; fiscal 1997 - $400; fiscal 1996 - $500)
  and a reduction in net earnings for the six months ended March 31, 1999 of $nil (six months ended March 31, 1998 - $150; fiscal 1998 - $325; fiscal
  1997 - $244; fiscal 1996 - $305), net of future income taxes of $nil (six months ended March 31, 1998 - $100; fiscal 1998 - $207; fiscal 1997 -$156;
  fiscal 1996 - $195).

5. Accounts payable and accrued liabilities

                                                   September 30,
                                                  -----------------   March 31,
                                                   1997      1998       1999
                                                  -------  --------  -----------
                                                                     (unaudited)
     Trade payables.............................. $ 9,033  $  7,561   $  7,739
     Wages and benefits..........................   3,420     6,118      6,216
     Retrofit liabilities........................   3,286     3,278      2,730
     Royalties...................................     922       921        796
                                                  -------  --------   --------
                                                  $16,661  $ 17,878   $ 17,481
                                                  =======  ========   ========

                               Creo Products Inc.
            Notes to Consolidated Financial Statements--(Continued)

  Information as at March 31, 1999 and for the six months ended March 31, 1999 and March 31, 1998 is unaudited
        (Amounts in thousands of U.S. dollars, except per share amounts)


6. Long-term debt

                                                      September 30,
                                                      --------------  March 31,
                                                       1997    1998     1999
                                                      ------- ------ -----------
                                                                     (unaudited)
     Western Economic Diversification
      Unsecured, interest-free loan repayable in
      quarterly installments of $250................  $   749 $    -   $    -
     Royal Bank of Canada
      First mortgage secured by properties in Delta
      and Burnaby, B.C. Interest at 8.05% per annum
      maturing February 4, 2002.....................    7,252  6,956    6,808
     Eastman Kodak Company
      Unsecured, interest-free loan repayable in
      installments on or before September 30, 2006..    3,635    647        -
                                                      ------- ------   ------
                                                       11,636  7,603    6,808
     Less: current portion..........................    4,680    943      296
                                                      ------- ------   ------
                                                      $ 6,956 $6,660   $6,512
                                                      ======= ======   ======

    As at March 31, 1999, minimum principal repayments of long-term debt in the next five fiscal years are approximately as follows (unaudited):

         1999............................................ $  148
         2000............................................    296
         2001............................................    296
         2002............................................  6,068
         2003............................................      -
                                                          ------
                                                          $6,808
                                                          ======

    The Company currently has $15 million available through a credit facility with Royal Bank of Canada at LIBOR plus 1% which has not been drawn upon at March 31, 1999.

    The Company has entered into an interest rate swap agreement with Royal Bank of Canada which converted the first mortgage floating rate debt at LIBOR plus 1.5% into debt which has a fixed rate of 8.05% until February 4, 2002. As at March 31, 1999, the swap has an estimated fair market value of $195 (fiscal 1998 - $341; fiscal 1997 - $78) in favor of Royal Bank of Canada.

    In the six months ended March 31, 1999, the Company incurred interest expense on long-term debt of $186 (six months ended March 31, 1998 - $270; fiscal 1998 - $525; fiscal 1997 - $408; fiscal 1996 - $416) which was charged to operations. In the six months ended March 31, 1999, the Company paid interest on long-term debt of $263 (six months ended March 31, 1998 -
   $274; fiscal 1998 - $605; fiscal 1997 - $338; fiscal 1996 - $416).

                               Creo Products Inc.
            Notes to Consolidated Financial Statements--(Continued)

  Information as at March 31, 1999 and for the six months ended March 31, 1999 and March 31, 1998 is unaudited
        (Amounts in thousands of U.S. dollars, except per share amounts)


7. Share capital

    A two-for-one share split of common shares took effect on May 4, 1999. All information relating to common shares reflects retroactively this share split.

  (a) Authorized
      The authorized capital of the Company consists of unlimited voting common shares without par value and an unlimited number of preferred shares issuable in series.

  (b) Issued and outstanding
      There have been no preferred shares issued. Common shares issued and outstanding are as follows:

                                                             Number of
                                                               Common   Stated
                                                               Shares   Values
                                                             ---------- -------
       Outstanding, September 30, 1995...................... 18,550,364 $13,576
        Issued as incentives to employees...................     98,166     521
        Issued for cash.....................................  2,962,962  19,918
                                                             ---------- -------
       Outstanding, September 30, 1996...................... 21,611,492  34,015
        Issued as incentives to employees...................     15,500     102
        Issued for cash.....................................  3,371,264  24,254
                                                             ---------- -------
       Outstanding, September 30, 1997...................... 24,998,256  58,371
        Issued as incentives to employees...................      6,208      78
        Issued for cash from share options..................     47,698     158
        Tax benefit of share issue costs....................          -     247
                                                             ---------- -------
       Outstanding, September 30, 1998...................... 25,052,162  58,854
        Issued for cash (unaudited).........................  2,962,962  20,000
        Issued for cash from share options (unaudited)......     12,730      63
                                                             ---------- -------
       Outstanding, March 31, 1999 (unaudited).............. 28,027,854 $78,917
                                                             ========== =======

      Prior to the 1998 fiscal year, no value was assigned to shares issued as incentives to employees for no cash consideration. In 1998, the Company retroactively valued such shares at their estimated fair value on the date of issue. As a result, the prior years' financial statements of the Company have been restated to include as compensation expense, the value of incentive shares issued in each year. The impact of the restatement is to decrease retained earnings and increase share capital as at October 1, 1995 by $4,224.

                               Creo Products Inc.
            Notes to Consolidated Financial Statements--(Continued)

  Information as at March 31, 1999 and for the six months ended March 31, 1999 and March 31, 1998 is unaudited
        (Amounts in thousands of U.S. dollars, except per share amounts)


7. Share capital (continued)

  (c) Share option plan
      The Company has reserved 8,000,000 shares under the 1996 Stock Option Plan. The plan provides for the granting of share options at the fair market value of the Company's shares at the grant date. Options generally vest immediately and have a five year term. Share option activity for fiscal years 1996, 1997 and 1998 and for the six months ended March 31, 1999 is presented below:

                                                                        Weighted
                                                             Number of  Average
                                                              Common    Exercise
                                                              Shares     Price
                                                             ---------  --------
       Outstanding, September 30, 1995......................         -       -
        Granted.............................................   789,608   $4.80
                                                             ---------
       Outstanding, September 30, 1996......................   789,608    4.80
        Granted............................................. 1,677,518    6.25
                                                             ---------
       Outstanding, September 30, 1997...................... 2,467,126    5.78
        Granted.............................................   832,744   11.29
        Exercised...........................................   (47,698)   3.12
                                                             ---------
       Outstanding, September 30, 1998...................... 3,252,172    7.23
        Granted (unaudited)................................. 1,355,790    9.10
        Exercised (unaudited)...............................   (12,730)   4.98
                                                             ---------
       Outstanding, March 31, 1999 (unaudited).............. 4,595,232    7.79
                                                             =========

                                                                       Number of
                                                                        Common
                                                                         Shares
                                                                       ---------
       Exercisable at:
        September 30, 1996............................................   676,022
        September 30, 1997............................................ 2,044,140
        September 30, 1998............................................ 2,957,406
        March 31, 1999 (unaudited).................................... 4,393,644

      The options outstanding at March 31, 1999 expire between May 31, 1999 and January 4, 2004.

      The exercise price of the share options granted during the six months ended March 31, 1999 equals the estimated fair value of the Company's common shares at the date of grant. This exercise price was determined by reference to an independent valuation performed near the date of the option grant which considered all available and relevant information about the Company. In determining the exercise price, the Company also considered the general business developments in the period since the valuation was completed.

                               Creo Products Inc.
            Notes to Consolidated Financial Statements--(Continued)

  Information as at March 31, 1999 and for the six months ended March 31, 1999 and March 31, 1998 is unaudited
        (Amounts in thousands of U.S. dollars, except per share amounts)


7. Share capital (continued)

      The following table summarizes information about the Company's share options outstanding at March 31, 1999 (unaudited):

                        Options Outstanding                          Options Exercisable
     ------------------------------------------------------------ --------------------------
                                             Weighted
                                  Number      Average   Weighted    Number
                               Outstanding   Remaining  Average  Exercisable     Weighted
                               at March 31, Contractual Exercise at March 31,    Average
     Range of Exercise Price       1999        Life      Price       1999     Exercise Price
     ------------------------  ------------ ----------- -------- ------------ --------------
     $ 2.48..................      89,584       1.3      $ 2.48      89,584       $ 2.48
     $ 2.49 - $ 5.00.........     863,708       1.8        4.80     863,708         4.80
     $ 5.01 - $ 7.50.........   1,495,238       3.0        6.63   1,323,238         6.63
     $ 7.51 - $10.00.........   1,363,438       4.8        9.11   1,341,418         9.11
     $10.01 - $12.50.........     783,264       3.8       11.60     775,696        11.60
                                ---------                         ---------
                                4,595,232       3.4        7.79   4,393,644         7.82
                                =========                         =========

  (d) Warrants
      The Company issued warrants to purchase 24,598 shares on or before June 2, 2002 as consideration for raising capital in 1997. The exercise price of each warrant is $9.38.

8. Research and development

                                       Years Ended            Six Months
                                      September 30,         Ended March 31,
                                 -------------------------  ----------------
                                  1996     1997     1998     1998     1999
                                 -------  -------  -------  -------  -------
                                                              (unaudited)
     Research and development
      expenses.................. $14,698  $14,877  $19,123  $ 8,962  $13,256
     Research and development
      funding
      Development contract
       revenue..................  (2,904)  (1,405)  (8,464)  (4,017)  (5,928)
      Investment tax credits....  (1,111)    (700)  (3,728)  (1,712)  (2,053)
                                 -------  -------  -------  -------  -------
     Research and development,
      net....................... $10,683  $12,772  $ 6,931  $ 3,233  $ 5,275
                                 =======  =======  =======  =======  =======

9. Income taxes

    Earnings (loss) before income taxes are as follows:

                                                                   Six Months
                                              Years Ended            Ended
                                             September 30,         March 31,
                                         ----------------------- --------------
                                          1996     1997   1998    1998   1999
                                         -------  ------ ------- ------ -------
                                                                  (unaudited)
     Canada............................. $(4,958) $7,010 $12,891 $5,934 $10,966
     Foreign............................  (2,397)  1,325   4,875  2,114   2,156
                                         -------  ------ ------- ------ -------
     Total.............................. $(7,355) $8,335 $17,766 $8,048 $13,122
                                         =======  ====== ======= ====== =======

                               Creo Products Inc.
            Notes to Consolidated Financial Statements--(Continued)

  Information as at March 31, 1999 and for the six months ended March 31, 1999 and March 31, 1998 is unaudited
        (Amounts in thousands of U.S. dollars, except per share amounts)


9. Income taxes (continued)

    The provision for (recovery of) income taxes consists of the following:

                                                                  Six Months
                                           Years Ended              Ended
                                          September 30,           March 31,
                                       -----------------------  ---------------
                                        1996     1997    1998    1998    1999
                                       ------   ------  ------  ------  -------
                                                                 (unaudited)
     Current:
     Canada..........................  $   69   $1,375  $5,369  $2,844  $ 4,913
     Foreign.........................      14    1,503     528     177      785
                                       ------   ------  ------  ------  -------
     Total current...................  $   83   $2,878  $5,897  $3,021  $ 5,698
                                       ------   ------  ------  ------  -------
     Future:
     Canada..........................  $ (179)  $  (21) $1,071  $  (86) $  (219)
     Foreign.........................     (16)    (359)   (292)    (13)      12
                                       ------   ------  ------  ------  -------
     Total future....................  $ (195)  $ (380) $  779  $  (99) $  (207)
                                       ------   ------  ------  ------  -------
     Total income tax provision......  $ (112)  $2,498  $6,676  $2,922  $ 5,491
                                       ======   ======  ======  ======  =======

    Income tax rate:

                                                                  Six Months
                                           Years Ended              Ended
                                          September 30,           March 31,
                                       -----------------------  ---------------
                                        1996     1997    1998    1998    1999
                                       ------   ------  ------  ------  -------
                                                                 (unaudited)
     Combined Canadian
      federal/provincial tax rate....    45.6%    45.6%   45.6%   45.6%    45.6%
     Increased (reduced) by:
      Manufacturing and processing
       credits.......................       -     (1.3)   (5.4)   (5.9)    (5.8)
      Foreign exchange translation
       not deducted for tax..........       -        -     6.5     4.6      1.1
      Foreign losses (utilized) not
       recognized....................   (17.2)     7.3    (6.5)   (4.0)       -
      Future income tax assets not
       recognized....................   (26.6)   (21.6)      -       -        -
      Foreign tax rate reduction.....      -      (2.7)   (1.8)   (2.5)    (1.0)
      Other..........................    (3.3)     2.7    (0.8)   (1.5)     1.9
                                       ------   ------  ------  ------  -------
     Effective rate..................    (1.5)%   30.0%   37.6%   36.3%    41.8%
                                       ======   ======  ======  ======  =======

    Temporary differences that give rise to the net future income tax benefit are as follows:

                                          September 30,           March 31,
                                       -----------------------  ---------------
                                        1996     1997    1998    1998    1999
                                       ------   ------  ------  ------  -------
                                                                 (unaudited)
     Current future income tax
      benefit:
      Investment tax credit revenue..  $    -   $ (329) $ (998) $ (575) $(1,266)
      Revenue recognition............       -      134      31      78      733
      Retrofit liability and other...       -      899     933   1,521      933
                                       ------   ------  ------  ------  -------
     Total current future income
      tax............................  $    -   $  704  $  (34) $1,024  $   400
                                       ======   ======  ======  ======  =======

                               Creo Products Inc.
            Notes to Consolidated Financial Statements--(Continued)

  Information as at March 31, 1999 and for the six months ended March 31, 1999 and March 31, 1998 is unaudited
        (Amounts in thousands of U.S. dollars, except per share amounts)


9. Income taxes (continued)

                                              September 30,       March 31,
                                            -------------------  ------------
                                            1996  1997    1998   1998   1999
                                            ---- -------  -----  -----  -----
                                                                 (unaudited)
     Long-term future income tax benefit:
      Capital assets....................... $312 $   (12) $(412) $(233) $(583)
      Financing costs......................   -       -     359     -     303
      Operating losses.....................   -    1,500     -      -      -
      Valuation allowance
      Canada...............................   -       -      -      -      -
      Foreign..............................   -   (1,500)    -      -      -
                                            ---- -------  -----  -----  -----
     Total long-term future income tax..... $312 $   (12) $ (53) $(233) $(280)
                                            ==== =======  =====  =====  =====
     Net future income tax benefit......... $312 $   692  $ (87) $ 791  $ 120
                                            ==== =======  =====  =====  =====

    In the six months ended March 31, 1999, the Company paid income taxes of $1,980 (six months ended March 31, 1998 - $975; fiscal 1998 - $1,683;
  fiscal 1997 - $270; fiscal 1996 - $115).

    As at March 31, 1999, the Company has unused investment tax credits totaling approximately $5,100 available to reduce future Canadian federal income taxes. These tax credits expire in varying amounts to 2009.

10. Earnings per common share

    Basic earnings per common share is calculated by dividing the earnings for the period by the weighted average number of common shares outstanding during the period: six months ended March 31, 1999 - 27,275,538 (six months ended March 31, 1998 - 24,998,256; fiscal 1998 - 25,024,788; fiscal 1997 -
  22,769,212; fiscal 1996 - 21,209,172).

    Fully diluted earnings per share is based on the assumptions that all outstanding options and warrants in note 7 were exercised at the beginning of the period and that the funds derived therefrom had been invested to produce an annual return of 3%, after income taxes, for the six months ended March 31, 1999 (six months ended March 31, 1998 - 4%; fiscal 1999 -
   3%; fiscal 1998 - 4%; fiscal 1997 - 3%). The amounts of income imputed, after income taxes, were $619 for the six months ended March 31, 1999
  (six months ended March 31, 1998 - $668; fiscal 1998 - $1,329; fiscal
  1997 - $1,559). Fully diluted net loss per share for the 1996 fiscal year is not shown as it would be anti-dilutive.

11. Financial instruments

    The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to their short-term maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its long-term debt approximates fair value. The fair value of the interest rate swap is disclosed in Note 6.

    Significant amounts of the Company's expenditures are denominated in Canadian dollars. Fluctuations in the exchange rate between Canadian and U.S. dollars could have a material effect on the Company's business, financial condition and results of operations. The Company has not entered into foreign currency contracts or other instruments to mitigate this risk.

                               Creo Products Inc.
            Notes to Consolidated Financial Statements--(Continued)

  Information as at March 31, 1999 and for the six months ended March 31, 1999 and March 31, 1998 is unaudited
        (Amounts in thousands of U.S. dollars, except per share amounts)


11. Financial instruments (continued)

    Financial instruments that potentially subject the Company to concentrations of credit risk are primarily accounts receivable (note 13). The Company performs ongoing credit evaluations of its customers' financial conditions and requires letters of credit or other guarantees whenever deemed necessary.

12. Commitments and contingencies

    The Company is party to certain operating leases under which the future minimum lease payments as at March 31, 1999 are approximately as follows (unaudited):

             1999.............................. $  752
             2000..............................  1,098
             2001..............................    640
             2002..............................    462
             2003..............................    263
             Thereafter........................    270
                                                ------
                                                $3,485
                                                ======

    Total rent expense for the six months ended March 31, 1999 was $736 (six months ended March 31, 1998 - $408; fiscal 1998 - $843; fiscal 1997 - $803;
  fiscal 1996 - $425).

    The Company has letters of guarantee with the Royal Bank of Canada totaling $750 expiring in March 2000.

    Year 2000 issues arise because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems, which use certain dates in 1999 to represent something other than a date. The effects of year 2000 issues may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure, which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of year 2000 issues affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

                               Creo Products Inc.
            Notes to Consolidated Financial Statements--(Continued)

  Information as at March 31, 1999 and for the six months ended March 31, 1999 and March 31, 1998 is unaudited
        (Amounts in thousands of U.S. dollars, except per share amounts)


13. Segmented financial information

    The Company operates in a single reportable operating segment relating to digital prepress equipment. The Company generated revenue from the development and sale of digital prepress equipment to customers in the following geographic segments:

                                                                   Six Months
                                      Years Ended September 30,  Ended March 31,
                                      -------------------------- ---------------
                                        1996     1997     1998    1998    1999
                                      -------- -------- -------- ------- -------
                                                                   (unaudited)
     Canada.......................... $  1,810 $  3,134 $  3,193 $   591 $ 1,820
     U.S. ...........................   32,715   62,441   71,927  35,942  50,544
     Europe..........................    4,501   15,718   41,655  15,547  22,140
     Japan...........................    7,020    9,936    5,316   2,786   1,100
     Other...........................    1,892    4,354    6,757   4,383   2,453
                                      -------- -------- -------- ------- -------
                                      $ 47,938 $ 95,583 $128,848 $59,249 $78,057
                                      ======== ======== ======== ======= =======

    There were no customers representing 10% or more of total revenue in the six months ended March 31, 1999, the six months ended March 31, 1998, or the 1998 fiscal year. There was one customer in 1997 representing approximately 10% of total revenue. In the 1996 fiscal year, there were four customers representing approximately 51% (18%, 12%, 11% and 10% individually) of total revenue.

    The Company has capital assets located in:

                                                      September 30,
                                                     ---------------  March 31,
                                                      1997    1998      1999
                                                     ------- ------- -----------
                                                                     (unaudited)
       Canada....................................... $14,883 $31,914   $34,820
       Other........................................   1,865   2,232     2,395
                                                     ------- -------   -------
                                                     $16,748 $34,146   $37,215
                                                     ======= =======   =======

14. Differences between Canadian and United States accounting principles and practices

    The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (Canadian GAAP) which differ in certain respects from those principles and practices that the Company would have followed had its consolidated financial statement been prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP).

  (a) Change in accounting policy

    Under U.S. GAAP, the change in accounting policy described in note 4, relating to amortization of capital assets, would be accounted for prospectively from October 1, 1997 and the cumulative effect of the change would be disclosed as a separate item in the determination of net earnings. The Company's accounting policy of using the straight line method of amortization over 3 years for computer and demo equipment instead of the declining balance at 30% per year has resulted in lower net income because the straight line method results in three equal annual amortization charges of 33 1/3% each, while the declining balance method results in an amortization charge of 30% of the net book value of the asset in each year.

                               Creo Products Inc.
            Notes to Consolidated Financial Statements--(Continued)

  Information as at March 31, 1999 and for the six months ended March 31, 1999 and March 31, 1998 is unaudited
        (Amounts in thousands of U.S. dollars, except per share amounts)

14. Differences between Canadian and United States accounting principles and practices (continued)

    As a result, in the first year of an asset acquisition, amortization from an acquired asset will be higher under the straight line method of amortization over 3 years as compared to the declining balance at 30% per year.

    Since the change disclosed in note 7(b), relating to the issuance of incentive shares, results in consistency between Canadian GAAP and U.S. GAAP, no adjustment is required for purposes of this reconciliation. There is no authoritative literature in Canada that specifies GAAP for the accounting for incentive shares issued to employees. In practice, this has resulted in the development of two alternatives. They are the assignment of value to these shares or of no value to these shares. The Company concluded in 1998 that a change to the policy described in note 7(b) would be preferable.

    The effect of these differences would be:

                                          Years Ended             Six Months
                                         September 30,          Ended March 31,
                                    --------------------------  ----------------
                                      1996     1997     1998     1998     1999
                                    --------  -------  -------  -------  -------
                                                                  (unaudited)
     Net earnings (loss) under
      Canadian GAAP...............  $ (7,243) $ 5,837  $11,090  $ 5,126  $ 7,631
     Reverse retroactive impact of
      change in accounting
      policy......................       305      244        -        -        -
                                    --------  -------  -------  -------  -------
     Earnings (loss) before
      cumulative effect of change
      in accounting policy under
      U.S. GAAP...................    (6,938)   6,081   11,090    5,126    7,631
     Cumulative effect of change
      in accounting policy........         -        -     (732)    (732)       -
                                    --------  -------  -------  -------  -------
     Net earnings (loss) under
      U.S. GAAP...................    (6,938)   6,081   10,358    4,394    7,631
     Retained earnings (deficit),
      beginning of year under U.S.
      GAAP........................    (6,307) (13,245)  (7,164)  (7,164)   3,194
                                    --------  -------  -------  -------  -------
     Retained earnings (deficit),
      end of year under U.S.
      GAAP........................  $(13,245) $(7,164) $ 3,194  $(2,770) $10,825
                                    ========  =======  =======  =======  =======
     Earnings (loss) per share
      Basic earnings per share....  $  (0.33) $  0.27  $  0.41  $  0.18  $  0.28
                                    ========  =======  =======  =======  =======
      Diluted earnings per share..  $  (0.33) $  0.25  $  0.38  $  0.16  $  0.27
                                    ========  =======  =======  =======  =======

    The cumulative effect of the change in accounting policy reduced basic earnings per share for the six months ended March 31, 1998 by $0.03 (fiscal 1998--$0.03) and diluted earnings per share for the six months ended March 31, 1998 by $0.03 (fiscal 1998--$0.03).

    Comprehensive earnings (loss) is the same as net earnings (loss) under U.S. GAAP for all periods presented.

                               Creo Products Inc.
            Notes to Consolidated Financial Statements--(Continued)

  Information as at March 31, 1999 and for the six months ended March 31, 1999 and March 31, 1998 is unaudited
        (Amounts in thousands of U.S. dollars, except per share amounts)

14. Differences between Canadian and United States accounting principles and practices (continued)

    A reconciliation of retained earnings under Canadian GAAP to retained earnings under U.S. GAAP is as follows:

                                                      September 30
                                                      --------------  March 31,
                                                       1997    1998     1999
                                                      ------  ------ -----------
                                                                     (unaudited)
     Retained earnings under Canadian GAAP...........  7,896   3,194   10,825
     Impact of change in amortization policy.........   (732)      -        -
                                                      ------  ------   ------
     Retained earnings under U.S. GAAP...............  7,164   3,194   10,825
                                                      ======  ======   ======

  (b) Earnings per share
    During 1997, the Company adopted Statement of Financial Accounting Standard No. 128 (FAS 128), Earnings Per Share for U.S. GAAP purposes. Diluted earnings per share under U.S. GAAP is based on the weighted average number of Common Shares outstanding which considers the dilutive effect of share options and warrants by applying the Treasury Stock method.

    Under Canadian GAAP, net income is adjusted for the impact of fully diluted earnings per share by adding to net income the impact of imputed income that is assumed to result from earnings on the proceeds from the exercise of outstanding options and warrants. Under U.S. GAAP, no such adjustment is made to net income in calculating diluted earnings per share. In addition, under U.S. GAAP, for purposes of determining the weighted average number of shares outstanding in this calculation the proceeds deemed to be received on exercise of outstanding dilutive securities are considered to be applied towards the repurchase of issued common shares.

    The following weighted average number of shares was used for the computation of diluted earnings per share.

                                                                  Six Months Ended
                                  Years Ended September 30,           March 31,
                               -------------------------------- ---------------------
                                  1996       1997       1998       1998       1999
                               ---------- ---------- ---------- ---------- ----------
                                                                     (unaudited)
     Weighted average shares
      used in computation of
      basic earnings per
      share..................  21,209,172 22,769,212 25,024,788 24,998,256 27,275,538
     Weighted average shares
      from assumed conversion
      of dilutive options....           -  1,422,132  2,011,202  2,425,437    791,297
                               ---------- ---------- ---------- ---------- ----------
     Weighted average shares
      used in computation of
      diluted earnings per
      share..................  21,209,172 24,191,344 27,035,990 27,423,693 28,066,835
                               ========== ========== ========== ========== ==========

  (c) Statement of cash flows
    Under U.S. GAAP, no subtotal would be provided in the operating section of the statement of cash flows.

                               Creo Products Inc.
            Notes to Consolidated Financial Statements--(Continued)

  Information as at March 31, 1999 and for the six months ended March 31, 1999 and March 31, 1998 is unaudited
        (Amounts in thousands of U.S. dollars, except per share amounts)

14. Differences between Canadian and United States accounting principles and practices (continued)

  (d) Impairment of long-lived assets
    Under Canadian GAAP, an impairment loss is calculated as the amount by which the carrying amount of the asset exceeds the undiscounted estimate of future cash flows from the asset. Under U.S. GAAP, an impairment loss is calculated as the amount by which the carrying amount of the asset exceeds the fair value of the asset. To March 31, 1999, no impairment losses have been recorded under Canadian and U.S. GAAP and, accordingly, no material differences due to these policies have arisen.

  (e) Joint venture
    The accounts of the Company's joint venture investment were proportionately consolidated (see note 2). Under U.S. GAAP, proportionate consolidation is not permitted. However, under rules promulgated by the United States Securities and Exchange Commission (SEC), a foreign registrant may, subject to the provision of additional information which is set out in Note 2, continue to apply proportionate consolidation for purposes of registration and other filings, notwithstanding the departure from U.S. GAAP. Accordingly, the financial statements have not been adjusted to restate the accounting under U.S. GAAP.

    Under U.S. GAAP, unincorporated joint ventures would be accounted for under the equity method of accounting. The Company believes that it can rely on the relief granted by the SEC from the application of U.S. GAAP for joint ventures. The Company believes that the joint venture with Heidelberg is an operating joint venture since it has a substantive existence through a contractual arrangement which involves joint decision making, the allocation of calculated profits and losses for the joint venture in accordance with the joint ownership percentages, and a lack of limitation on either party's exposure to the risks and rewards of ownership, and it operates through separate sales, management, customer and product systems.

  (f) Stock based compensation
    The Company has elected to continue to apply the guidance set out in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee share options. Under APB 25, because the exercise price of the Company's employee share option equals the estimated fair value of the underlying share on the date of grant, no compensation cost is recognized.

    Pro forma information regarding net earnings (loss) and earnings (loss) per share is required by Statement of Financial Accounting Standards No. 123 (FAS 123), Accounting for Stock-Based Compensation, for U.S. GAAP. Had compensation cost for the Company's share option plan been determined based on the fair value at the grant date for awards under those plans consistent with the measurement provisions of FAS 123, the Company's net earnings
  (loss) and earnings (loss) per share under U.S. GAAP would have been adjusted as follows:

                                           Years Ended          Six Months
                                          September 30,       Ended March 31,
                                     ------------------------ ----------------
                                      1996     1997    1998    1998     1999
                                     -------  ------- ------- -------  -------
                                                                (unaudited)
     Net earnings (loss) - pro
      forma......................... $(8,901) $ 1,246 $ 4,906 $  (805) $ 1,206
     Basic earnings (loss) per
      share - pro forma............. $ (0.42) $  0.05 $  0.20 $ (0.03) $  0.04
     Diluted earnings (loss) per
      share - pro forma............. $ (0.42) $  0.05 $  0.18 $ (0.03) $  0.04

                               Creo Products Inc.
            Notes to Consolidated Financial Statements--(Continued)

  Information as at March 31, 1999 and for the six months ended March 31, 1999 and March 31, 1998 is unaudited
        (Amounts in thousands of U.S. dollars, except per share amounts)

14. Differences between Canadian and United States accounting principles and practices (continued)

    Pro forma amounts reflect options granted after the 1995 fiscal year.

    The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option valuation model with the following assumptions:

                                              Years Ended         Six Months
                                             September 30,      Ended March 31,
                                        ----------------------- ---------------
                                         1996    1997    1998    1998    1999
                                        ------- ------- ------- ------- -------
                                                                  (unaudited)
     Expected dividend yield...........      0%      0%      0%      0%      0%
     Expected stock price volatility...    45      51      50      50      49
     Risk-free interest rate...........    7.8%    5.0%    5.5%    5.5%    6.0%
     Expected life of options.......... 5 years 5 years 5 years 5 years 5 years

    The fair value of the options granted is $6,425 for the six months ended March 31, 1999 (six months ended March 31, 1998 - $5,199; fiscal 1998 -
   $5,452; fiscal 1997 - $4,835; fiscal 1996 - $1,963;).

    For purposes of pro-forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period on a straight-line basis.

  (g) Supplementary information: allowance for doubtful accounts
    Accounts receivable are disclosed net of allowance for doubtful accounts as follows:

                                            Years Ended      Six Months Ended
                                           September 30,         March 31,
                                        -------------------- -------------------
                                         1996   1997   1998    1998       1999
                                        ------ ------ ------ --------   --------
                                                                (unaudited)
     Charged to expenses...............  $ 1    $426   $ 51  $    (45)   $    25
     Balance, end of period............  $50    $391   $180  $    365    $   362

15. Subsequent event (unaudited)

    The Company has filed a preliminary prospectus and a Registration Statement on Form F-1 with securities regulatory authorities in the provinces of British Columbia, Manitoba and Ontario, Canada and the United States, respectively, relating to an issue and sale of the Company's common shares.

[Description of Inside Back Cover]

     The top half of the inside back cover features a large circle encapsulating a smaller circle and three photos of groups of people. A pair of lines forming cross-hares divides the circles at an angle and extends to divide the page. Below and curving around the bottom portion of the large circle runs a caption reading "The Creo team is a diverse and highly skilled group, drawn together by a common passion for technological innovation and a shared focus on customer success." Below the caption five lines of horizontal text read, "We believe Creo has the most knowledgeable and experienced CTP customer support organization in the industry. Our people are committed to building Creo's reputation as an industry leader that puts customers first." Centered near the bottom of the page is the CREO logo.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                5,000,000 Shares

                               Creo Products Inc.

                                 Common Shares

                          [LOGO OF CREO PRODUCTS INC.]

                                   --------

                                   PROSPECTUS

                                       , 1999

                                   --------

                              Salomon Smith Barney

                              Merrill Lynch & Co.

                      RBC Dominion Securities Corporation

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table lists all expenses, other than the underwriting discounts and commissions, payable by Creo in connection with the sale of the common shares being registered. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

     SEC Registration Fee............................................. $ 23,978
     NASD Filing Fee..................................................    9,125
     Nasdaq National Market Listing Fee...............................   95,000
     The Toronto Stock Exchange Listing Fee...........................   45,000
     Blue Sky Qualification Fees and Expenses.........................    5,000
     Printing and Engraving Expenses..................................  150,000
     Legal Fees and Expenses..........................................  350,000
     Accounting Fees and Expenses.....................................  125,000
     Transfer Agent and Registrar Fees................................   20,000
     Miscellaneous....................................................   26,897
                                                                       --------
       Total.......................................................... $850,000
                                                                       ========

Item 14. Indemnification of Directors and Officers

  Section 124 of the Canada Business Corporations Act provides as follows:

(1) Indemnification. Except with respect to an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him with respect to any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if

    (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

    (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

(2) Indemnification in derivative actions. A corporation may with the approval of a court indemnify a person referred to in sub-section (1) with respect to an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfils the conditions set out in paragraphs (1)(a) and (b).

(3) Indemnity as of right. Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation with respect to all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity:

      (a) was substantially successful on the merits in his defence of the action or proceeding; and

      (b) fulfils the conditions set out in paragraphs (1)(a) and (b).

(4) Directors' and officers' insurance. A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection
    (1) against any liability incurred by him

      (a) in his capacity as a director or officer of the corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

      (b) in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the corporation's request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) Application to court. A corporation or a person referred to in subsection
    (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

(6) Notice to director. An applicant under subsection (5) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

(7) Other notice. On an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

    Section 7.02 of Bylaw No. 1 of Creo provide as follows:

      7.02. Indemnity. Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate), and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by him with respect to any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if

      (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

      (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

  Creo carries liability insurance which provides for coverage for officers and directors of Creo and its subsidiaries, after subtracting required deductibles.

  On various dates in 1998 and 1999, Creo entered into indemnification agreements with its directors and officers providing for limitations on a director's and officer's liability for judgments, settlements, penalties, fines, and expenses of defense (including attorneys' fees, bonds and costs of investigation) arising out of or in any way related to acts of omissions as a director or an officer, or in any other capacity in which services are rendered to Creo. Creo believes its indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and officers. The agreements provide that a director or officer is not entitled to indemnification under these agreements if

  .the director or officer is not relieved of liability under applicable law,

  .for violations of certain securities laws, or

  .for certain claims initiated by the officer or director. In addition, indemnification may not be available to directors or officers under Canadian law if any act or omission by a director or officer amounted to a failure to act honestly and in good faith with a view to the best interests of Creo and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if the director or officer did not have reasonable grounds for believing that his conduct was lawful. Due to the lack of applicable case law, it is not clear whether indemnification is available in the case of a breach of securities laws of the United States.

  Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the United States Securities and Exchange Commission this indemnification is against the public policy position a expressed by the Securities Act and therefore is unenforceable.

Item 15. Recent Sales of Unregistered Securities

  The following is a summary of transactions by Creo involving sales of the Creo's securities that were not registered under the Securities Act during the last three years preceding the date of this registration statement:

  (a) Between January 6, 1996 and November 21, 1997, Creo issued 18,826 common shares to 7 U.S. residents and 133,878 common shares to 36 non-U.S. residents at a price of C$0.0005 per share. These shares were issued in consideration of these individuals' services to Creo.

  (b) On May 29, 1997, Creo issued 2,668,802 common shares to 27 U.S. residents and 664,532 common shares to 15 non-U.S. residents at a price of $7.50 per share.

  (c) Between January 1, 1998 and the date of this registration statement, 8 U.S. residents have exercised options to purchase 2,963,572 common shares and 26 non-U.S. residents have exercised options to purchase 104,146 common shares, at prices ranging from C$3.75 to C$17.50 per share.

  (d) On November 20, 1998, entities affiliated with The Goldman Sachs group, Inc. exercised warrants to purchase 2,962,962 common shares at an exercise price of $6.75 per share.

  The issuances to U.S. residents described in Items 15(a) and 15(b) were exempt from registration under the Securities Act in reliance on Section 4(2) under the U.S. Securities Act as transactions by an issuer not involving a public offering. The issuances to U.S. residents described in Item 15(c) were exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act in that they were offered or sold either pursuant to a written contract relating to compensation. In addition, the issuances were exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The issuances described in Item 15(d) were exempt from registration under the Securities Act as transactions by an issuer not involving a public offering. Each of the securities listed above but not otherwise described in this paragraph was sold to persons who were neither nationals nor residents of the United States and no facilities or instrumentalities of U.S. interstate commerce were used in connection with any offer or sale of the securities listed above but not described in this paragraph.

Item 16. Exhibits and Financial Statement Schedules

(a)Exhibits

   *1.1 Form of Underwriting Agreement
   *3.1 Certificate of Incorporation of the Registrant, as Amended
   *3.2 By-laws of the Registrant and Amendments to the By-laws of the
        Registrant
   *4.1 Form of Stock Certificate
   *5.1 Opinion and Consent of Getz Prince Wells
   *8.1 Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional
        Corporation
   *8.2 Tax Opinion of Thorsteinssons, Tax Lawyers

   *10.1 Agreement dated as at May 4, 1998, between Creo and Heidelberger
         Druckmaschinen AG
   *10.2 Form of Indemnification Agreement between Creo and each of its directors and officers
   *10.3 1996 Stock Option Plan and form of Notice of Stock Option Grant and
         Option Agreement thereunder (for U.S. and Canadian employees)
   *10.4 Shareholders Agreement dated as at April 24, 1994, between Creo and certain shareholders, with amendments dated as at November 21, 1994;
         June 30, 1995; November 2, 1995; March 22, 1996; June 1, 1997
   *10.5 Profit Sharing Plan
   *10.6 Form of Management Non-Compete Agreement between Creo and N. David
         Brown, Mark Dance, Daniel Gelbart, Thomas Kordyback and Amos Michelson
   *11.1 Statement Regarding Computation of Per Share Earnings
   *21.1 Subsidiaries of the Company
   +23.1 Consent of KPMG LLP, Chartered Accountants
   +23.2 Consent of Price Waterhouse, Chartered Accountants
   *23.3 Consent of Getz Prince Wells
   *23.4 Consent of Thorsteinssons, Tax Lawyers
   *23.5 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
   *24.1 Power of Attorney

--------
+  Filed herewith.
*  Previously filed.

(b)Financial Statement Schedules

  Schedules have been omitted because the information required to be provided is not applicable or is shown in the Consolidated Financial Statements or the Notes.

Item 17. Undertakings

  (a) The Registrant undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (Securities Act) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy position as expressed by the Securities act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c)  The undersigned Registrant undertakes that:

     (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Creo pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as at the time it was declared effective; and

     (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at the time shall be deemed to be the initial bona fide offering of the securities.

                                   SIGNATURES

  Pursuant to the requirements of the U.S. Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 4 to its registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnaby, Province of British Columbia, on the 26th day of July, 1999.

                                          CREO PRODUCTS INC.

                                             /s/ THOMAS A. KORDYBACK
                                          By __________________________________
                                             Thomas A. Kordyback
                                             Chief Financial Officer

  Pursuant to the requirements of the U.S. Securities Act, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated:

 Signature                    Title                           Date
 ---------                    -----                           ----

 * AMOS MICHELSON             Chief Executive Officer and
 ---------------------------- Director                        July 26, 1999
 Amos Michelson               (Principal Executive Officer)

 /s/ THOMAS A. KORDYBACK      Vice President, Finance,        July 26, 1999
 ---------------------------- Chief Financial Officer and
 Thomas A. Kordyback          Secretary (Principal
                              Financial and Accounting
                              Officer)

 * DANIEL GELBART             President and Director          July 26, 1999
 ----------------------------
 Daniel Gelbart

 * RAPHAEL H. AMIT            Chair of the Board and          July 26, 1999
 ---------------------------- Director
 Raphael H. Amit

 * DAVID A. BENNETT           Director                        July 26, 1999
 ----------------------------
 David A. Bennett

 * THOMAS D. BERMAN           Director                        July 26, 1999
 ----------------------------
 Thomas D. Berman

 * JOHN J. BU                 Authorized Representative in    July 26, 1999
 ---------------------------- the United States, Director
 John J. Bu

 * DOUGLAS H. RICHARDSON      Director                        July 26, 1999
 ----------------------------
 Douglas H. Richardson

 * KENNETH A. SPENCER         Director                        July 26, 1999
 ----------------------------
 Kenneth A. Spencer

 *By: /s/ THOMAS A. KORDYBACK
 ----------------------------
    Thomas A. Kordyback
    (Attorney-in-fact)

                                 EXHIBIT INDEX

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number                        Description                             Page
 -------                       -----------                         ------------
   *1.1  Form of Underwriting Agreement

   *3.1 Certificate of Incorporation of the Registrant, as Amended

   *3.2 By-laws of the Registrant and Amendments to the By-Laws of the Registrant

   *4.1  Form of Stock Certificate

   *5.1  Opinion and Consent of Getz Prince Wells

   *8.1  Tax Opinion of Wilson Sonsini Goodrich & Rosati,
         Professional Corporation

   *8.2  Tax Opinion of Thorsteinssons, Tax Lawyers

  *10.1  Agreement dated as at May 4, 1998, between Creo and
         Heidelberger Druckmaschinen AG

  *10.2 Form of Indemnification Agreement between Creo and each of its directors and officers

  *10.3  1996 Stock Option Plan and form of Notice of Stock
         Option Grant and Option Agreement thereunder (for U.S.
         and Canadian employees)

  *10.4 Shareholders Agreement dated as at April 24, 1994, between Creo and certain shareholders, with amendments dated as at November 21, 1994; June 30, 1995; November
         2, 1995; March 22, 1996; June 1, 1997

  *10.5  Profit Sharing Plan

  *10.6 Form of Management Non-Compete Agreement between Creo and N. David Brown, Mark Dance, Daniel Gelbart, Thomas
         Kordyback and Amos Michelson

  *11.1  Statement Regarding Computation of Per Share Earnings

  *21.1  Subsidiaries of the Company

  +23.1  Consent of KPMG LLP, Chartered Accountants

  +23.2  Consent of Price Waterhouse, Chartered Accountants

  *23.3  Consent of Getz Prince Wells

  *23.4  Consent of Thorsteinssons, Tax Lawyers

  *23.5  Consent of Wilson Sonsini Goodrich & Rosati,
         Professional Corporation

  *24.1  Power of Attorney

--------
+  Filed herewith.
*  Previously filed.